SUPPLEMENT TO	Filed Pursuant to Rule 424(b)(3)
PROXY STATEMENT/PROSPECTUS	Registration No. 333-229899

CLARIVATE ANALYTICS PLC

(incorporated in Jersey, Channel Islands)

Clarivate Analytics Plc (“Clarivate”) previously registered with the U.S. Securities and Exchange Commission (the “SEC”) ordinary shares issuable in exchange for shares of common stock issuable upon exercise of outstanding warrants of Churchill Capital Corp (“Churchill”), including warrants underlying units of Churchill. Under their terms, each warrant automatically entitles the holder to purchase one ordinary share of Clarivate in lieu of one share of Churchill common stock. Clarivate previously filed with the SEC a Proxy Statement/Prospectus dated as of April 26, 2019 (the “Prospectus”) relating to the ordinary shares issuable upon exercise of the warrants. This Supplement, which includes unaudited interim financial information contained in Reports on Form 6-K previously furnished by Clarivate to the SEC, updates the information contained in the Prospectus and should be read together with the information in the Prospectus. The updates contained in this Supplement supersede any conflicting information contained in the Prospectus.

Clarivate’s ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “CCC.” On December 16, 2019, the last reported sale price of the ordinary shares on the NYSE was $16.76.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in Clarivate’s ordinary shares involves risks. See “Risk Factors” beginning on page 32 of the Prospectus.

The date of this Supplement to Proxy Statement/Prospectus is December 17, 2019.

INDEX TO FINANCIAL STATEMENTS

Page
Quarterly report of Clarivate Analytics Plc as of and for the three and nine months ended September 30, 2019	F-2
Quarterly report of Clarivate Analytics Plc as of and for the three and six months ended June 30, 2019	F-62
Clarivate Analytics Plc Unaudited Pro Forma Condensed Combined Financial Information as of and for the six months ended June 30, 2019 and the year ended December 31, 2018	F-113
Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited) Consolidated Financial Statements for the years ended December 31, 2018 and 2017	F-122

CLARIVATE ANALYTICS PLC

Quarterly Report

As of and for the three and nine months ended September 30, 2019

General Overview

Introductory Note

In this report ("Report"), unless otherwise indicated or the context otherwise requires, the terms “the Company,” “us,” “we,” and “our” refer to Clarivate Analytics Plc. The Company was registered on January 7, 2019 and is organized under the laws of Jersey, Channel Islands, and was created to be the holding company of Camelot Holdings (Jersey) Limited and its subsidiaries. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR.

In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, collectively, the “Merger Agreement”) by and among Churchill Capital Corp, a Delaware corporation (“Churchill”), the Company, CCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), Camelot Merger Sub (Jersey) Limited, a private limited company organized under the laws of Jersey, Channel Islands and wholly owned subsidiary of the Company (“Jersey Merger Sub”), among other things, provided for (i) Jersey Merger Sub to be merged with and into the Company being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this Report, we sometimes refer to the Transactions as the "business combination." Following the consummation of the Transactions, the ordinary shares and warrants of the Company began trading on the New York Stock Exchange ("NYSE") and the NYSE American, respectively, under the symbols "CCC" and "CCC.W", respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the benefits and synergies of the Transactions, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•      the Company’s ability to compete in the highly competitive markets in which it operates, and potential adverse effects of this competition;

•      the Company’s ability to maintain revenues if its products and services do not achieve and maintain broad market acceptance, or if it is unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements;

•      uncertainty, downturns and changes in the markets the Company serves;

•      the Company’s ability to achieve all expected benefits from the items reflected in the adjustments included in Standalone Adjusted EBITDA, a non-GAAP measure;

•      the Company’s ability to achieve operational cost improvements and other benefits expected from the Transactions;

•      the Company’s dependence on third parties, including public sources, for data, information and other services;

•      increased accessibility to free or relatively inexpensive information sources;

•      the Company’s ability to maintain high annual revenue renewal rates as recurring subscription-based arrangements generate a significant percentage of the Company’s revenues;

•      the reputation of the Company’s brands and the Company’s ability to remain a trusted source of high-quality content, analytics services and workflow solutions;

•      the Company’s reliance on its own and third-party telecommunications, data centers and network systems, as well as the Internet;

•      the Company’s recent implementation of a new enterprise resource planning system;

•      the Company’s ability to fully derive anticipated benefits from existing or future acquisitions, joint ventures, investments or dispositions;

•      potential liability for content contained in the Company’s products and services;

•      exchange rate fluctuations and volatility in global currency markets;

•      potential adverse tax consequences resulting from the international scope of the Company’s operations, corporate structure and financing structure;

•      U.S. tax legislation enacted in 2017, which could materially adversely affect the Company’s financial condition, results of operations and cash flows;

•      increased risks resulting from the Company’s international operations;

•      the Company’s ability to comply with various trade restrictions, such as sanctions and export controls, resulting from its international operations;

•      the Company’s ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

•      results of the United Kingdom’s referendum on withdrawal from the EU;

•      fraudulent or unpermitted data access, cyber-security attacks, or other privacy breaches;

•      government and agency demand for the Company’s products and services and the Company’s ability to comply with government contracting regulations;

•      changes in legislation and regulation, which may impact how the Company provides products and services and how it collects and uses information, particularly relating to the use of personal data;

•      actions by governments that restrict access to our platform in their countries;

•      potentially inadequate protection of IP rights;

•      potential IP infringement claims;

•      the Company’s ability to attract, motivate and retain qualified employees, including members of its senior management team;

•      the Company’s ability to operate in a litigious environment;

•      the Company’s ability to transition successfully to being an independent company;

•      the material weakness in the Company’s internal controls as of December 31, 2018;

•      the Company’s potential need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets;

•      consequences of the long selling cycle to secure new contracts for certain of the Company’s products and services;

•      Thomson Reuters’ historical or future actions, or potential failure to comply with its indemnification obligations;

•      the Company’s obligations and restrictions pursuant to the Tax Receivable Agreement;

•      the Company’s high level of indebtedness;

•      the Company’s status as a foreign private issuer, emerging growth company, holding company and controlled company;

•      other factors beyond the Company’s control.

The forward-looking statements contained in this Report are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

There have been no material changes from the risk factors previously disclosed in the prospectus, as filed with the US Securities and Exchange Commission ("SEC") on September 9, 2019 (SEC File No. 333-233590) ("Prospectus”). Please refer to the “Risk Factors” section of the Prospectus for a discussion of the risks related to our business, the Transactions and our indebtedness.

LEGAL PROCEEDINGS

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows. For additional discussion of legal proceedings, see “Financial Statements and Supplementary Data” – “Notes to Financial Statements” – Note 16 – “Commitments and Contingencies” in this Report.

RECENT DEVELOPMENTS

IP Product Group Acquisition

On November 27, 2019, our IP Product Group completed the acquisition of Darts-ip, a leading provider of case law data for intellectual property professionals. We acquired 100% of the voting equity interest of the acquired business.

December Offering

In December 2019, affiliated funds of Onex Partners Advisors LP and Baring Private Equity Asia Pte Ltd completed a secondary offering of 49,680,000 of our ordinary shares. We did not offer any ordinary shares in the offering and did not receive any proceeds from the sale of ordinary shares by the selling shareholders.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our unaudited consolidated financial statements, including the notes thereto, included elsewhere in this Report and the section entitled "Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under sections titled “Cautionary Statement Regarding Forward-Looking Statements” in this Report. “We,” “us,” and “our” as used herein refer to Camelot Holdings (Jersey) Limited and its subsidiaries prior to the consummation of the business combination and to Clarivate Analytics Plc and its subsidiaries (including Camelot Holdings (Jersey) Limited) following the consummation of the business combination. Certain income statement amounts discussed herein are presented on an actual and on a constant currency basis. We calculate constant currency by converting the non-U.S. dollar income statement balances for the most current year to U.S. dollars by applying the average exchange rates of the preceding year. Certain amounts that appear in this section may not sum due to rounding. Capitalized terms used and not otherwise defined herein have the meaning attributed in the Prospectus.

Overview

We offer a collection of high quality, market leading information and analytic products and solutions through our Science and Intellectual Property ("IP") Product Groups. Our Science Product Group consists of our Web of Science and Life Science Product Lines, and our IP Product Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. Our highly curated Web of Science products are offered primarily to universities, helping them navigate scientific literature, facilitate research and evaluate and measure the quality of researchers, institutions and scientific journals across various academic disciplines. Our Life Sciences Product Line offerings serve the content and analytical needs of pharmaceutical and biotechnology companies across the drug development lifecycle, including content on discovery and pre-clinical research, competitive intelligence, regulatory information and clinical trials. Our Derwent Product Line offerings help patent and legal professionals in R&D intensive businesses evaluate the novelty and patentability of new ideas and products to help protect and research trademarks. Our CompuMark products and services allow businesses and legal professionals to access our comprehensive trademark database. Finally, our MarkMonitor offerings include enterprise web domain portfolio management and online brand protection products and services.

Factors Affecting the Comparability of Our Results of Operations

There have been no material changes to the factors affecting the comparability of our results of operations associated with our business previously disclosed in "Company's Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Results of Operations” section in our Prospectus, except as set forth below. The disclosures set forth below updates, and should be read together with, the disclosures in the "Company's Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Results of Operations” section, in our Prospectus.

The Transactions

In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, the “Merger Agreement”) by and among Churchill, Clarivate Delaware Merger Sub, Jersey Merger Sub, and the Company, which, among other things, provides for (i) Jersey Merger Sub to be merged with and into the Company with the Company being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). The Transactions closed on May 13, 2019. Upon the consummation of the Transactions, our available cash increased by approximately $682.1 million, of which $650.0 million was applied to pay down our existing debt and the remainder was used to pay costs related to the Transactions and for general corporate purposes.

Following the consummation of the Transactions, our ordinary shares and warrants began trading on the NYSE and NYSE American, respectively. Our filings with the SEC and listing on the NYSE have required us to develop the functions and resources necessary to operate as a public company, including employee-related costs and equity compensation, which may result in increased operating expenses, which we estimate to be approximately $6.6 million per year.

CLARIVATE ANALYTICS PLC

(Dollars in millions, except as noted)

Tax Receivable Agreement

Effective May 10, 2019, the Company entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the shareholders of the Company prior to the Mergers (the "TRA Parties"), including Onex and BPEA. The Tax Receivable Agreement, which is accounted for as a long-term liability for financial reporting purposes, will generally require the Company to pay the TRA Parties 85% of the amount of cash savings, if any, realized (or, in some cases, deemed to be realized) as a result of the utilization of Covered Tax Assets (as defined in the Tax Receivable Agreement). Under the Tax Receivable Agreement, the aggregate reduction in income taxes payable will be computed by comparing the actual tax liability of the Company and its subsidiaries with the estimated tax liability of applicable entities had such entities not been able to utilize the Covered Tax Assets, taking into account several assumptions including, for example, that the relevant entities will pay U.S. state and local taxes at a rate of 7%, the tax assets existing at the time of the Company’s entry into the Tax Receivable Agreement are deemed to be utilized and give rise to a tax savings before certain other tax benefits, and certain asset or equity transfers by certain of the Company’s subsidiaries will be treated under the Tax Receivable Agreement as giving rise to tax benefits associated with the Covered Tax Assets implicated by such asset or equity transfers. Payments under the Tax Receivable Agreement will generally be made annually in cash, and the amounts payable will be subject to interest from the due date (without extensions) of the applicable tax filing that reflects a covered savings until the payment under the Tax Receivable Agreement is made. Tax Receivable Agreement payments are expected to commence in 2021 (with respect to the 2019 tax year) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30.0 million with respect to the Tax Receivable Agreement payments to be made in 2021 (for taxable periods ending during 2019) and 2022 (for taxable periods ending during 2020), but will not be subject to deferral thereafter. Amounts deferred under the preceding sentence will accrue interest until paid in accordance with the terms of the Tax Receivable Agreement. The Tax Receivable Agreement is subject to certain events that may give rise to an acceleration of the Company’s obligations under the Tax Receivable Agreement. The Tax Receivable Agreement may, subject to certain conditions and deferral rights of the TRA Party Representative, be terminated by the Company at any time. Upon any such termination, the Company’s obligations under the Tax Receivable Agreement would be accelerated. An acceleration of the Company’s obligations under the Tax Receivable Agreement will generally result in the Company being required to make a payment to each applicable TRA Party equal to the present value of future Tax Receivable Agreement payments that we would be obligated to make, calculated using certain assumptions. The Tax Receivable Agreement will remain in effect until all such Covered Tax Assets have been used or expired, unless the agreement is terminated early.

Tax Receivable Agreement Buyout

On August 21, 2019, the Company entered into a Buyout Agreement ("TRA Buyout Agreement"), pursuant to which the Company agreed to terminate all future payment obligations under the Tax Receivable Agreement in exchange for a payment of $200,000 (the “TRA Termination Payment”). Payment of the TRA Termination Payment is due five business days following receipt by the Company and/or its subsidiaries of net cash proceeds of one or more transactions with sources of equity or debt financing that, together with other sources of cash readily available to the Company and its subsidiaries that we determine to utilize for such purpose, are sufficient to pay the TRA Termination Payment. In the event the TRA Termination Payment has not been fully paid in cash prior to December 31, 2019, the parties’ obligations under the TRA Buyout Agreement will automatically terminate and the Company's obligations under the Tax Receivable Agreement will be unmodified and remain in full force and effect, provided this deadline may be extended upon mutual written consent. The TRA Buyout Agreement requires the Company to use commercially reasonable efforts to obtain debt or equity financing that will permit it to make the TRA Termination Payment prior to December 31, 2019, and the source of the payment is expected to be a combination of either cash on hand, borrowings under the existing Credit Facilities, proceeds from a refinancing of our existing debt and/or issuance of new debt. Effective upon the Company’s payment in full of the TRA Termination Payment, the Company’s obligation to make payments under the Tax Receivable Agreement will terminate. We believe that the termination of the Tax Receivable Agreement will significantly improve our free cash flow profile by eliminating near-term cash outflows of up to $30.0 million annually that the Company was expecting to pay to the TRA Parties starting in early 2021.

Secondary Offering

On September 10, 2019 the Company closed the secondary offering of 34,500,000 ordinary shares by affiliated funds of Onex Corporation and Baring Private Equity Asia Limited (BPEA), together with certain other shareholders, at $16.00 per share. In connection with the secondary offering the Company also incurred additional transaction related expenses. The Company did not receive any of the proceeds from the sale of its ordinary shares by the selling shareholders.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Key Components of Our Results of Operations

Revenues, Net

We categorize our revenues into two categories: subscription and transactional.

Subscription.       Subscription-based revenues are recurring revenues that are earned under annual, multi-year, or evergreen contracts, pursuant to which we license the right to use our products to our customers. Revenues from the sale of subscription data and analytics solutions are typically invoiced annually in advance and recognized ratably over the year as revenues are earned. Subscription revenues are driven by annual revenue renewal rates, new subscription business, price increases on existing subscription business and subscription upgrades and downgrades from recurring customers. Substantially all of our historical deferred revenues purchase accounting adjustments are related to subscription revenues.

Transactional.      Transactional revenues are earned under contracts for specific deliverables that are typically quoted on a product, data set or project basis and often derived from repeat customers, including customers that also generate subscription-based revenues. Transactional products and services are invoiced according to the terms of the contract, typically in arrears. Transactional content sales are usually delivered to the customer instantly or in a short period of time, at which time revenues are recognized. Transactional revenues also include, to a lesser extent, professional services, which are typically performed under contracts that vary in length from several months to years for multi-year projects and are typically invoiced based on the achievement of milestones. The most significant components of our transactional revenues include our “clearance searching” and “backfiles” products.

Cost of Revenues, Excluding Depreciation and Amortization

Cost of revenues consists of costs related to the production, servicing and maintenance of our products and are comprised primarily of related personnel costs, such as salaries, benefits and bonuses for employees, fees for contracted labor, and data center services and licensing costs. Cost of revenues also includes the costs to acquire or produce content, royalties payable and non-capitalized R&D expenses. Cost of revenues does not include production costs related to internally generated software, which are capitalized.

Selling, General and Administrative, Excluding Depreciation and Amortization

Selling, general and administrative costs consist primarily of salaries, benefits, commission and bonuses for the executive, finance and accounting, human resources, administrative, sales and marketing personnel, third-party professional services fees, such as legal and accounting expenses, facilities rent and utilities and technology costs associated with our corporate infrastructure.

Depreciation

Depreciation expense relates to our fixed assets, including mainly computer hardware and leasehold improvements, furniture and fixtures. These assets are depreciated over their expected useful lives, and in the case of leasehold improvements over the shorter of their useful life or the duration of the related lease.

Amortization

Amortization expense relates to our finite-lived intangible assets, including mainly databases and content, customer relationships and internally generated computer software. These assets are amortized over periods of between two and 20 years. Definite-lived intangible assets are tested for impairment when indicators are present, and, if impaired, are written down to fair value based on discounted cash flows. No impairment of intangible assets has been identified during any financial period included in our accompanying unaudited condensed consolidated financial statements.

Share-based Compensation

Share-based compensation expense includes costs associated with stock options granted to and certain modifications for certain members of management and expense related to the issuance of shares in connection the Transactions.

Transaction Expenses

Transaction expenses are incurred to complete business combination transactions, including acquisitions and disposals, and typically include advisory, legal and other professional and consulting costs.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Transition, Integration and Other Related Expenses

Transition, integration and other related expenses, including transformation expenses, mainly reflect the costs of transitioning certain activities performed under the Transition Services Agreement by Thomson Reuters and certain consulting costs related to standing up our back-office systems to enable our operation on a stand-alone basis. These costs include labor costs of full time employees currently working on migration projects, including primarily employees whose labor costs are capitalized in other circumstances (such as employees working on application development). In 2019, these costs also relate to the Company's transition expenses incurred following the Transactions.

Legal Settlement

Legal settlement represents a net gain recorded for cash received in relation to closure of a confidential legal matter.

Other Operating Income (Expense)

Other operating income (expense) consists of gains or losses related to legal settlements, the gain or loss on disposal of our assets, asset impairments or write-downs and the consolidated impact of re-measurement of the assets and liabilities of our company and our subsidiaries that are denominated in currencies other than each relevant entity's functional currency.

Interest Expense, net

Interest expense, net consists of expense related to interest on our borrowings under the Term Loan Facility and the Notes, the amortization and write off of debt issuance costs and original issue discount, and interest related to certain derivative instruments.

Benefit (Provision) for Income Taxes

A benefit or provision for income tax is calculated for each of the jurisdictions in which we operate. The benefit or provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The benefit or provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the book and tax bases of assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Interest accrued related to unrecognized tax benefits and income tax related penalties are included in the provision for income taxes.

Key Performance Indicators

We regularly monitor the following key performance indicators to evaluate our business and trends, measure our performance, prepare financial projections and make strategic decisions.

Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues

We present Adjusted Revenues, which excludes the impact of the deferred revenue purchase accounting adjustment (recorded in connection with the 2016 Transaction) and the revenues from the IPM Product Line prior to its divestiture. We also present Adjusted Subscription Revenues and Adjusted Transactional Revenues, which exclude the revenues from the IPM Product Line prior to its divestiture. We present these measures because we believe it is useful to readers to better understand the underlying trends in our operations. See “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues” below for important information on the limitations of adjusted revenues and their reconciliation to the respective revenues measure under U.S. GAAP.

Adjusted EBITDA

Adjusted EBITDA is presented because it is a basis upon which our management assesses our performance and we believe it is useful for investors to understand the underlying trends of our operations. See “— Certain Non-GAAP Measures — Adjusted EBITDA” for important information on the limitations of Adjusted EBITDA and its reconciliation to our Net income (loss) under U.S. GAAP. Adjusted EBITDA represents net income (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the IPM Product Line which was divested in October 2018), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains (losses), costs associated with the Transition Services Agreement, dated July 10, 2016, between Thomson Reuters US LLC and Camelot UK Bidco Limited, a wholly-owned subsidiary of the Company ("Transition Services Agreement"), which we entered into in connection with the 2016 Transaction, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, merger related costs from the Transactions, non-cash income (loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period.

CLARIVATE ANALYTICS PLC

(Dollars in millions, except as noted)

Annualized Contract Value

Annualized Contract Value (“ACV”), at a given point in time, represents the annualized value for the next 12 months of subscription-based client license agreements, assuming that all license agreements that come up for renewal during that period are renewed. License agreements may cover more than one product and the standard subscription period for each license agreement typically runs for no less than 12 months. The renewal period for our subscriptions starts 90 days before the end of the current subscription period, during which customers must provide notice of whether they intend to renew or cancel the license agreement.

An initial subscription period for new customers may be for a term of less than 12 months, in certain circumstances. Some of our customers, however, opt to enter into a full 12-month initial subscription period, resulting in renewal periods spread throughout the calendar year. Customers that license more than one subscription-based product may, at any point during the renewal period, provide notice of their intent to renew only certain subscriptions within the license agreement and cancel other subscriptions, which we typically refer to as a downgrade. In other instances, customers may upgrade their license agreements by adding additional subscription-based products to the original agreement. Our calculation of ACV includes the impact of downgrades, upgrades, price increases and cancellations that have occurred as of the reporting period. For avoidance of doubt, ACV does not include fees associated with transactional revenues.

We monitor ACV because it represents a leading indicator of the potential subscription revenues that may be generated from our existing customer base over the upcoming 12-month period. Measurement of subscription revenues as a key operating metric is particularly relevant because a majority of our revenues are generated through subscription-based products, which accounted for 82.9% and 82.5% in each of the nine month periods ended September 30, 2019 and 2018. We calculate and monitor ACV (excluding the IPM Product Line, which we sold in October 2018, from the first quarter of 2018), as part of our evaluation of our business and trends.

The amount of actual subscription revenues that we earn over any 12-month period are likely to differ from ACV at the beginning of that period, sometimes significantly. This may occur for numerous reasons, including subsequent changes in our revenue renewal rates, license agreement cancellations, upgrades and downgrades, and acquisitions and divestitures.

We calculate the ACV on a constant currency basis to exclude the effect of foreign currency fluctuations.

The following table presents ACV as of the dates indicated:

	September 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Annualized Contract Value	$788.7	$759.4	$29.3	3.9%

Annual Revenue Renewal Rates

Our revenues are primarily subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for the subsequent reporting period.

“Revenue renewal rate” is the metric we use to determine renewal levels by existing customers across our Groups, and is a leading indicator of renewal trends, which impact the evolution of our ACV and results of operations. We calculate the revenue renewal rate for a given year-to-date period by dividing (a) the dollar value of existing subscription product license agreements that are renewed during that period, including the value of any product downgrades, by (b) the dollar value of existing subscription product license agreements that come up for renewal in that period. “Open renewals,” which we define as existing subscription product license agreements that come up for renewal, but are neither renewed nor canceled by customers during the applicable reposting period, are excluded from both the numerator and denominator of the calculation. We calculate the revenue renewal rate to reflect the value of product downgrades but not the value of product upgrades upon renewal, because upgrades reflect the purchase of additional services.

CLARIVATE ANALYTICS PLC

(Dollars in millions, except as noted)

The impact of upgrades, new subscriptions and product price increases is reflected in ACV, but not in revenue renewal rates. Our revenue renewal rates were 90.6% and 91.7% (which for the avoidance of doubt, does not reflect the impact of upgrades, new subscriptions or product price increases) for the nine months ended September 30, 2019, and 2018.

Results of Operations

The following table presents the results of operations for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,		Variance Increase / (Decrease)
	2019	2018	$	%
(in millions, except percentages)	(unaudited)
Revenues, net	$243.0	$242.9	0.1	—%
Cost of revenues, excluding depreciation and amortization	(87.1)	(94.0)	(6.9)	(7.3)%
Selling, general and administrative costs, excluding depreciation and amortization	(96.0)	(92.9)	3.1	3.3%
Share-based compensation expense	(9.6)	(3.7)	5.9	N/M
Depreciation	(2.3)	(3.3)	(1.0)	(30.3)%
Amortization	(41.7)	(57.2)	(15.5)	(27.1)%
Transaction expenses	(8.6)	—	8.6	N/M
Transition, integration and other related expenses	(3.3)	(13.4)	(10.1)	(75.4)%
Legal Settlement	39.4	—	39.4	N/M
Other operating income, net	2.0	2.7	(0.7)	(25.9)%

Total operating expenses	(207.2)	(261.8)	(54.6)	(20.9)%
Income (loss) from operations	35.8	(18.9)	54.7	N/M

Interest expense, net	(23.4)	(32.6)	(9.2)	(28.2)%

Income (loss) before income tax	12.4	(51.5)	63.9	N/M
Provision for income taxes	(1.6)	(3.2)	1.6	50.0%

Net income (loss)	$10.8	$(54.7)	65.5	N/M

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

The following table presents the results of operations for the nine months ended September 30, 2019 and 2018:

	Nine Months Ended September 30,		Variance Increase / (Decrease)
	2019	2018	$	%
(in millions, except percentages)	(unaudited)
Revenues, net	$719.3	$723.2	(3.9)	(0.5)%
Cost of revenues, excluding depreciation and amortization	(264.0)	(301.2)	(37.2)	(12.4)%
Selling, general and administrative costs, excluding depreciation and amortization	(280.8)	(280.6)	0.2	0.1%
Share-based compensation expense	(46.7)	(10.7)	36.0	N/M
Depreciation	(6.5)	(7.9)	(1.4)	(17.7)%
Amortization	(138.7)	(171.9)	(33.2)	(19.3)%
Transaction expenses	(42.1)	(0.6)	41.5	N/M
Transition, integration and other related expenses	(9.8)	(51.3)	(41.5)	(80.9)%
Legal settlement	39.4	—	39.4	N/M
Other operating income, net	3.2	1.8	1.4	77.8%

Total operating expenses	(746.0)	(822.4)	(76.4)	(9.3)%
Loss from operations	(26.7)	(99.2)	72.5	73.1%

Interest expense, net	(93.9)	(95.9)	(2.0)	(2.1)%

Loss before income tax	(120.6)	(195.1)	74.5	38.2%
Provision for income taxes	(5.6)	(3.6)	(2.0)	(55.6)%

Net loss	$(126.2)	$(198.7)	72.5	36.5%

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Three and Nine Months Ended September 30, 2019 Compared to Three and Nine Months Ended September 30, 2018

Revenues, Net

Revenues, net of $243.0 million for the three months ended September 30, 2019, remained consistent increasing by $0.1 million, or 0.0%, from $242.9 million for the three months ended September 30, 2018. On a constant currency basis, Revenues, net increased $1.0 million, or 0.4% for the three months ended September 30, 2019. Revenues, net of $719.3 million for the nine months ended September 30, 2019, decreased by $3.9 million, or 0.5%, from $723.2 million for the nine months ended September 30, 2018. On a constant currency basis, Revenues, net increased $1.7 million, or 0.2% for the nine months ended September 30, 2019.

Adjusted Revenues, which exclude the impact of the deferred revenues adjustment and revenues from the IPM Product Line prior to its date of divestiture, increased $7.5 million, or 3.2%, to $243.1 million in the third quarter of 2019 from $235.6 million in the third quarter of 2018. On a constant currency basis, Adjusted Revenues increased $8.4 million, or 3.6% in the third quarter of 2019. For the nine months ended September 30, 2019, Adjusted Revenues increased $13.9 million, or 2.0%, to $719.7 million for the nine months ended September 30, 2019 from $705.8 million for the nine months ended September 30, 2018. On a constant currency basis, Adjusted Revenues increased $19.5 million, or 2.8% for the nine months ended September 30, 2019. For an explanation of our calculation of Adjusted Revenues and the limitations as to its usefulness, see “— Certain Non-GAAP Measures — Adjusted Revenues.”

The following tables present the amounts of our subscription and transactional revenues for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended September 30,		Total Variance	Total Variance	Divested IPM		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	Product Line	FX Impact	Business
Subscription revenues	$200.8	$204.3	$(3.5)	(1.7)%	(3.3)%	(0.3)%	2.0%

Transactional revenues	42.3	39.1	3.2	8.2%	(2.6)%	(0.5)%	11.2%

Deferred revenues adjustment (1)	(0.1)	(0.5)	0.4	80.0%	0.0%	0.0%	0.0%

Revenues, net	$243.0	$242.9	$0.1	0.0%	(3.2)%	(0.4)%	3.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues decreased by $3.5 million, or 1.7% for the three months ended September 30, 2019. On a constant currency basis, subscription revenues decreased by $2.8 million, or 1.4%. The decrease in subscription revenues is due to a decrease resulting from the IPM Product Line divestiture, partly offset by price increases and new business within the Science Product Group and IP Product Group.

Transactional revenues increased by $3.2 million, or 8.2% for the three months ended September 30, 2019. On a constant currency basis, transactional revenues increased by $3.4 million, or 8.6%. The increase in transactional revenues reflects our timing, product and sales strategy within the Science and IP Product Group partly offset by a decrease due to the IPM Product Line divestiture. Ongoing business increased on a constant currency basis by $4.4 million, or 11.2% for the three months ended September 30, 2019, driven by increased Backfile sales in our Science and IP Groups, together with timing benefits from new standard releases.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended September 30,		Total Variance	Total Variance		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	FX Impact	Business
Adjusted subscription revenues	$200.8	$197.5	3.3	1.7%	(0.4)%	2.0%

Adjusted transactional revenues	42.3	38.1	4.2	11.0%	(0.5)%	11.6%

Deferred revenues adjustment (1)	(0.1)	(0.5)	0.4	80.0%	0.0%	0.0%

IPM Product Line (2)	—	7.8	(7.8)	(100.0)%	0.0%	0.0%

Revenues, net	$243.0	$242.9	$0.1	0.0%	(0.4)%	3.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the three month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $3.3 million, or 1.7% for the three months ended September 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $4.0 million, or 2.0%. The increase in adjusted subscription revenues is primarily due to price increases and new business within the Science Product Group and IP Product Group.

Adjusted transactional revenues increased by $4.2 million, or 11.0% for the three months ended September 30, 2019. On a constant currency basis, adjusted transactional revenues increased by $4.4 million, or 11.6%. The increase in adjusted transactional revenues reflects timing and our strategy within the Science and IP Product Group driven by increased Backfile sales in our Science and IP Groups, along with the sales of the biannually published BPVC standards.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Nine Months Ended September 30,		Total Variance	Total Variance	Divested IPM		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	Product Line	FX Impact	Business
Subscription revenues	$596.1	$596.4	$(0.3)	(0.1)%	(2.9)%	(0.7)%	3.6%

Transactional revenues	123.6	129.7	(6.1)	(4.7)%	(2.2)%	(1.0)%	(1.5)%

Deferred revenues adjustment (1)	(0.4)	(2.9)	2.5	86.2%	0.0%	0.0%	0.0%

Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(2.8)%	(0.8)%	2.7%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues remained consistent, decreasing by $0.3 million, or 0.1% for the nine months ended September 30, 2019. On a constant currency basis, subscription revenues increased by $4.0 million, or 0.7%. Subscription revenues from ongoing business reported increases primarily due to price increases and new business within the Science Product Group and IP Product Group, but revenue growth was offset by a decrease due to the IPM Product Line divestiture.

Transactional revenues decreased by $6.1 million, or 4.7% for the nine months ended September 30, 2019. On a constant currency basis, transactional revenues decreased by $4.8 million, or 3.7%. The decline in transactional revenues reflect timing and product offerings within the IP Product Group coupled with a decrease due to the IPM Product Line divestiture.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Nine Months Ended September 30,		Total Variance	Total Variance		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	FX Impact	Business
Adjusted subscription revenues	$596.1	$578.9	$17.2	3.0%	(0.7)%	3.7%

Adjusted transactional revenues	123.6	126.9	(3.3)	(2.6)%	(1.0)%	(1.6)%

Deferred revenues adjustment (1)	(0.4)	(2.9)	2.5	86.2%	0.0%	0.0%

IPM Product Line (2)	—	20.3	(20.3)	(100.0)%	0.0%	0.0%

Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(0.8)%	2.7%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the nine month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $17.2 million, or 3.0% for the nine months ended September 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $21.5 million, or 3.7%. Adjusted subscription revenues from ongoing business increased primarily due to price increases and new business within the Science Product Group and IP Product Group.

Adjusted transactional revenues decreased by $3.3 million, or 2.6% for the nine months ended September 30, 2019. On a constant currency basis, adjusted transactional revenues decreased by $2.0 million, or 1.6%. The decrease in adjusted transactional revenues reflect timing and the conversion of Patent Search services contracts to subscriptions.

The table below presents our revenue split by geographic region for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Geography	Three Months Ended September 30,		Total Variance	Total Variance		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	FX Impact	Business
North America	$108.7	$106.6	$2.1	2.0%	(0.1)%	2.1%

Europe	59.2	60.5	(1.3)	(2.1)%	(2.0)%	(0.2)%

APAC	56.2	51.2	5.0	9.8%	0.8%	9.0%

Emerging Markets	19.0	17.3	1.7	9.8%	(0.1)%	10.0%

Deferred revenues adjustment (1)	(0.1)	(0.5)	0.4	80.0%	—%	—%

IPM Product Line (2)	—	7.8	(7.8)	(100.0)%	—%	—%

Revenues, net	$243.0	$242.9	$0.1	—%	(0.4)%	3.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the nine month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $2.2 million, or 2.1%, due to flat subscription revenues and improved transactional revenues. On a constant currency basis, Europe revenues remained flat (decreased by $0.1 million, or 0.2%), primarily reflecting consistent subscription and transactional revenues. On a constant currency basis, APAC revenues increased $4.6 million, or 9.0%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $1.7 million, or 10.0%, due to improved subscription and transactional revenues.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Geography	Nine Months Ended September 30,		Total Variance	Total Variance		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	FX Impact	Business
North America	$327.2	$320.5	$6.7	2.1%	(0.1)%	2.2%

Europe	179.0	180.7	(1.7)	(0.9)%	(2.7)%	1.7%

APAC	160.9	154.1	6.8	4.4%	(0.1)%	4.5%

Emerging Markets	52.6	50.5	2.1	4.2%	(0.6)%	4.8%

Deferred revenues adjustment (1)	(0.4)	(2.9)	2.5	86.2%	—%	—%

IPM Product Line (2)	—	20.3	(20.3)	(100.0)%	—%	—%

Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(0.8)%	2.7%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the nine month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $7.1 million, or 2.2%, primarily due to improved subscription revenues partially offset by a decline in transactional revenues. On a constant currency basis, Europe revenues increased by $3.1 million, or 1.7%, primarily due to improved subscription revenues. On a constant currency basis, APAC revenues increased $6.9 million, or 4.5%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $2.4 million, or 4.8%, due to improved transactional revenues.

The following tables, and the discussion that follows, present our revenues by Group for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Group	Three Months Ended September 30,		Total Variance	Total Variance		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	FX Impact	Business
Science Product Group	$136.0	$131.8	$4.2	3.2%	(0.2)%	3.3%

IP Product Group	107.1	103.8	3.3	3.2%	(0.7)%	3.9%

Deferred revenues adjustment (1)	(0.1)	(0.5)	0.4	80.0%	—%	—%

IPM Product Line (2)	—	7.8	(7.8)	(100.0)%	—%	—%

Revenues, net	$243.0	$242.9	$0.1	—%	(0.4)%	3.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the three month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Science Product Group: Revenues of $136.0 million for the three months ended September 30, 2019 increased $4.2 million, or 3.2% from $131.8 million for the three months ended September 30, 2018 . On a constant currency basis, revenues increased by $4.4 million, or 3.3%, driven by subscription and transactional revenues growth. The increases in subscription revenues were mainly due to new subscription business and price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategies to enhance our subscription product offerings. The increases in transactional revenues reflect timing and increases in the sales of Backfiles.

IP Product Group: Revenues of $107.1 million for the three months ended September 30, 2019 increased $3.3 million, or 3.2% from $103.8 million for the three months ended September 30, 2018 . On a constant currency basis, revenue increased $4.0 million, or 3.9%, driven by subscription and transactional revenue. The increases in subscription revenues were mainly due to new subscription business and price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategies to enhance our subscription product offerings, paired with revenue growth from TradeMarkVision. The increases in transactional revenues reflect higher IP Backfile sales coupled with new standards released during the quarter.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
Revenues by Product Group	Nine Months Ended September 30,		Total Variance	Total Variance		Ongoing
(in millions, except percentages)	2019	2018	(Dollars)	(Percentage)	FX Impact	Business
Science Product Group	$401.2	$390.2	$11.0	2.8%	(0.5)%	3.3%

IP Product Group	318.5	315.6	2.9	0.9%	(1.2)%	2.1%

Deferred revenues adjustment (1)	(0.4)	(2.9)	2.5	86.2%	—%	—%

IPM Product Line (2)	—	20.3	(20.3)	(100.0)%	—%	—%

Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%	(0.8)%	2.7%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the nine month period ended September 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Science Product Group: Revenues of $401.2 million for the nine months ended September 30, 2019 increased by $11.0 million, or 2.8%, from $390.2 million for the nine months ended September 30, 2018. On a constant currency basis, revenue increased by $12.9 million, or 3.3%, driven by subscription revenue, which increased mainly due to new subscription business and net price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategy to enhance our subscription product offerings. Transactional revenues remained unchanged.

IP Product Group: Revenues of $318.5 million for the nine months ended September 30, 2019 increased by $2.9 million, or 0.9%, from $315.6 million for the nine months ended September 30, 2018. On a constant currency basis, revenue increased $6.6 million, or 2.1%, driven by subscription revenue, which increased mainly due to net price increases on our subscription revenue products and new subscription business across our Product Lines, paired with revenue growth from TradeMarkVision, partially offset by lower transactional revenues reflecting timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.

Cost of Revenues, Excluding Depreciation and Amortization

Cost of revenues of $87.1 million for the three months ended September 30, 2019 decreased by $6.9 million, or 7.3%, from $94.0 million for the three months ended September 30, 2018. Cost of revenues of $264.0 million for the nine months ended September 30, 2019 decreased by $37.2 million, or 12.4%, from $301.2 million for the nine months ended September 30, 2018. On a constant currency basis, cost of revenues decreased by $5.8 million and $32.7 million, or 6.2% and 10.9%, for the three and nine months ended September 30, 2019, respectively. On a constant currency basis, costs of revenues decreased due to a decrease in Transition Services Agreement data center costs and a decrease in costs associated with the divestiture of the IPM Product Line.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Selling, General and Administrative, Excluding Depreciation and Amortization

Selling, general and administrative expense of $96.0 million for the three months ended September 30, 2019, increased by $3.1 million, or 3.3%, from $92.9 million for the three months ended September 30, 2018. On a constant currency basis, Selling, general and administrative expenses increased by $4.4 million, or 4.7%, for the three months ended September 30, 2019, reflecting an increase in employee related costs substantially offset by a decrease in Transition Services Agreement costs, certain business operating costs and costs associated with the divestiture of the IPM Product Line.

Selling, general and administrative expense of $280.8 million for the nine months ended September 30, 2019 remains consistent increasing by $0.2 million, or 0.1%, from $280.6 million for the nine months ended September 30, 2018 . On a constant currency basis, Selling, general and administrative expenses increased by $4.1 million, 1.5%, for the nine months ended September 30, 2019, reflecting a decrease in consulting costs, Transition Services Agreement costs and costs associated with the divestiture of the IPM Product Line substantially offset by an increase in employee related costs.

Share-based Compensation

Share-based compensation expense of $9.6 million for the three months ended September 30, 2019 increased by $5.9 million, or from $3.7 million for the three months ended September 30, 2018. Share based compensation for the nine months ended September 30, 2019 of $46.7 million increased by $36.0 million from $10.7 million for the nine months ended September 30, 2018. The increases in the three and nine month periods ended September 30, 2019 were largely due to accelerated vesting, additional awards granted, and expense related to the Transactions.

Depreciation

Depreciation of $2.3 million for the three months ended September 30, 2019 decreased by $1.0 million, or 30.3% from $3.3 million for the three months ended September 30, 2018 . Depreciation of $6.5 million for the nine months ended September 30, 2019, decreased by $1.4 million, or 17.7%, from $7.9 million for the nine months ended September 30, 2018 . The decreases in the three and nine month periods ended September 30, 2019 were driven by the run-off of previously purchased capital expenditures and was partially offset by new purchases of fixed assets.

Amortization

Amortization of $41.7 million for the three months ended September 30, 2019 decreased by $15.5 million, or 27.1%, from $57.2 million for the three months ended September 30, 2018, and amortization of $138.7 million for the nine months ended September 30, 2019 decreased by $33.2 million, or 19.3%, from $171.9 million for the nine months ended September 30, 2018. The decreases in the three and nine month periods ended September 30, 2019 were predominately related to intangible assets acquired in connection with the 2016 Transaction that are now fully amortized, coupled with the divestiture of the IPM Product Line and related assets.

Transaction Expenses

For the three months ended September 30, 2019, transaction expenses amounted to $8.6 million. There were no transaction expenses for the three months ended September 30, 2018. The increase in the three month period was due to costs incurred in association with the closing of a secondary offering of 34,500,000 ordinary shares (the "Secondary Offering") and increases in the estimate of contingent payments for acquisition related earn-outs. Transaction expenses of $42.1 million for the nine months ended September 30, 2019, increased by $41.5 million from $0.6 million for the nine months ended September 30, 2018 . The increases in the nine month period ended September 30, 2019 was due to costs incurred in association with the Churchill Merger Transaction and increases in the estimate of contingent payments for acquisition related earn-outs

Transition, Integration, and Other Related Expenses

Transition, integration, and other expenses of $3.3 million for the three months ended September 30, 2019, decreased by $10.1 million, or 75.4%, from $13.4 million for the three months ended September 30, 2018. Transition, integration, and other expenses of $9.8 million for the nine months ended September 30, 2019, decreased by $41.5 million, or 80.9%, from $51.3 million for the nine months ended September 30, 2018. The decrease in the three and nine month periods ended September 30, 2019 reflects the slowing pace of costs incurred in connection with establishing our standalone company infrastructure following the 2016 Transaction and the Transactions.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Legal Settlement

The three months ended September 30, 2019 includes a gain on a confidential legal settlement of $39.4 million.

Interest Expense, net

Interest expense, net of $23.4 million for the three months ended September 30, 2019, decreased by $9.2 million, or 28.2% from $32.6 million for the three months ended September 30, 2018. Interest expense, net of $93.9 million for the nine months ended September 30, 2019 decreased by $2.0 million, or 2.1%, from $95.9 million for the nine months ended September 30, 2018. The decreases in the three and nine month periods ended September 30, 2019 were due to lower interest payments from the voluntary prepayment of the Term Loan in connection with the close of the Transactions, partially offset by the write down of deferred financing charges and original issuance discount on the Term Loan in proportion to the principal paydown.

Provision for Income Taxes

There was a provision of $1.6 million for the three months ended September 30, 2019, compared to a provision of $3.2 million for income taxes for the three months ended September 30, 2018, and a provision of $5.6 million for the nine months ended September 30, 2019 compared to a provision of $3.6 million for the nine months ended September 30, 2018. The tax benefit/expense in each period reflected the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.

Certain Non-GAAP Measures

We include non-GAAP measures in this Report, including Adjusted Revenues, Adjusted EBITDA, and Free Cash Flow, because they are a basis upon which our management assesses our performance and we believe they reflect the underlying trends and indicators of our business. Although we believe these measures are useful for investors for the same reasons, we recommend users of the financial statements to note these measures are not a substitute for U.S. GAAP financial measures or disclosures. We provide reconciliations of these non-GAAP measures to the corresponding most closely related U.S. GAAP measure.

Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues

We present Adjusted Revenues, which excludes the impact of the deferred revenues purchase accounting adjustment (recorded in connection with the 2016 Transaction) and the revenues from the IPM Product Line prior to its divestiture. We also present Adjusted Subscription and Adjusted Transactional Revenues, which excludes the revenues from the IPM Product Line prior to its divestiture. We present these measures because we believe it is useful to readers to better understand the underlying trends in our operations.

Our presentation of Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues is presented for informational purposes only and is not necessarily indicative of our future results. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only using non-GAAP measures for supplementary analysis.

The following table presents our calculation of Adjusted Revenues for the three and nine months ended September 30, 2019 and 2018 and a reconciliation of this measure to our Revenues, net for the same periods:

	Three Months Ended September 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Revenues, net	$243.0	$242.9	$0.1	—%
Deferred revenues adjustment	0.1	0.5	(0.4)	(80.0)%
Revenue attributable to IPM Product Line	—	(7.8)	7.8	100.0%
Adjusted revenues	$243.1	$235.6	$7.5	3.2%

	Nine Months Ended September 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Revenues, net	$719.3	$723.2	$(3.9)	(0.5)%
Deferred revenues adjustment	0.4	2.9	(2.5)	(86.2)%
Revenue attributable to IPM Product Line	—	(20.3)	20.3	100.0%
Adjusted revenues	$719.7	$705.8	$13.9	2.0%

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

The following table presents our calculation of Adjusted Subscription Revenues and Adjusted Transactional Revenues for the three and nine months ended September 30, 2019 and 2018 and a reconciliation of this measure to Note 13 – "Revenue Recognition", net for the same periods:

	Three Months Ended September 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Subscription revenues	$200.8	$204.3	$(3.5)	(1.7)%
Revenue attributable to IPM Product Line	—	(6.8)	6.8	100.0%
Adjusted subscription revenues	$200.8	$197.5	$3.3	1.7%

	Three Months Ended September 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Transactional revenues	$42.3	39.1	$3.2	8.2%
Revenue attributable to IPM Product Line	—	(1.0)	1.0	100.0%
Adjusted transactional revenues	$42.3	$38.1	$4.2	11.0%

	Nine Months Ended September 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Subscription revenues	$596.1	$596.4	$(0.3)	(0.1)%
Revenue attributable to IPM Product Line	—	(17.5)	17.5	100.0%
Adjusted subscription revenues	$596.1	$578.9	$17.2	3.0%

	Nine Months Ended September 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Transactional revenues	$123.6	$129.7	$(6.1)	(4.7)%
Revenue attributable to IPM Product Line	—	(2.8)	2.8	100.0%
Adjusted transactional revenues	$123.6	$126.9	$(3.3)	(2.6)%

Adjusted EBITDA

We believe Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt. Our definition of and method of calculating Adjusted EBITDA may vary from the definitions and methods used by other companies, which may limit their usefulness as comparative measures. We calculate Adjusted EBITDA by using net income (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the IPM Product Line which was divested in October 2018), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, and certain unusual items impacting results in a particular period.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, Adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only use Adjusted EBITDA for supplementary analysis.

The following table presents our calculation of Adjusted EBITDA for the three and nine months ended September 30, 2019 and 2018 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2019	2018	2019	2018
Net income (loss)	$10.8	$(54.7)	$(126.2)	$(198.7)
Benefit for income taxes	1.6	3.2	5.6	3.6
Depreciation and amortization	43.9	60.5	145.2	179.8
Interest expense, net	23.4	32.6	93.9	95.9
Transition Services Agreement costs(1)	2.7	11.6	10.5	48.2
Transition, transformation and integration expense(2)	11.5	14.2	25.3	55.6
Deferred revenues adjustment(3)	0.1	0.5	0.4	2.9
Transaction related costs(4)	8.6	—	42.1	0.6
Share-based compensation expense	9.6	3.7	46.7	10.7
IPM adjusted operating margin (5)	—	(2.9)	—	(5.9)
Legal Settlement	(39.4)	—	(39.4)	—
Other(6)	4.2	(2.4)	5.5	4.4
Adjusted EBITDA	$77.0	$66.3	$209.6	$197.1

(1) Includes accruals for payments to our Former Parent under the Transition Services Agreement. These costs are expected to decrease substantially in 2019, as we are in the final stages of implementing our standalone company infrastructure.

(2) Includes costs incurred after the 2016 Transaction relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in the Transition, integration, and other line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following the 2016 Transaction, mainly related to the integration of separate business units into one functional organization and enhancements in our technology. Amounts incurred for the three and nine months ended September 30, 2019 also relate to the Company's transition expenses incurred following the Transactions.

(3) Reflects the deferred revenues fair value accounting adjustment arising from the purchase price allocation in connection with the 2016 Transaction.

(4) Includes consulting and accounting costs associated with the Transactions in 2019, the sale of the IPM Product Line and tuck-in acquisitions.

(5) Reflects the IPM Product Line's operating margin, excluding amortization and depreciation, prior to its divestiture in October 2018.

(6) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other one-time adjustments.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Free Cash Flow

We use free cash flow in our operational and financial decision-making and believe free cash flow is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt.

Our presentation of free cash flow should not be construed as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results.

We define free cash flow as net cash provided by operating activities less capital expenditures. For further discussion on free cash flow, including a reconciliation to cash flows provided by operating activities refer to “— Liquidity and Capital Resources — Cash Flows" below.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions, other commitments and contractual obligations. Our principal sources of liquidity include cash from operating activities, cash and cash equivalents on our consolidated balance sheet and amounts available under our $175.0 million revolving credit facility (the "Revolving Credit Facility"). We consider liquidity in terms of the sufficiency of these resources to fund our operating, investing and financing activities for a period of 12 months after the financial statement issuance date.

Our cash flows from operations are generated primarily from payments from our subscription customers. As described above, the standard term of a subscription is typically 12 months. When a customer enters into a new subscription agreement, or submits a notice to renew their subscription, we typically invoice for the full amount of the subscription period, record the balance to deferred revenues, and ratably recognize the deferral throughout the subscription period. As a result, we experience cash flow seasonality throughout the year, with a heavier weighting of operating cash inflows occurring during the first half, and particularly first quarter, of the year, when most subscription invoices are sent, as compared to the second half of the year.

We require and will continue to need significant cash resources to, among other things, meet our debt service requirements under the Credit Facilities (as defined below), the Notes (as defined below) fund future and any future indebtedness, fund our working capital requirements, make capital expenditures (including related to product development), TRA payments and expand our business through acquisitions. Based on our forecasts, we believe that cash flow from operations, available cash on hand and available borrowing capacity under our Revolving Credit Facility will be adequate to service debt, meet liquidity needs and fund necessary capital expenditures for at least the next 12 months. We have an obligation under the TRA settlement to pay $200,000 with 5 days of successful refinancing of our existing debt. If not competed by December 31, 2019 the parties’ obligations under the TRA Buyout Agreement will automatically terminate and the Company's obligations under the Tax Receivable Agreement will be unmodified and remain in full force and effect, provided this deadline may be extended upon mutual written consent. Our future capital requirements will depend on many factors, including the number of future acquisitions, data center infrastructure investments, and the timing and extent of spending to support product development efforts. We could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to us.

We had cash and cash equivalents of $88.8 million and $25.6 million as of September 30, 2019 and December 31, 2018, respectively. We had approximately $1,342.5 million of debt as of September 30, 2019, consisting primarily of $842.5 million in borrowings under our Term Loan Facility (as defined below), and $500.0 million in outstanding principal of Notes with no borrowings under our Revolving Credit Facility as of the date. As of December 31, 2018, we had approximately $2,029.0 million of debt, consisting primarily of $1,484.0 million in borrowings under our Term Loan Facility, $500.0 million in outstanding principal of Notes and $45.0 million of borrowings under our Revolving Credit Facility. Using the proceeds from the Transactions, we repaid our Revolving Credit Facility in full and repaid $630.0 million under our Term Loan Facility. See “—Debt Profile” below.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Cash Flows

The following table discloses our consolidated cash flows provided by (used in) operating, investing and financing activities for the periods presented:

	Nine Months Ended September 30,
(in millions)	2019	2018
Net cash provided by operating activities	$112.4	$25.0
Net cash used in investing activities	(46.3)	(39.7)
Net cash used in financing activities	(4.1)	(7.5)
Effect of exchange rates	1.2	(1.6)
Increase (decrease) in cash and cash equivalents, and restricted cash	63.2	(23.8)
Cash and cash equivalents, and restricted cash beginning of the year	25.6	77.5
Less: Cash included in assets held for sale, end of period	—	25.4
Cash and cash equivalents, and restricted cash end of the period	$88.8	$28.3

Cash Flows Provided by Operating Activities

Net cash provided by operating activities consists of net income (loss) adjusted for non-cash items, such as: depreciation and amortization of property and equipment and intangible assets, deferred income taxes, share-based compensation, deferred finance charges and for changes in net working capital assets and liabilities.

Net cash provided by operating activities was $112.4 million and $25.0 million for the nine months ended September 30, 2019 and September 30, 2018, respectively. The $112.4 million of net cash from operating activities for the nine months ended September 30, 2019 included net loss of $126.4 million off set with $198.4 million of non-cash adjustments and changes in operating assets and liabilities of $40.4 million. The improvement in operating cash flows was driven by a lower operating loss, which included the impact of a $39.4 million gain on legal settlement and a decrease in Transition, integration and other related expenses of $41.5 million. In addition, significant improvements in working capital component changes in the nine months ended September 30, 2019 relate to: (1) an increase in the change in cash flows for accounts receivable reflecting the collection of receivables related to the annual renewals and (2) an increase in the change of accrued expenses due to timing of receipt of vendor bills.

Cash Flows Used in Investing Activities

Net cash used in investing activities was $46.3 million for the nine months ended September 30, 2019. Cash flows used in investing is attributable to: (1) $43.7 million in capital expenditures and (2) $2.6 million of key business intangible assets acquired from SequenceBase.

Net cash used in investing activities was $39.7 million for the nine months ended September 30, 2018. Cash flows used in investing is attributable to: (1) $36.2 million in capital expenditures and (2) $3.5 million for the acquisition of Kopernio, an artificial technology startup.

Our capital expenditures in both 2019 and 2018 consisted primarily of capitalized labor, consulting and other costs associated with product development.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $4.1 million for the nine months ended September 30, 2019. Key drivers of cash flows used in financing include: (1) Payment of $630.0 million on the Term Loan Facility upon consummation of the Transaction with Churchill, (2) $50.0 million repayment of borrowings under the Revolving Credit Facility and (3) $11.5 million of recurring Term Loan Facility principal repayments. This activity was offset by cash flows provided by financing related to: (1) $682.1 million of proceeds from the Transactions, net of cash acquired, (2) $5.0 million in proceeds from the Revolving Credit Facility and (3) $0.3 million related to the issuance of ordinary shares.

Net cash used in financing activities was $7.5 million for the nine months ended September 30, 2018. Key drivers of cash flows used in financing include: (1) $30.0 million repayment of borrowings under the Revolving Credit Facility, (2) $11.5 million of recurring Term Loan Facility principle repayments, and (3) $2.5 million for the acquisition of Kopernio. This activity was offset by cash flows provided by financing related to: (1) $35 million in proceeds from the Revolving Credit Facility and (2) $1.4 million related to issuance of common stock.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Free Cash Flow (non-GAAP measure)

The following table reconciles our non-GAAP free cash flow measure to net cash provided by operating activities

	Nine Months Ended September 30,
(in millions)	2019	2018
Net cash provided by operating activities	$112.4	$25.0
Capital expenditures	(43.7)	(36.2)
Free cash flow	$68.7	$(11.2)

Free cash flow was $68.7 million for the nine months ended September 30, 2019, compared to a use of $11.2 million for the nine months ended September 30, 2018. The increase in free cash flow was primarily due to higher net cash provided by operating activities.

Required Reported Data —Standalone Adjusted EBITDA

We are required to report Standalone Adjusted EBITDA pursuant to the reporting covenants contained in the Company’s credit agreement, dated as of October 3, 2016, governing the Term Loan Facility and the Revolving Credit Facility, as amended and/or supplemented from time to time (the “Credit Agreement”) and the indenture governing the Company’s Notes (the “Indenture”). Standalone Adjusted EBITDA is substantially similar to Consolidated EBITDA and EBITDA as such terms are defined under the Credit Agreement and the Indenture, respectively. In addition, the Credit Agreement and the Indenture contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.

Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the Credit Agreement and the Indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business.

Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the Transition Services Agreement after we had implemented the infrastructure to replace the services provided pursuant to the Transition Services Agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from our Former Parent, we have had to transition quickly to replace services provided under the Transition Services Agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period.

Standalone Adjusted EBITDA is calculated under the Credit Agreement and the Indenture by using our Consolidated Net Income for the trailing 12-month period (defined in the Credit Agreement and the Indenture as our U.S. GAAP net income adjusted for certain items specified in the Credit Agreement and the Indenture) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the Notes and earnout obligations incurred in connection with an acquisition or investment.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

The following table reconciles Standalone Adjusted EBITDA to our Net loss for the periods presented:

	Twelve Months Ended September 30,
	2019	2018
(in millions)
Net loss	$(169.6)	$(245.7)
(Benefit) provision for income taxes	7.6	(17.2)
Depreciation and amortization	202.6	237.0
Interest expense, net	128.9	132.6
Transition Services Agreement costs(1)	18.1	63.2
Transition, transformation and integration expense(2)	38.9	80.1
Deferred revenues adjustment(3)	0.6	7.4
Transaction related costs(4)	43.9	1.7
Gain on sale of IPM Product Line	(36.1)	—
Share-based compensation expense	49.7	15.1
Tax indemnity asset (5)	33.8	—
IPM adjusted operating margin (6)	—	(7.3)
Legal settlement	(39.4)	—
Other(7)	6.9	8.9
Adjusted EBITDA	285.9	275.8
Realized foreign exchange gain	(2.0)	-
Cost savings(8)	11.6	10.2
Excess standalone costs(9)	28.7	23.5
Standalone Adjusted EBITDA	$324.2	$309.5

(1) Includes accruals for payments to Thomson Reuters under the Transition Services Agreement. These costs are expected to decrease substantially in 2019, as we are in the final stages of implementing our standalone company infrastructure.

(2) Includes costs incurred in connection with and after the 2016 Transaction relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following the 2016 Transaction, mainly related to the integration of separate business units into one functional organization and enhancements in our technology. Amounts incurred for the twelve months ended September 30, 2019 also relate to the Company's transition expenses incurred following the Transactions.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

(3) Reflects deferred revenues fair value accounting adjustment arising from purchase price allocation in connection with the 2016 Transaction.

(4) Includes consulting and accounting costs associated with the Transactions in 2019, the sale of the IPM Product Line and tuck-in acquisitions.

(5) Reflects the write down of a tax indemnity asset.

(6) Reflects the IPM Product Line's operating margin, excluding amortization and depreciation, prior to its divestiture in October 2018.

(7) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other one-time adjustments.

(8) Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs).

(9) Reflects the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone operating costs, which were as follows:

	Twelve Months Ended September 30,
(in millions)	2019	2018
Actual standalone company infrastructure costs	$159.8	$150.1
Steady state standalone cost estimate	(131.1)	(126.6)
Excess standalone costs	$28.7	$23.5

The foregoing adjustments (8) and (9) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Note Regarding Forward-Looking Statements”

Debt Profile

There have been no material changes to the debt profile associated with our business previously disclosed in the “Debt Profile” section in our Prospectus, except as discussed above and further set forth below. The disclosures set forth below updates, and should be read together with, the disclosures in the “Debt Profile" section, in our Prospectus.

The Credit Facilities are secured by substantially all of our assets and the assets of all of our U.S. restricted subsidiaries and certain of our non-U.S. subsidiaries, including those that are or may be borrowers or guarantors under the Credit Facilities, subject to customary exceptions. The Credit Agreement governing the Credit Facilities contains customary events of default and restrictive covenants that limit us from, among other things, incurring certain additional indebtedness, issuing preferred stock, making certain restricted payments and investments, certain transfers or sales of assets, entering into certain affiliate transactions or incurring certain liens. These Credit Agreement limitations are subject to customary baskets, including certain limitations on debt incurrence and issuance of preferred stock, subject to compliance with a consolidated coverage ratio of Consolidated EBITDA (as defined in the Credit Agreement), a measure substantially similar to our Standalone Adjusted EBITDA disclosed above under “— Required Reported Data — Standalone Adjusted EBITDA”, to interest and other fixed charges on certain debt (as defined in the Credit Agreement) of 2.00 to 1.00. In addition, the Credit Agreement requires us to comply with a springing financial covenant pursuant to which, as of the third quarter of 2019, we must not exceed a total first lien net leverage ratio (as defined under the Credit Agreement) of 7.00 to 1.00, to be tested on the last day of any quarter only when more than 30% of the Revolving Credit Facility (excluding (i) non-cash collateralized, issued and undrawn letters of credit in an amount up to $10.0 million and (ii) any cash collateralized letters of credit) is utilized at such date. As of September 30, 2019, our consolidated coverage ratio was 2.91 to 1.00 and our consolidated leverage ratio was 2.33 to 1.00. As of the date of this Report, we are in compliance with the covenants in the Credit Agreement. Upon the close of the Transactions, the Company made a voluntary prepayment of $630.0 million toward the Company’s Term Loan Facility and $20.0 million toward the Company's Revolving Credit Facility in accordance with the Credit Facility. In addition, the Company wrote down (and recognized related expense of) $7.7 million of deferred financing charges and $1.4 million of Term Loan Facility discount in connection with the repayment of debt in the second quarter of 2019. During the nine months ended September 30, 2019, the Company paid down an additional $30.0 million drawn on the Revolving Credit Facility prior to the close of the Transactions.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Commitments and Contingencies

Our contingent liabilities consist primarily of letters of credit and performance bonds and other similar obligations in the ordinary course of business. Additionally, we have agreed to pay the former shareholders of acquired companies Publons Limited, which we acquired in June 2017 ("Publons"); TradeMarkVision USA, LLC, which we acquired in October 2018 ("TradeMarkVision"), and Kopernio certain amounts in conjunction with such acquisitions. Regarding the Publons acquisition, we agreed to pay the former shareholders up to an additional $9.5 million through 2020. Regarding the TradeMarkVision acquisition, the Company agreed to pay former shareholders earn-out payments through 2020. Regarding the Kopernio acquisition, we agreed to pay contingent consideration of up to $3.5 million through 2021. Amounts payable are contingent upon Publons’, TrademarkVision’s and Kopernio’s achievement of certain milestones and performance metrics. As of September 30, 2019, we had an outstanding liability for Publons of $4.4 million related to the estimated fair value of this contingent consideration included in Accrued expenses and Other current liabilities. As of September 30, 2019, we had an outstanding liability for TradeMarkVision of $7.7 million related to the estimated fair value of this contingent consideration, relating to a compensation earn-out which was included in Other current liabilities in the Consolidated Balance Sheets. The Company paid $0.9 million of the contingent purchase price in the nine months ended September 30, 2019, as a result of Kopernio achieving the first tier of milestones and performance metrics. As of September 30, 2019, we recognized over the concurrent service period an outstanding liability for Kopernio of $0.7 million related to the estimated fair value of this contingent compensation earn-out. The liability is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

Off Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Contractual Obligations

We have various contractual obligations and commercial commitments that are recorded as liabilities in our financial statements. Other items, such as purchase obligations and other executory contracts, are not recognized as liabilities in our consolidated financial statements, but are required to be disclosed.

There have been no material changes, outside of the ordinary course of business, to our contractual obligations as previously disclosed in the Prospectus, except as discussed below.

The Company entered into the Tax Receivable Agreement prior to the consummation of the Mergers. The total long-term liability for the Company’s Tax Receivable Agreement is $264.6 million as of September 30, 2019, but may increase up to $507.3 million if all Covered Tax Assets (as defined in the TRA) are utilized. Under the Tax Receivable Agreement, the aggregate reduction in income taxes payable will be computed by comparing the actual tax liability of the Company and its subsidiaries with the estimated tax liability of applicable entities had such entities not been able to utilize the Covered Tax Assets, taking into account several assumptions including, for example, that the relevant entities will pay U.S. state and local taxes at a rate of 7%, the tax assets existing at the time of the Company’s entry into the Tax Receivable Agreement are deemed to be utilized and give rise to a tax savings before certain other tax benefits, and certain asset or equity transfers by certain of the Company’s subsidiaries will be treated under the Tax Receivable Agreement as giving rise to tax benefits associated with the Covered Tax Assets implicated by such asset or equity transfers. Payments under the Tax Receivable Agreement will generally be made annually in cash, and the amounts payable will be subject to interest from the due date (without extensions) of the applicable tax filing that reflects a covered savings until the payment under the Tax Receivable Agreement is made. Tax Receivable Agreement payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30.0 million for payments to be made in 2021 and 2022, but will not be subject to any similar provision permitting deferral for amounts in excess of a payment threshold thereafter. Amounts deferred under the preceding sentence will accrue interest until paid in accordance with the terms of the Tax Receivable Agreement. The Tax Receivable Agreement is subject to certain events of default that may give rise to an acceleration of the Company’s obligations under the Tax Receivable Agreement. The amount and timing of Tax Receivable Agreement payments, however, may vary based on a number of factors, including the amount, character and timing of our subsidiaries’ taxable income in the future, and any successful challenges to our tax positions. Consequently, we are unable to reliably estimate the timing or amount of payments expected to be made under the Tax Receivable Agreement.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

On August 21, 2019, the Company entered into a Buyout Agreement ("TRA Buyout Agreement"), pursuant to which the Company agreed to terminate all future payment obligations under the Tax Receivable Agreement in exchange for a payment of $200.0 million (the “TRA Termination Payment”). Payment of the TRA Termination Payment is due five business days following receipt by the Company and/or its subsidiaries of net cash proceeds of one or more transactions with sources of equity or debt financing that, together with other sources of cash readily available to the Company and its subsidiaries that we determine to utilize for such purpose, are sufficient to pay the TRA Termination Payment. In the event the TRA Termination Payment has not been fully paid in cash prior to December 31, 2019, the parties’ obligations under the TRA Buyout Agreement will automatically terminate and the Company's obligations under the Tax Receivable Agreement will be unmodified and remain in full force and effect, provided this deadline may be extended upon mutual written consent. The TRA Buyout Agreement requires the Company to use commercially reasonable efforts to obtain debt or equity financing that will permit it to make the TRA Termination Payment prior to December 31, 2019, and the source of the payment is expected to be a combination of either cash on hand, borrowings under the existing Credit Facilities, proceeds from a refinancing of our existing debt and/or issuance of new debt. Effective upon the Company’s payment in full of the TRA Termination Payment, the Company’s obligation to make payments under the Tax Receivable Agreement will terminate. We believe that the termination of the Tax Receivable Agreement will significantly improve our free cash flow profile by eliminating near-term cash outflows of up to $30.0 million annually that the Company was expecting to pay to the TRA Parties starting in early 2021. We believe that the termination of the Tax Receivable Agreement will significantly improve our free cash flow profile by eliminating near-term cash outflows of up to $30.0 million annually that the Company was expecting to pay to the TRA Parties starting in early 2021.

In addition, in connection with the Transactions, Onex Partners Advisors LP, an affiliate of Onex, received a fee of $5.4 million and Baring Private Equity Asia Group Limited, an affiliate of BPEA, received a fee of $2.1 million in the second quarter of 2019.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Critical Accounting Policies, Estimates and Assumptions

Tax Receivable Agreement

Concurrent with the completion of the Transactions in May 2019, we became a party to a TRA with our pre-business combination equity holders. Under the TRA, we are generally required to pay to certain pre-business combination equity holders approximately 85% of the amount of calculated tax savings, if any, we are deemed to realize (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) any existing tax attributes associated with Covered Tax Assets acquired in the pre-business combination organizational transactions, the benefit of which is allocable to us as a result of such transactions, (2) net operating loss (NOL) carryforwards available as a result of such transactions and (3) tax benefits related to imputed interest. Further, there may be significant changes, to the estimate of the TRA liability due to various reasons including changes in corporate tax law, changes in estimates of the amount or timing of future taxable income, and other items. Changes in those estimates are recognized as adjustments to the related TRA liability, with offsetting impacts recorded in the Interim Condensed Consolidated Statement of Operations as Other operating income (expense), net. On August 21, 2019 the Company entered into a TRA Buyout Agreement to a settlement the outstanding liability. Any settlement of the original TRA liability pursuant to the TRA Buyout Agreement (to the extent that the settlement is less than the recorded liability) will be treated as an adjustment to Equity.

There have been no other material changes from the critical accounting policies, estimates, and assumptions previously disclosed in the Prospectus.

Recently Issued and Adopted Accounting Pronouncements

For recently issued and adopted accounting pronouncements, see Note 3 to our unaudited interim condensed consolidated financial statements included elsewhere in this Report.

Quantitative And Qualitative Disclosures About Market Risk

There have been no material changes to the market risk associated with our business previously disclosed in the “Quantitative And Qualitative Disclosures About Market Risk” section in our Prospectus, except as set forth below. The disclosures set forth below updates, and should be read together with, the disclosures in the “Quantitative And Qualitative Disclosures About Market Risk” section, in our Prospectus.

Interest Rate Risk

Our interest rate risk arises from our long-term borrowings at floating interest rates. Borrowings under our Credit Facilities are subject to floating base interest rates, plus a margin. As of September 30, 2019, we had $842.5 million of floating rate debt outstanding under the Credit Facilities, consisting of borrowings under the Term Loan Facility for which the base rate was one-month LIBOR (subject, with respect to the Term Loan Facility only, to a floor of 1.00%), which stood at 2.02%. Of this amount, we hedged $350.0 million of our principal amount of our floating rate debt under hedges that we deemed effective as of September 30, 2019. As a result, $492.5 million of our outstanding long-term debt effectively bore interest at floating rates. A 100 basis point increase or decrease in the applicable base interest rate under the Credit Facilities would have had an impact of $1.8 million and $7.2 million on our cash interest expense for the three and nine months ended September 30, 2019, respectively. For additional information on our outstanding debt and related hedging, see Notes 8 and 10 to our unaudited consolidated financial statements in this Report.

In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50.0 million of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100.0 million of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company will apply hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share data)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$88,812	$25,575
Restricted cash	9	9
Accounts receivable, less allowance for doubtful accounts of $16,392 and $14,076 at September 30, 2019 and December 31, 2018, respectively	226,997	331,295
Prepaid expenses	34,927	31,021
Other current assets	10,528	20,712

Total current assets	361,273	408,612
Computer hardware and other property, net	20,185	20,641
Other intangible assets, net	1,856,346	1,958,520
Goodwill	1,281,504	1,282,919
Other non-current assets	19,368	26,556
Deferred income taxes	19,808	12,426
Operating lease right-of-use assets	91,809	—
Total Assets	$3,650,293	$3,709,674

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$27,908	$38,418
Accrued expenses and other current liabilities	162,303	153,849
Current portion of deferred revenues	330,786	391,102
Current portion of operating lease liabilities	23,953	—
Current portion of long-term debt	15,345	60,345

Total current liabilities	560,295	643,714
Long-term debt	1,305,364	1,930,177
Tax receivable agreement	264,600	—
Non-current portion of deferred revenues	21,299	17,112
Other non-current liabilities	17,278	24,838
Deferred income taxes	39,256	43,226
Operating lease liabilities	69,694	—
Total liabilities	2,277,786	2,659,067
Commitments and Contingencies (Note 16)
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at September 30, 2019 and December 31, 2018; 306,050,763 and 217,526,425 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively;	2,137,917	1,677,510
Accumulated other comprehensive income (loss)	(6,959)	5,358
Accumulated deficit	(758,451)	(632,261)
Total shareholders’ equity	1,372,507	1,050,607
Total Liabilities and Shareholders’ Equity	$3,650,293	$3,709,674

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share data)

	Three Months Ended September 30,
	2019	2018
Revenues, net	$242,998	$242,897

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(87,117)	(93,993)
Selling, general and administrative costs, excluding depreciation and amortization	(96,017)	(92,871)
Share-based compensation expense	(9,567)	(3,660)
Depreciation	(2,281)	(3,291)
Amortization	(41,656)	(57,186)
Transaction expenses	(8,645)	(18)
Transition, integration and other related expenses	(3,327)	(13,358)
Legal settlement	39,399	—
Other operating income, net	2,057	2,549
Total operating expenses	(207,154)	(261,828)
Income (loss) from operations	35,844	(18,931)
Interest expense, net	(23,369)	(32,552)
Income (loss) before income tax	12,475	(51,483)
Provision for income taxes	(1,644)	(3,244)
Net income (loss)	$10,831	$(54,727)

Per Share
Basic	$0.04	$(0.25)
Diluted	$0.03	$(0.25)

Weighted-average shares outstanding
Basic	305,428,062	217,506,553
Diluted	328,854,063	217,506,553

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share data)

	Nine Months Ended September 30,
	2019	2018
Revenues, net	$719,332	$723,221

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(264,013)	(301,205)
Selling, general and administrative costs, excluding depreciation and amortization	(280,766)	(280,592)
Share-based compensation expense	(46,675)	(10,682)
Depreciation	(6,463)	(7,941)
Amortization	(138,694)	(171,858)
Transaction expenses	(42,073)	(611)
Transition, integration and other related expenses	(9,750)	(51,268)
Legal settlement	39,399	—
Other operating income, net	3,047	1,683
Total operating expenses	(745,988)	(822,474)
Loss from operations	(26,656)	(99,253)
Interest expense, net	(93,938)	(95,854)
Loss before income tax	(120,594)	(195,107)
Provision for income taxes	(5,596)	(3,601)
Net loss	$(126,190)	$(198,708)

Per Share:
Basic	$(0.48)	$(0.91)
Diluted	$(0.48)	$(0.91)

Weighted-average shares outstanding
Basic	262,894,388	217,450,475
Diluted	262,894,388	217,450,475

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In thousands)

	Three Months Ended September 30,
	2019	2018
Net income (loss)	$10,831	$(54,727)
Other comprehensive loss, net of tax:
Interest rate swaps	(1,061)	724
Actuarial gain	19	19
Foreign currency translation adjustments	(3,682)	(3,170)
Total other comprehensive loss, net of tax	(4,724)	(2,427)
Comprehensive income (loss)	$6,107	$(57,154)

	Nine Months Ended September 30,
	2019	2018
Net loss	$(126,190)	$(198,708)
Other comprehensive loss, net of tax:
Interest rate swaps	(6,852)	5,947
Actuarial gain	49	57
Foreign currency translation adjustments	(5,514)	(7,361)
Total other comprehensive loss, net of tax	(12,317)	(1,357)
Comprehensive loss	$(138,507)	$(200,065)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statement of Changes in Equity (Unaudited)

(In thousands, except share data)

			Accumulated
			Other		Total
			Comprehensive	Accumulated	Shareholders’
	Ordinary Shares		Income (Loss)	Deficit	Equity
	Shares	Amount
Balance at December 31, 2017, as originally reported	1,644,720	$1,662,221	$13,984	$(390,099)	$1,286,106
Conversion of units of share capital	215,683,103				—
Balance at December 31, 2017, as recasted	217,327,823	1,662,221	13,984	(390,099)	1,286,106
Issuance of common stock, net	128,172	1,014	—	—	1,014
Share-based compensation	—	4,180	—	—	4,180
Comprehensive income (loss)	—	—	6,536	(77,037)	(70,501)
Balance at March 31, 2018	217,455,995	1,667,415	20,520	(467,136)	1,220,799
Issuance of common stock, net	46,247	355	—	—	355
Share-based compensation	—	2,842	—	—	2,842
Comprehensive loss	—	—	(5,504)	(66,944)	(72,448)
Balance at June 30, 2018	217,502,242	$1,670,612	$15,016	$(534,080)	$1,151,548
Issuance of common stock, net	13,347	50	—	—	50
Share-based compensation	—	3,660	—	—	3,660
Comprehensive loss	—	—	(2,427)	(54,727)	(57,154)
Balance at September 30, 2018	217,515,589	1,674,322	12,589	(588,807)	1,098,104

Balance at December 31, 2018, as originally reported	1,646,223	$1,677,510	$5,358	$(632,261)	$1,050,607
Conversion of units of share capital	215,880,202		—	—	—
Balance at December 31, 2018, as recasted	217,526,425	1,677,510	5,358	(632,261)	1,050,607
Issuance of common stock, net	2	—	—	—	—
Share-based compensation	—	3,176	—	—	3,176
Comprehensive loss	—	—	(3,751)	(59,260)	(63,011)
Balance at March 31, 2019	217,526,427	1,680,686	1,607	(691,521)	990,772
Tax Receivable Agreement	—	(264,600)	—	—	(264,600)
Issuance of common stock, net	(7,929)	137	—	—	137
Merger recapitalization	87,749,999	678,054	—	—	678,054
Share-based compensation	—	33,932	—	—	33,932
Comprehensive loss	—	—	(3,842)	(77,761)	(81,603)
Balance at June 30, 2019	305,268,497	2,128,209	(2,235)	(769,282)	1,356,692
Issuance of common stock, net	782,266	141	—	—	141
Share-based compensation	—	9,567	—	—	9,567
Comprehensive income (loss)	—	—	(4,724)	10,831	6,107
Balance at September 30, 2019	306,050,763	$2,137,917	$(6,959)	$(758,451)	$1,372,507

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(126,190)	$(198,708)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	145,157	179,799
Bad debt expense	1,869	5,611
Deferred income tax benefit	(8,222)	(7,204)
Share-based compensation	46,675	10,682
Deferred finance charges	14,678	6,450
Other operating activities	(1,708)	(2,718)
Changes in operating assets and liabilities:
Accounts receivable	99,470	60,423
Prepaid expenses	(3,010)	(846)
Other assets	7,977	(3,252)
Accounts payable	(9,662)	26,304
Accrued expenses and other current liabilities	3,388	(17,539)
Deferred revenue	(51,100)	(32,765)
Operating lease right of use assets	9,438	—
Operating lease liabilities	(9,934)	—
Other liabilities	(6,338)	(1,195)

Net cash provided by operating activities	112,488	25,042

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(43,681)	(36,202)
Acquisition, net of cash acquired	—	(3,497)
Acquisition of intangible assets	(2,625)	—

Net cash used in investing activities	(46,306)	(39,699)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving credit facility	5,000	35,000
Repayment of principal on long-term debt	(641,508)	(11,509)
Repayment of revolving credit facility	(50,000)	(30,000)
Contingent purchase price payment	—	(2,470)
Proceeds from reverse recapitalization	682,087	—
Issuance of ordinary shares, net	278	1,419

Net cash used in financing activities	(4,143)	(7,560)
Effects of exchange rates	1,198	(1,603)

Net increase (decrease) in cash and cash equivalents, and restricted cash	63,237	(23,820)
Beginning of period:
Cash and cash equivalents	25,575	53,186
Restricted cash	9	24,362
Total cash and cash equivalents, and restricted cash, beginning of period	25,584	77,548
Less: Cash included in assets held for sale, end of period	—	(25,382)
Cash and cash equivalents, and restricted cash, end of period	88,821	28,346

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2019	2018
Cash and cash equivalents	88,812	28,336
Restricted cash	9	10
Total cash and cash equivalents, and restricted cash, end of period	$88,821	$28,346

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$69,711	$80,063
Cash paid for income tax	$21,128	$10,303
Capital expenditures included in accounts payable	$9,759	$6,965
Tax receivable agreement included in liabilities	$264,600	$—
Assets received as reverse recapitalization capital	$1,877	$—
Liabilities assumed as reduction of reverse recapitalization capital	$5,910	$—

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Note 1: Background and Nature of Operations

Clarivate Analytics Plc (“Clarivate,” “us,” “we,” “our,” or the “Company”), a public limited company organized under the laws of Jersey, Channel Islands, was incorporated as a Jersey limited company on January 7, 2019. Pursuant to the definitive agreement entered into to effect a merger between Camelot Holdings (Jersey) Limited ("Jersey") and Churchill Capital Corp, a Delaware corporation, ("Churchill") (the “Transactions”), the Company was formed for the purposes of completing the Transactions and related transitions and carrying on the business of Jersey, and its subsidiaries.

The Company is a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations. Our Science Product Group consists of our Web of Science and Life Science Product Lines. Both Product Lines provide curated, high-value, structured information that is delivered and embedded into the workflows of our customers, which include research intensive corporations, life science organizations and universities world-wide. Our Intellectual Property ("IP") Product Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. These Product Lines help manage customer’s end-to-end portfolio of intellectual property from patents to trademarks to corporate website domains.

In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, collectively, the “Merger Agreement”) by and among Churchill, Jersey, CCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), Camelot Merger Sub (Jersey) Limited, a private limited company organized under the laws of Jersey, Channel Islands and wholly owned subsidiary of Clarivate (“Jersey Merger Sub”), and the Company, which, among other things, provided for (i) Jersey Merger Sub to be merged with and into Jersey with the Jersey being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”), and together with the Jersey Merger, the “Mergers”.

On May 13, 2019, the Transactions were consummated, and Clarivate became the sole managing member of Jersey, operating and controlling all of the business and affairs of Jersey, through Jersey and its subsidiaries. Following the consummation of the Transactions on May 13, 2019, the Company's ordinary shares and warrants began trading on the New York Stock Exchange. See Note 4 – "The Transactions" for more information.

The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting Churchill was treated as the "acquired" company for financial reporting purposes. This determination was primarily based on post Transactions relative voting rights, composition of the governing board, size of the two entities pre-merger, and intent of the Transactions. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of the Company issuing stock for the net assets of Churchill. The net assets of Churchill, were stated at historical cost, with no goodwill or other intangible assets resulting from the Transactions. Reported amounts from operations included herein prior to the Transactions are those of Jersey.

On September 10, 2019 the Company issued a public offering of 34,500,000 ordinary shares (the "Secondary Offering") by affiliated funds of Onex Corporation and Baring Private Equity Asia Limited ("BPEA"), together with certain other shareholders, at $16.00 per share. The Company did not receive any of the proceeds from the sale of its ordinary shares by the selling shareholders.

Jersey was formed on August 4, 2016 as a private limited liability company organized under the laws of the Island of Jersey. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR.

On July 10, 2016, Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales, and a direct wholly owned subsidiary of Camelot UK Holdco Limited, a direct wholly owned subsidiary (“UK Holdco”), collectively referred to as (“Bidco”), entered into a separation agreement to acquire (i) certain assets and liabilities related to the Intellectual Property & Science business (“IP&S”) business from our Thomson Reuters Corporation ("Former Parent") and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities engaged in the IP&S business together with their subsidiaries (“2016 Transaction”). The 2016 Transaction total consideration was $3,566,599, net of cash acquired. Jersey is owned by affiliates of Onex Corporation and private investment funds managed by Baring Private Equity Asia GP VI, L.P (“Baring”) and certain co-investors.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Note 2: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2019 and 2018 were prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The condensed consolidated financial statements do not include all of the information or notes necessary for a complete presentation in accordance with U.S. GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s annual financial statements as of and for the year ended December 31, 2018. The results of operations for the three and nine months ended September 30, 2019 and 2018 are not necessarily indicative of the operating results for the full year.

In the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The condensed consolidated financial statements of the Company include the accounts of all of its subsidiaries. Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. Intercompany accounts and transactions have been eliminated in consolidation. The U.S. dollar is the Company's reporting currency.

Note 3: Summary of Significant Accounting Policies

Our significant accounting policies are those that we believe are important to the portrayal of our financial condition and results of operations, as well as those that involve significant judgments or estimates about matters that are inherently uncertain. There have been no material changes to the significant accounting policies discussed in Note 3 of our Annual Report on Form F-1 for the fiscal year ended December 31, 2018, which was filed with the SEC on September 9, 2019 (the "Annual Report"), except as noted below.

Lease Accounting

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use ("ROU") assets, other current liabilities, and operating lease liabilities on our Interim Condensed Consolidated Balance Sheets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

Tax Receivable Agreement ("TRA")

Concurrent with the completion of the Transactions in May 2019, we became a party to a TRA with our pre-business combination equity holders. Under the TRA, we are generally required to pay to certain pre-business combination equity holders approximately 85% of the amount of calculated tax savings, if any, we are deemed to realize (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) any existing tax attributes associated with Covered Tax Assets acquired in the pre-business combination organizational transactions, the benefit of which is allocable to us as a result of such transactions, (2) net operating loss (NOL) carryforwards available as a result of such transactions and (3) tax benefits related to imputed interest. Further, there may be significant changes, to the estimate of the TRA liability due to various reasons including changes in corporate tax law, changes in estimates of the amount or timing of future taxable income, and other items. Changes in those estimates are recognized as adjustments to the related TRA liability, with offsetting impacts recorded in the Interim Condensed Consolidated Statement of Operations as Other operating income (expense), net. On August 21, 2019 the Company entered into a TRA Buyout Agreement to settle the outstanding liability. Any settlement of the original TRA liability pursuant to the TRA Buyout Agreement (to the extent that the settlement is less than the recorded liability) will be accounted for as an adjustment to Equity.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Newly Adopted Accounting Standards

In February 2016, the FASB issued new guidance, Accounting Standard Update (“ASU”) 2016-02, related to leases in which lessees are required to recognize assets and liabilities on the balance sheet for leases having a term of more than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous GAAP, which did not require lease assets and lease liabilities to be recognized for operating leases. Qualitative disclosures along with specific quantitative disclosures will be required to provide enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. The Company adopted the standard on January 1, 2019.

The provisions of ASU 2016-02 are effective for the Company’s fiscal year beginning January 1, 2019, including interim periods within that fiscal year. The Company elected the package of practical expedients included in this guidance, which allows it to not reassess whether any expired or existing contracts contain leases, the lease classification for any expired or existing leases, and the initial direct costs for existing leases. The Company does not recognize short-term leases on its Interim Condensed Consolidated Balance Sheet, and recognizes those lease payments in Selling, general and administrative costs, excluding depreciation and amortization on the Interim Condensed Consolidated Statements of Operations on a straight-line basis over the lease term.

In July 2018, the FASB issued ASU 2018-11, Leases - Targeted Improvements, as an update to the previously-issued guidance. This update added a transition option which allows for the recognition of a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption without recasting the financial statements in periods prior to adoption. The Company elected this transition option.

In March 2019, the FASB issued ASU 2019-01, Leases, as an update to the previously-issued guidance. This update added a transition option which clarified the interim disclosure requirements as defined in Accounting Standard Codification 250-10-50-3. The Company elected to provide the ASU 2016-02 transition disclosures as of the beginning of the period of adoption rather than the beginning of the earliest period presented. The guidance is effective for all entities during the same period that ASU 2016-02 is adopted.

The standard had a material impact on our Interim Condensed Consolidated Balance Sheet, but did not have an impact on our Interim Condensed Consolidated Statement of Operations. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases.

In June 2018, the FASB issued guidance, ASU 2018-07, Compensation - Stock Compensation, which simplifies the accounting for nonemployee share-based payment transactions. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.

In July 2018, the FASB issued guidance, ASU 2018-09, Codification Improvements, which clarifies guidance that may have been incorrectly or inconsistently applied by certain entities. The guidance is effective for all entities for fiscal years beginning after December 15, 2018. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.

In August 2018, the FASB issued guidance, ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this update. The Company adopted this standard on January 1, 2019. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.

Recently Issued Accounting Standards

Except as noted below, there have been no material changes from the recently issued accounting standards previously disclosed in the Annual Report. Please refer to Note 3 —"Summary of Significant Accounting Policies" section of the Annual Report for a discussion of the recently issued accounting standards that relate to the Company.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, which provides targeted improvements or clarification and correction to the ASU 2016-01 Financial Instruments Overall, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates that were previously issued. The guidance is effective upon adoption of the related standards The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

In April 2019, the FASB issued ASU 2019-05, Financial Instruments - Credit Losses, which provides targeted transition relief to the accounting standards update previously issued as part of ASU 2016-13 Financial Instruments Credit Losses. The guidance is effective for all entities during the same period that ASU 2016-13 is adopted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

Note 4: The Transactions

On May 13, 2019, the Company completed the Transactions. Jersey began operations in 2016 as a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations. Churchill was a special purpose acquisition company whose business was to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. The shares and earnings per share available to holders of the Company’s ordinary shares, prior to the Transactions, have been recasted as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey shares to 132.13667 Clarivate share).

Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Company in the Transactions was $3,052,500, consisting of 305,250,000 newly issued ordinary shares of the Company valued at $10.00 per share, subject to certain adjustments described below. Of the $3,052,500, the shareholders of Jersey prior to the closing of the Transactions (the “Company Owners”) received $2,175,000 in the form of 217,500,000 newly issued ordinary shares of the Company. In addition, of the $3,052,500, Churchill public shareholders received $690,000 in the form of 68,999,999 newly issued ordinary shares of the Company. In addition, Churchill Sponsor LLC (the “sponsor”) received $187,500 in the form of 17,250,000 ordinary shares of the Company issued to the sponsor, and 1,500,000 additional ordinary shares of the Company were issued to certain investors. See Note 11 – "Shareholders' Equity" for further information.

Upon consummation of the Transactions, each outstanding share of common stock of Churchill was converted into one ordinary share of the Company. At the closing of the Transactions, the Company Owners held approximately 74% of the issued and outstanding ordinary shares of the Company and stockholders of Churchill held approximately 26% of the issued and outstanding shares of the Company excluding the impact of (i) 52,800,000 warrants, (ii) approximately 24,806,793 compensatory options issued to the Company's management (based on number of options to purchase Jersey ordinary shares outstanding immediately prior to the Transactions, after giving effect to the exchange ratio described above) and (iii) 10,600,000 ordinary shares of Clarivate owned of record by the sponsor and available for distribution to certain individuals following the applicable lock-up and vesting restrictions.

Certain restrictions were removed following the Secondary Offering on August 14, 2019. See Note 17 – "Employee Incentive Plans" for further information. After giving effect to the satisfaction of the vesting restrictions, the Company Owners held approximately 60% of the issued and outstanding shares of the Company at the close of the Transactions. See Note 11 – "Shareholders' Equity" for further information on equity instruments.

Note 5: Leases

As the lessee, we currently lease real estate space, automobiles, and certain equipment under non-cancelable operating lease agreements. Some of the leases include options to extend the leases for up to an additional 10 years. We do not include any of our renewal options in our lease terms for calculating our lease liability as the renewal options allow us to maintain operational flexibility, and we are not reasonably certain we will exercise these renewal options at this time.

We determine if an arrangement is a lease at inception. Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liabilities, and Operating lease liabilities on our Interim Condensed Consolidated Balance Sheets. The Company assesses its ROU asset and other lease-related assets for impairment consistent with other long-lived assets. As of September 30, 2019, we did not record impairment related to these assets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. As such, the Company used judgment to determine an appropriate incremental borrowing rate. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our variable lease payments consist of non-lease services related to the lease and lease payments that are based on annual changes to an index. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

As of September 30, 2019, we have additional operating leases, primarily for real estate, that have not yet commenced of $5,840. These operating leases will commence between fiscal year 2019 and fiscal year 2020 with lease terms of one year to six years.

Three Months Ended September 30,
2019
Lease cost
Operating lease cost	$6,755
Short-term lease cost	57
Variable lease cost	539
Total lease cost	$7,351

Nine Months Ended September 30,
2019
Lease cost
Operating lease cost	$21,057
Short-term lease cost	87
Variable lease cost	1,700
Total lease cost	$22,844

Nine Months Ended September 30,
2019
Other information
Cash Paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$18,491

Weighted-average remaining lease term - operating leases	6
Weighed-average discount rate - operating leases	5.8%

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

The future aggregate minimum lease payments as of September 30, 2019 under all non-cancelable operating leases for the years noted are as follows:

Year ending December 31,
2019 (excluding the nine months ended September 30, 2019)	$6,912
2020	22,098
2021	18,041
2022	15,593
2023	14,099
2024 & Thereafter	35,824
Total operating lease payments	112,567
Less imputed interest	(18,917)
Total	$93,650

In connection with certain leases, the Company guarantees the restoration of the leased property to a specified condition after completion of the lease period. As of September 30, 2019 and December 31, 2018, the liability of $4,097 and $4,100, respectively, associated with these restorations is recorded within Other non-current liabilities.

Disclosures related to periods prior to adoption of Topic 842

As discussed above, the Company adopted Topic 842 effective January 1, 2019 using a modified retrospective approach. For comparability purposes, and as required, the following disclosure is provided for periods prior to adoption. The Company’s total future minimum annual rental payments in effect at December 31, 2018 for noncancelable operating leases, which were accounted for under the previous leasing standard, Accounting Standards Codification 840, were as follows:

Year ending December 31,
2019	$22,140
2020	19,531
2021	17,240
2022	15,333
2023	14,944
Thereafter	40,367
Total operating lease commitments	$129,555

Note 6: Computer Hardware and Other Property, net

Computer hardware and other property consisted of the following:

	September 30, 2019	December 31, 2018
Computer hardware	$22,095	$18,130
Leasehold improvements	13,965	13,298
Furniture, fixtures and equipment	6,326	6,816
Total computer hardware and other property	42,386	38,244
Accumulated depreciation	(22,201)	(17,603)
Total computer hardware and other property, net	$20,185	$20,641

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Depreciation expense amounted to $2,281 and $3,291 for the three months ended September 30, 2019 and 2018, respectively, and $6,463 and $7,941 for the nine months ended September 30, 2019 and 2018, respectively.

Note 7: Other Intangible Assets, net and Goodwill

Other Intangible Assets

The following tables summarize the gross carrying amounts and accumulated amortization of the Company’s identifiable intangible assets by major class:

	September 30, 2019			December 31, 2018
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Finite-lived intangible assets
Customer relationships	$288,026	$(184,626)	$103,400	$291,503	$(164,611)	$126,892
Databases and content	1,721,623	(311,458)	1,410,165	1,725,878	(233,733)	1,492,145
Computer software	308,399	(133,931)	174,468	268,704	(97,570)	171,134
Finite-lived intangible assets	2,318,048	(630,015)	1,688,033	2,286,085	(495,914)	1,790,171
Indefinite-lived intangible assets
Trade names	168,313	—	168,313	168,349	—	168,349
Total intangible assets	$2,486,361	$(630,015)	$1,856,346	$2,454,434	$(495,914)	$1,958,520

Amortization expense amounted to $41,656 and $57,186 for the three months ended September 30, 2019, and 2018, respectively, and $138,694 and $171,858 for the nine months ended September 30, 2019, and 2018, respectively.

In September 2019, Company purchased the key business assets of SequenceBase which was accounted for as an asset acquisition. As a result of the purchase, customer relations balance increased $1,000 and computer software increased $2,500.

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the nine months ended September 30, 2019:

Total
Balance as of December 31, 2018	$1,282,919
Changes due to foreign currency fluctuations	(1,415)
Balance as of September 30, 2019	$1,281,504

Note 8: Derivative Instruments

The IPM Product Line and related assets, which was divested on October 1, 2018, had forward contracts with notional values of $0 at September 30, 2019 and December 31, 2018. Gains or (losses) on the forward contracts amounted to $0 and $812 for the three months ended September 30, 2019 and 2018, respectively. Gains or (losses) on the forward contracts amounted to $0 and $(240) for the nine months ended September 30, 2019 and 2018, respectively. These amounts were recorded in Revenues, net in the Interim Condensed Consolidated Statements of Operations. The cash flows from forward contracts are reported as operating activities in the Interim Condensed Consolidated Statements of Cash Flows. The fair value of the forward contracts recorded in Accrued expenses and other current liabilities was $0 as at September 30, 2019 and December 31, 2018.

Effective March 31, 2017, the Company entered into interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $300,000 of its outstanding Term Loan arrangements. Additionally, effective February 28, 2018, the Company entered into another interest rate swap relating to interest payments on $50,000 of its outstanding Term Loan arrangements. These hedging instruments mature on March 31, 2021. The Company applies hedge accounting by designating the interest rate swaps as a hedge on applicable future quarterly interest payments.

In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50,000 of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100,000 of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company will apply hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments. Changes in the fair value are recorded in Accumulated other comprehensive income (loss) ("AOCI") and the amounts reclassified out of AOCI are recorded to Interest expense, net. The fair value of the interest rate swaps is recorded in Other non-current assets or liabilities according to the duration of related cash flows. The total fair value of the interest rate swaps was a liability of $3,208 at September 30, 2019 and an asset of $3,644 at December 31, 2018.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

See Note 9 — "Fair Value Measurements" for additional information on derivative instruments.

The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and nine months ended September 30, 2018:

AOCI Balance at December 31, 2017	$1,107
Derivative gains (losses) recognized in Other comprehensive income (loss)	3,786
Amount reclassified out of Other comprehensive income (loss) to net loss	(288)
AOCI Balance at March 31, 2018	$4,605
Derivative gains (losses) recognized in Other comprehensive income (loss)	1,797
Amount reclassified out of Other comprehensive income (loss) to net loss	(72)
AOCI Balance at June 30, 2018	$6,330
Derivative gains (losses) recognized in Other comprehensive income (loss)	651
Amount reclassified out of Other comprehensive income (loss) to net loss	73
AOCI Balance at September 30, 2018	$7,054

The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and nine months ended September 30, 2019:

AOCI Balance at December 31, 2018	$3,644
Derivative gains (losses) recognized in Other comprehensive income (loss)	(2,376)
Amount reclassified out of Other comprehensive income (loss) to net loss	430
AOCI Balance at March 31, 2019	$1,698
Derivative gains (losses) recognized in Other comprehensive income (loss)	(4,247)
Amount reclassified out of Other comprehensive income (loss) to net loss	402
AOCI Balance at June 30, 2019	$(2,147)
Derivative gains (losses) recognized in Other comprehensive income (loss)	(1,271)
Amount reclassified out of Other comprehensive income (loss) to net loss	210
AOCI Balance at September 30, 2019	$(3,208)

Note 9: Fair Value Measurements

The Company records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is described below. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

•	Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Unobservable inputs that are support by little or no market activity. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Below is a summary of the valuation techniques used in determining fair value:

Derivatives - Derivatives consist of foreign exchange contracts and interest rate swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates or using other observable inputs. The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities or using market inputs with mid-market pricing as a practical expedient for bid-ask spread. See Note 8 — "Derivative Instruments" for additional information.

Contingent consideration - The Company values contingent consideration related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues, net new business and operating forecasts and the probability of achieving the specific targets.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The Company has determined that its forward contracts, included in Accrued expenses and other current liabilities, and interest rate swaps, included in Accumulated other comprehensive (loss) income and Other current assets and Other non-current assets according to the duration of related interest payments, reside within Level 2 of the fair value hierarchy.

The earn-out liability is recorded in Accrued expenses and other current liabilities and Other non-current liabilities and is classified as Level 3 in the fair value hierarchy. Additionally, the earn-out relates to the TrademarkVision and the Publons acquisitions that occurred in 2018 and 2017, respectively. The amount payable is contingent upon the achievement of certain company specific milestones and performance metrics over a 1-year and 3-year period, respectively, including number of cumulative users, cumulative reviews and annual revenues. In accordance with ASC 805, we estimated the fair value of the earn-out using a Monte Carlo simulation. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the earn-out. As of September 30, 2019, the Company increased the earn out liabilities related to Publons and TrademarkVision based on current period performance. Changes in the earn out are recorded to Transaction expenses in the Interim Condensed Consolidated Statement of Operations. There were no transfers of assets or liabilities between levels during the periods ended September 30, 2019 and December 31, 2018.

The following table presents the changes in the earn-out, the only Level 3 item, for the three months ended September 30, 2019:

June 30, 2019	$7,544
Revaluations included in earnings	4,616
September 30, 2019	$12,160

The following table presents the changes in the earn-out, the only Level 3 item, for the nine months ended September 30, 2019:

December 31, 2018	$7,075
Revaluations included in earnings	5,085
September 30, 2019	$12,160

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

The following table provides a summary of the Company's assets and liabilities that were recognized at fair value on a recurring basis as at September 30, 2019 and December 31, 2018:

	Level 1	Level 2	Level 3	Total Fair Value
September 30, 2019
Liabilities
Interest rate swap liability	—	3,208	—	3,208
Earn-out liability	—	—	12,160	12,160
Total	$—	$3,208	$12,160	$15,368

	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2018
Assets
Interest rate swap asset	—	3,644	—	3,644
	$—	$3,644	$—	$3,644
Liabilities
Earn-out liability	—	—	7,075	7,075
Total	$—	$—	$7,075	$7,075

Non-Financial Assets Valued on a Non-Recurring Basis

The Company’s long-lived assets, including goodwill and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment. There have been no impairments of the Company’s long-lived assets during any of the periods presented.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Note 10: Debt

The following is a summary of the Company’s debt:

		September 30, 2019		December 31, 2018
		Interest	Carrying	Interest	Carrying
Type	Maturity	Rate	Value	Rate	Value
Senior Unsecured Notes	2024	7.875%	$500,000	7.875%	$500,000
Term Loan Facility	2023	5.294%	842,484	5.729%	1,483,993
Revolving Credit Facility	2021	—%	—	5.754%	5,000
Revolving Credit Facility	2021	—%	—	5.729%	40,000
Total debt outstanding			1,342,484		2,028,993
Deferred financing charges			(20,038)		(34,838)
Term Loan Facility, discount			(1,737)		(3,633)
Current Portion of Long-Term Debt			(15,345)		(60,345)
Long-term debt, net of current portion and deferred financing charges			$1,305,364		$1,930,177

Upon the close of the Transactions, the Company made a voluntary prepayment of $630,000 toward the Company’s Term Loan Facility and $20,000 toward the Company's Revolving Credit Facility. In addition, the Company wrote down deferred financing charges and original issuance discount on the Term Loan in proportion to the principal paydown. These write-downs of $7,718 in deferred financing fees and $1,406 in original issues discount, were included in Interest expense, net within the statement of operations in the second quarter of 2019. During the nine months ended September 30, 2019, the Company paid down an additional $30,000 drawn on the Revolving Credit Facility prior to the close of the Transaction.

With respect to the Credit Agreement, the Company may be subject to certain negative covenants, including compliance with total first lien net leverage ratio, if certain conditions are met.  These conditions were not met and the Company was not required to test compliance with these covenants as of September 30, 2019.

The obligations of the Borrowers under the Credit Agreement are guaranteed by UK Holdco and certain of its restricted subsidiaries and are secured by substantially all of UK Holdco's and certain of its restricted subsidiaries’ assets (with customary exceptions described in the Credit Agreement). UK Holdco and its restricted subsidiaries are subject to certain covenants including restrictions on UK Holdco’s ability to pay dividends, incur indebtedness, grant a lien over its assets, merge or consolidate, make investments, or make payments to affiliates.

As of September 30, 2019, letters of credit totaling $1,935 were collateralized by the Revolving Credit Facility. Notwithstanding the Revolving Credit Facility, as of September 30, 2019, the Company had an unsecured corporate guarantee outstanding for $9,639 and cash collateralized letters of credit totaling $36, all of which were not collateralized by the Revolving Credit Facility. The Company’s cash from operations is expected to meet repayment needs on outstanding borrowings for a period of 12 months after the financial statement issuance date.

The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value due to the short-term nature of the interest rate bench mark rates. The fair value of the fixed rate debt is estimated based on market observable data for debt with similar prepayment features. The fair value of the Company’s debt was $1,368,718 and $1,950,318 at September 30, 2019 and December 31, 2018, respectively. The debt is considered a Level 2 liability under the fair value hierarchy.

Note 11: Shareholders’ Equity

Jersey

In March 2017, the Company formed the Management Incentive Plan under which certain employees of the Company may be eligible to purchase shares of the Company. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. Additionally, along with a subscription, employees receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting. See Note 17 – “Employee Incentive Plans” for additional detail related to the options. The Company received net subscriptions for 13,347 and 187,766 shares, retroactively restated for the effect of the reverse recapitalization, during the three and nine months ended September 30, 2018, respectively. There were no share subscriptions received prior to the close of the Transactions in 2019.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Post-Transactions

Immediately prior to the closing of the Transactions, there were 87,749,999 shares of Churchill common stock issued and outstanding, consisting of (i) 68,999,999 public shares (Class A) and (ii) 18,750,000 founder shares (Class B). On May 13, 2019, in connection with the Transactions, all of the Class B common stock converted into Class A common stock of the post-combination company on a one-for-one basis, and effect the reclassification and conversion of all of the Class A common stock and Class B common stock into a single class of common stock of Clarivate Analytics PLC. One stockholder elected to have one share redeemed in connection with the Transactions.

In June 2019, the Company formed the 2019 Incentive Award Plan under which employees of the Company may be eligible to purchase shares of the Company. See Note 17 – “Employee Incentive Plans” for additional detail related to the 2019 Incentive Award Plan. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. At September 30, 2019 there were unlimited shares of common stock authorized, and 306,050,763 shares issued and outstanding, with a par value of $0.00. The Company did not hold any shares as treasury shares as of September 30, 2019 or December 31, 2018. The Company’s common stockholders are entitled to one vote per share.

Warrants

Upon consummation of the Transactions, the Company has warrants outstanding to purchase an aggregate of 52,800,000 ordinary shares. Each outstanding whole warrant of Churchill represents the right to purchase one ordinary share of the Company in lieu of one share of Churchill common stock upon closing of the Transactions at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing upon the later of (i) 30 days after the completion of the Transactions and (ii) September 11, 2019. As of September 30, 2019, no warrants had been exercised.

Additionally, the Warrants are not exercisable and the Company shall not be obligated to issue shares of common stock upon exercise of the Warrants unless the shares of common stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the applicable securities laws. Lastly, the holder does not have the right to exercise the Warrants to the extent that they would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

Incentive Shares

Upon consummation of the Transactions, there were 7,000,000 ordinary shares of Clarivate that are issuable to persons designated in the Sponsor Agreement if the last sale price of Clarivate's ordinary shares is at least $20.00 for 40 days over a 60 consecutive trading day period on or before the sixth anniversary of the closing of the Transactions.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Note 12: Pension and Other Post-Retirement Benefits

The components of net periodic benefit cost changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows:

	Three Months Ended September 30,
	2019	2018
Service cost	$220	$222
Interest cost	80	71
Expected return on plan assets	(40)	(37)
Amortization of actuarial gains	(20)	(19)
Net periodic benefit cost	$240	$237

	Nine Months Ended September 30,
	2019	2018
Service cost	$662	$666
Interest cost	238	213
Expected return on plan assets	(120)	(112)
Amortization of actuarial gains	(49)	(57)
Net periodic benefit cost	$731	$710

Interest cost and expected return on plan assets are recorded in Interest expense, net on the accompanying Interim Condensed Consolidated Statements of Operations.

Note 13: Revenue Recognition

The tables below show the Company's disaggregated revenues for the periods presented:

	Three Months Ended September 30,
	2019	2018
Subscription revenues	$200,813	$204,305
Transactional revenues	42,252	39,117
Total revenues, gross	243,065	243,422
Deferred revenues adjustment(1)	(67)	(525)
Total Revenues, net	$242,998	$242,897

(1) This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

	Nine Months Ended September 30,
	2019	2018
Subscription revenues	$596,052	$596,411
Transaction revenues	123,642	129,715
Total revenues, gross	719,694	726,126
Deferred revenues adjustment(1)	(362)	(2,905)
Total Revenues, net	$719,332	$723,221

(1) This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Contract Balances

	Accounts receivable	Current portion of deferred revenues	Non-current portion of deferred revenues
Opening (1/1/2019)	$331,295	$391,102	$17,112
Closing (9/30/2019)	226,997	330,786	21,299
(Increase) decrease	$104,298	$60,316	$(4,187)

Opening (1/1/2018)	$317,808	$361,260	$15,796
Closing (12/31/2018)	331,295	391,102	17,112
Increase	$(13,487)	$(29,842)	$(1,316)

The amount of revenue recognized in the period that were included in the opening deferred revenues current and long-term balances were $210,784. This revenue consists primarily of subscription revenue.

Transaction Price Allocated to the Remaining Performance Obligation

As of September 30, 2019, approximately $66,723 of revenue is expected to be recognized in the future from remaining performance obligations, excluding contracts with durations of one year or less. The Company expects to recognize revenue on approximately 67% of these performance obligations over the next 12 months. Of the remaining 33%, 21% is expected to be recognized within the following year, with the final 12% expected to be recognized within years 3 to 10.

Note 14: Income Taxes

During the three and nine months ended September 30, 2019, the Company recognized an income tax provision of $1,644 on income before income tax of $12,475 and $5,596, on loss before income tax of $120,594, respectively. During the three and nine months ended September 30, 2018, the Company recognized an income tax provision of $3,244, and $3,601, respectively, on a loss before income tax of $51,483 and $195,107, respectively. The tax provision in each period ended September 30, 2019, and September 30, 2018, respectively, reflects the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.

Note 15: Tax Receivable Agreement

At the completion of the Transactions, we recorded an initial liability of $264,600 payable to the pre-business combination equity holders under the TRA, representing approximately 85% of the calculated tax savings based on the portion of the Covered Tax Assets we anticipate being able to utilize in future years. Based on current projections of taxable income, and before deduction of any specially allocated depreciation and amortization, we anticipate having enough taxable income to utilize a significant portion of these specially allocated deductions related to the original Covered Tax Assets (as defined in the TRA). Total payments related to the TRA could be up to a maximum of $507,326 if all Covered Tax Assets are utilized. TRA payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30,000 for payments to be made in 2021 and 2022, but will not be subject to deferral thereafter. As of September 30, 2019, our liability under the TRA was $264,600.

The projection of future taxable income involves significant judgment. Actual taxable income may differ from our estimates, which could significantly impact the liability under the TRA. We have determined it is more-likely-than-not we will be unable to utilize all of our deferred tax assets ("DTAs") subject to the TRA; therefore, we have not recorded a liability under the TRA related to the tax savings we may realize from the utilization of NOL carryforwards and the amortization related to basis adjustments created by the Transaction. If utilization of these DTAs becomes more-likely-than-not in the future, at such time, we will record liabilities under the TRA of up to an additional $134,377 as a result of basis adjustments under the Internal Revenue Code and up to an additional $108,350 related to the utilization of NOL and credit carryforwards, which will be recorded through charges to our statements of operations. However, if the tax attributes are not utilized in future years, it is possible no amounts would be paid under the TRA. In this scenario, the reduction of the liability under the TRA would result in a benefit to our statements of operations.

On August 21, 2019, the Comoabt entered into a Buyout Agreement among the Company and Onex Partners IV LP ("TRA Buyout Agreement"), pursuant to which the Company agreed to terminate all future payment obligations of the Company under the Tax Receivable Agreement in exchange for a payment of $200,000 (the “TRA Termination Payment”). Payment of the TRA Termination Payment is due five business days following receipt by the Company and/or its subsidiaries of net cash proceeds of one or more transactions with sources of equity or debt financing that, together with other sources of cash readily available to the Company and its subsidiaries that we determine to utilize for such purpose, are sufficient to pay the TRA Termination Payment. In the event the TRA Termination Payment has not been fully paid in cash prior to December 31, 2019, the parties’ obligations under the TRA Buyout Agreement will automatically terminate and the Company's obligations under the Tax Receivable Agreement will be unmodified and remain in full force and effect, provided this deadline may be extended upon mutual written consent. The TRA Buyout Agreement requires the Company's to use commercially reasonable efforts to obtain debt or equity financing that will permit it to make the TRA Termination Payment prior to December 31, 2019, and the source of the payment is expected to be a combination of either cash on hand, borrowings under the existing Credit Facilities, proceeds from a refinancing of our existing debt and/or issuance of new debt. Effective upon the Company's payment in full of the TRA Termination Payment, the Company's obligation to make payments under the Tax Receivable Agreement will terminate.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Note 16: Commitments and Contingencies

Lawsuits and Legal Claims

The Company is engaged in various legal proceedings, claims, audits and investigations that have arisen in the ordinary course of business. These matters include, but are not limited to, antitrust/competition claims, intellectual property infringement claims, employment matters and commercial matters. The outcome of all of the matters against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the ultimate resolution of any such matters, individually or in the aggregate, will not have a material impact on the Company’s financial condition taken as a whole.

Contingent Liabilities

In conjunction with the acquisition of Publons, the Company agreed to pay former shareholders up to an additional $9,500 through 2020. Amounts payable are contingent upon Publons' achievement of certain milestones and performance metrics. The Company had an outstanding liability for $4,445 and $2,960 related to the estimated fair value of this contingent consideration as of September 30, 2019 and December 31, 2018, respectively. The outstanding balance consisted of $4,445 and $1,600 included in Accrued expenses and other current liabilities, and $0 and $1,360 included in Other non-current liabilities in the Interim Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018, respectively.

In conjunction with the acquisition of TrademarkVision that occurred on October 25, 2018, the Company agreed to pay former shareholders a potential earn-out dependent upon achievement of certain milestones and financial performance metrics through 2020. Amounts payable are contingent upon TrademarkVision’s achievement of certain milestones and performance metrics. As of September 30, 2019 and December 31, 2018, the Company had an outstanding liability for $7,715 and $4,115 respectively, related to the estimated fair value of this contingent consideration. The outstanding balance was included in Accrued expenses and other current liabilities as of September 30, 2019, and in Other non-current liabilities as of December 31, 2018, in the condensed consolidated balance sheets.

Tax Indemnity

In connection with the 2016 Transaction, the Company recorded certain tax indemnification assets pursuant to the terms of the separation and indemnified liabilities identified therein. The asset write down was recorded within Other operating income (expense), net within the Interim Condensed Consolidated Statement of Operations during the year ended December 31, 2018.

Legal Settlement

In September 2019, the Company settled a confidential claim that resulted in a gain. The net gain was recorded in Legal settlement within the Interim Condensed Consolidated Statement of Operations during the three and nine months ended September 30, 2019.

Note 17: Employee Incentive Plans

Prior to the Transactions, the Company operated under its 2016 Equity Incentive Plan, which provided for certain employees of the Company to be eligible to participate in equity ownership in the Company. On May 8, 2019, in anticipation of the Transactions, the Board adopted the 2019 Incentive Award Plan, which was an amendment, restatement and continuation of the 2016 Equity Incentive Plan. Upon closing of the Transactions, awards under the 2016 Equity Incentive Plan were converted using the exchange ratio established during the Transactions and assumed into the 2019 Incentive Award Plan (see Note 4 – "The Transactions"). A maximum aggregate amount of 60,000,000 ordinary shares are reserved for issuance under the 2019 Incentive Award Plan. Equity awards under the 2019 Incentive Award Plan may be issued in the form of options to purchase shares of the Company which are exercisable upon the occurrence of conditions specified within individual award agreements. The 2019 Incentive Award Plan permits the granting of awards in the form of incentive stock options, non-qualified stock options, share appreciation rights, restricted shares, restricted share units and other stock-based or cash based awards. Equity awards may be issued in the form of restricted shares or restricted share units with dividend rights or dividend equivalent rights subject to vesting terms and conditions specified in individual award agreements. The Company’s Management Incentive Plan provides for employees of the Company to be eligible to purchase shares of the Company. See Note 11 – “Shareholders’ Equity” for additional information.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

A summary of the Company’s share-based compensation is as follows:

	Three Months Ended September 30,
	2019	2018
Share-based compensation expense	$9,567	$3,660
Tax benefit recognized	$45	$96

	Nine Months Ended September 30,
	2019	2018
Share-based compensation expense	$46,675	$10,682
Tax benefit recognized	$201	$288

As of September 30, 2019, 37,043,548 ordinary shares remained available for issuance under the 2019 Incentive Award Plan. In the three months ended September 30, 2019, the Company recognized additional share-based compensation expense related to the modification of certain awards under the 2019 Incentive Award Plan. As of September 30, 2019, there was $8,934 of total unrecognized compensation cost, related to outstanding stock options, which is expected to be recognized through 2024 with a remaining weighted-average service period of 2.5 years.

The Company’s stock option activity is summarized below:

			Weighted-Average
		Weighted	Remaining	Aggregate
	Number of	Average Exercise	Contractual Life	Intrinsic
	Options	Price per Share	(in years)	Value
Balance at December 31, 2018, as originally reported	185,601	$1,587	8.5	$13,293
Modified options	24,339,097	—	—	—
Balance at December 31, 2018, as modified	24,524,698	12.44	8.5	13,293
Granted	2,321,360	17.55	9.5	—
Expired	(820,612)	8.54	—	—
Forfeited	(2,268,238)	11.24	—	—
Exercised	(800,756)	6.66	—	8,106
Outstanding as of September 30, 2019	22,956,452	$11.96	7.9	$146,085
Vested and exercisable at September 30, 2019	14,374,000	$11.52	7.7	$79,377

As noted above, options issued and outstanding under the 2016 Equity Incentive Plan prior to the Transactions were converted to options under the 2019 Incentive Award Plan through the Exchange Ratio established in the Transactions (see Note 4 – "The Transactions"). The 24,339,097 of options modified in the above table represent this share conversion.

The aggregate intrinsic value in the table above represents the difference between the closing price of the Company's common shares on September 30, 2019 and the exercise price of each in-the-money option. There were 800,756 stock options exercised in the nine months ended September 30, 2019. The weighted-average fair value of options granted per share was $9.54 as of September 30, 2019.

The Company accounts for awards issued under the 2019 Incentive Award Plan as additional contributions to equity. Share-based compensation includes expense associated with stock option grants which is estimated based on the grant date fair value of the award issued. Share-based compensation expense related to stock options is recognized over the vesting period of the award which is generally five years, on a graded-scale basis.

The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. The Black-Scholes model takes into account the fair value of an ordinary share and the contractual and expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. Prior to becoming a public company, the fair value of the Company’s ordinary shares were determined utilizing an external third-party pricing specialist.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

The contractual term of the option ranges from the one year to 10 years. Expected volatility is the average volatility over the expected terms of comparable public entities from the same industry. The risk-free interest rate is based on a treasury rate with a remaining term similar to the contractual term of the option. The Company is recently formed and at this time does not expect to distribute any dividends. The Company recognizes forfeitures as they occur.

The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:

September 30, 2019
Weighted-average expected dividend yield	—
Weighted-average expected volatility	19.87%
Weighted-average risk-free interest rate	2.43%
Expected life (in years)	5 - 9

Transactions Related Awards

The Sponsor Agreement provided that certain ordinary shares of Clarivate available for distribution to persons designated in the Sponsor Agreement in connection with the Transactions, and certain Clarivate warrants available for distribution to such persons, in each case, were subject to certain time and performance-based vesting provisions described below. In addition, Incentive Shares were granted to persons designated in the Sponsor Agreement. See Note 11 - "Shareholders’ Equity” for details on the respective awards.

The vesting conditions added to certain ordinary shares include the following:

5,309,713 ordinary shares of Clarivate held by persons designated in the Sponsor Agreement, will vest in three equal annual installments on the first, second and third anniversaries of the closing of the Transactions, respectively, and are not contingent on continuing or future service of the respective holders to the Company.

2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate's ordinary shares is at least $15.25 on or before the date that is 42 months after the closing of the Transactions; provided that none of such Clarivate ordinary will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company.

2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate's ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions; provided that none of such Clarivate ordinary will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company.

The vesting conditions added to certain warrants include the following:

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

17,265,826 of certain warrants held by persons designated in the Sponsor Agreement, will vest at such time as the last sale price of Clarivate's ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions; provided that none of such Clarivate warrants will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company.

In considering the terms of the transaction related awards, the Company notes that the time based vesting restrictions were not conditioned on any continuing or future service of the holders to the Company, and reflect “lock-up” periods of the issuable shares. Further, the above mentioned performance-based restrictions were considered market conditions pursuant to ASC 718, and are contemplated in the value of the awards. As such vesting restrictions were contemplated in conjunction with the granting of Incentive Shares (Note 11), the Company considered such terms of the total basket of transaction awards in determination of the fair value of the awards. As no continued or future service was required by the holders of such awards, the Company recognized compensation expense in the second quarter based on the fair value of such awards upon closing of the Transactions. The Company recognized $25,013 expense, net in Share-based compensation expense as of the date of the Transactions in accordance with the issuance of incentive shares offset by the addition of vesting terms to certain ordinary shares and warrants, as described above. The expense included the increases in value of $48,102 for the granting of incentive shares, the increase in value of $1,193 for ordinary shares with only time vesting conditions, and the increase in value of shares purchased by the Founders immediately prior to the transaction of $4,411, all offset by the reduction in value of $9,396 for ordinary shares with performance vesting condition of $15.25, the reduction in value of $13,101 for ordinary shares with performance vesting condition of $17.50 and the reduction in value of $6,297 related to warrants. Pursuant to the Sponsor Agreement, certain founders of Churchill Capital Corp purchased an aggregate of 1,500,000 shares of Class B common stock of Churchill immediately prior to the closing of the Transactions for an aggregate purchase price of  $15,000.

We used a third-party specialist to fair value the awards at the Transactions close date of May 13, 2019 using the Monte Carlo simulation approach. The assumptions included in the model include, but are not limited to, risk-free interest rate, 2.20%; expected volatility of the Company's and the peer group's stock prices, 20.00%; and dividend yield, 0.00%. A discount for lack or marketability (“DLOM”) was applied to shares that are subject to remaining post vesting lock up restrictions. The DLOM was between 3%-7% dependent on the length of the post vesting restriction period.

On August 14, 2019, Clarivate (on its behalf and on behalf of its subsidiaries) agreed to waive the performance and time vesting conditions, described above, subject to the consummation of the secondary offering. These shares and warrants nevertheless remain subject to a lock-up for a period ranging from two to three years following the closing of the Mergers. We used a third-party specialist to fair value the awards at the modification date using the Monte Carlo simulation approach. The assumptions included in the model include, but are not limited to, risk-free interest rate, 1.42%; expected volatility of the Company's and the peer group's stock prices, 20.00%; and dividend yield, 0.00%. A discount for lack or marketability (“DLOM”) was applied to shares that are subject to remaining post vesting lock up restrictions. The DLOM was between 3%-7% dependent on the length of the post vesting restriction period. Waiving the performance and time vesting conditions resulted in an immaterial impact to the Interim Condensed Consolidated Statements of Operations.

Incentive Shares granted in connection with the Transactions are available for future assignment by the holders. Company will evaluate if additional stock compensation expense is required upon any future assignment of such awards.

Note 18: Earnings per Share

Potential common shares of 9,713,683 related to Incentive Shares and options related to the Employee Incentive Plan were excluded from diluted EPS for the three months ended September 30, 2019 as their inclusion would be anti-dilutive or their performance metric was not met. Potential common shares of 82,756,452 related to Private Placement Warrants, Public Warrants, Incentive Shares and options related to the Employee Incentive Plan were excluded from diluted EPS for the nine months ended September 30, 2019, as the Company had a net loss and their inclusion would be anti-dilutive or their performance metric was not met. Potential common shares of 24,059,222 related to options granted under the Employee Incentive Plan were excluded from diluted EPS for the three and nine months ended September 30, 2018, as the Company had net losses and their inclusion would be anti-dilutive.See Note 11 — "Shareholders' Equity" and Note 17 — "Employee Incentive Plans” for a description.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. See Note 4 – "The Transactions". Accordingly, weighted-average shares outstanding for purposes of the EPS calculation have been retroactively restated as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey share to 132.13667 Clarivate shares).

The basic and diluted EPS computations for our common stock are calculated as follows (in thousands, except per share amounts):

	Three Months Ended September 30,
	2019	2018
Basic/Diluted EPS
Net income (loss)	$10,831	$(54,727)

Basic Weighted-average number of common shares outstanding	305,428,062	217,506,553
Diluted Weighted-average number of common shares outstanding	328,854,063	217,506,553

Basic EPS	0.04	(0.25)
Diluted EPS	0.03	(0.25)

	Nine Months Ended September 30,
	2019	2018
Basic/Diluted EPS
Net loss	$(126,190)	$(198,708)

Basic Weighted-average number of common shares outstanding	262,894,388	217,450,475
Diluted Weighted-average number of common shares outstanding	262,894,388	217,450,475

Basic EPS	(0.48)	(0.91)
Diluted EPS	(0.48)	(0.91)

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

Note 19: Related Party and Former Parent Transactions

Onex Partners Advisor LP (“Onex”), an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Consulting Services Agreement with Onex, pursuant to which the Company is provided certain ongoing strategic and financing consulting services in exchange for a quarterly management fee. In connection with this agreement, the Company recognized $30 and $208 for the three months ended September 30, 2019, and 2018, respectively, and $419 and $624 for the nine months ended September 30, 2019 and 2018, respectively. The Company pays 0.1% interest per annum to Onex for the Credit Agreement. The Company recognized $0 and $223 for the three months ended September 30, 2019 and 2018, respectively, and $327 and $675 for the nine months ended September 30, 2019 and 2018, respectively, in interest expense for the Onex related interest. The Company had an outstanding liability of $30 and $450 to Onex as of September 30, 2019, and December 31, 2018, respectively. In addition, the Company paid Onex a management fee of $5,400 in connection with the Transactions in the second quarter of 2019. See Note 4 — "The Transactions" for additional information.

BPEA, an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Management Services Agreement with BPEA, pursuant to which the Company is provided certain ongoing strategic and financing consulting services. In connection with this agreement, the Company recognized $0 and $167 for the three months ended September 30, 2019, and 2018, respectively, and $246 and $501 for the nine months ended September 30, 2019, and 2018, respectively, in operating expenses related to this agreement. The Company had an outstanding liability of $0 and $334 to BPEA as of September 30, 2019, and December 31, 2018, respectively. In addition, the Company paid BPEA a management fee of $2,100 in connection with the Transactions in the second quarter of 2019. See Note 4 — "The Transactions" for additional information.

At the completion of the Transactions, we recorded an initial liability of $264,600 payable to the TRA Parties under the TRA. To date, there has been no activity recorded under the TRA. See Note 15 — "Tax Receivable Agreement" for further details.

In connection with the 2016 Transaction, Bidco and a subsidiary of the Former Parent entered into the Transition Service Agreement, which became effective on October 3, 2016, pursuant to which such subsidiary of the Former Parent will, or will cause its affiliates and/or third-party service providers to, provide Bidco, its affiliates and/or third-party service providers with certain technology, facilities management, human resources, sourcing, financial, accounting, data management, marketing and other services to support the operation of the IP&S business as an independent company. Such services are provided by such subsidiary of the Former Parent or its affiliates and/or third-party service providers for various time periods and at various costs based upon the terms set forth in the Transition Service Agreement.

A controlled affiliate of Baring is a vendor of ours. Total payments to this vendor were $126 and $59 for the three months ended September 30, 2019 and 2018 respectively, and $444 and $288 for the nine months ended September 30, 2019, and 2018, respectively. The Company had an outstanding liability of $166 and $120 as of September 30, 2019 and December 31, 2018, respectively.

Jerre Stead, Chief Executive Officer of the Company, is the Co-founder of a vendor of ours. Total payments to this vendor were $481 for the three and nine months ended September 30, 2019, respectively, and the Company had no outstanding liability as of September 30, 2019. This vendor was not a related party during the three and nine months ended September 30, 2018

A former member of our key management is the Co-founder of a vendor of ours. Total payments to this vendor were $0 and $278 for the three and nine months ended September 30, 2019, and the Company had no outstanding liability as of September 30, 2019. This vendor was not a related party during the three and nine months ended September 30, 2018.

Note 20: Subsequent Events

Management has evaluated the impact of events that have occurred subsequent to September 30, 2019. Based on this evaluation, other than disclosed within these interim condensed consolidated combined financial statements and related notes or described below, the Company has determined no other events were required to be recognized or disclosed.

On October 31, 2019, Camelot Finance S.A., an indirect wholly owned subsidiary of the Company, completed the offering of $700,000 in aggregate principal of its 4.50% Senior Secured Notes due 2026 (the “2026 Notes”). In connection with completion of the 2026 Notes offering, Camelot Finance S.A. entered into a new Senior Credit Facility, which provided $900,000 in Term Loan Borrowings (the “2019 Term Loan Facility”) at a rate of Libor plus 3.25% and a $250,000 revolving line of credit (the “2019 Revolving Credit Facility”) which is available to fund working capital and other general corporate needs. The 2019 Term Loan Facility was drawn down in full at inception effective October 2019.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except share and per share data, option price amounts, ratios, or as noted)

The Company used the proceeds from the 2026 Notes offering, together with borrowings under the New Term Loan Facility, to redeem the existing 7.875% Senior Secured Notes, refinance outstanding borrowings of $846,320 on the existing Term Loan Facility, and pay fees and expenses associated with the refinancing of $20,000. In addition, the Company intends to use the remaining proceeds to meet its obligation to pay $200,000 under the TRA Buyout Agreement. After these uses of funds, the Company expects to have a net $12,000 in additional cash on hand as a result of the refinancing activity.

Per 2019 Revolving Credit Facility, the Company will be required to maintain a maximum total first lien net leverage ratio not in excess of 7.25 to 1.00. This springing covenant must be tested on the last day of any quarter where more than 35% of the 2019 Revolving Credit Facility (excluding (i) up to $20,000 in undrawn letters of credit and (ii) any cash collateralized letters of credit) is utilized at such date.

On November 3, 2019, the Company entered into an agreement with an unrelated third-party for the sale of certain assets and liabilities of its MarkMonitor business within its IP Group. The divestment is expected to close during the fourth quarter of 2019 for a consideration of approximately $5,000, subject to adjustments as defined in the Sales and Purchase Agreement, subject to typical working capital adjustments, and the Company expects to incur a book loss in the range of $5,000 to $15,000. As of September 30, 2019, the Company determined that no impairment existed and that these assets did not meet the criteria to be classified as held for sale and accordingly its results are presented with continuing operations.

CLARIVATE ANALYTICS PLC

Quarterly and Semi-Annual Report

As of and for the three and six months ended June 30, 2019

General Overview

Introductory Note

In this report ("Report"), unless otherwise indicated or the context otherwise requires, the terms “the Company,” “us,” “we,” and “our” refer to Clarivate Analytics Plc. The Company was registered on January 7, 2019 and is organized under the laws of Jersey, Channel Islands, and was created to be the holding company of Camelot Holdings (Jersey) Limited and its subsidiaries. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR.

In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, collectively, the “Merger Agreement”) by and among Churchill Capital Corp, a Delaware corporation (“Churchill”), the Company, CCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), Camelot Merger Sub (Jersey) Limited, a private limited company organized under the laws of Jersey, Channel Islands and wholly owned subsidiary of the Company (“Jersey Merger Sub”), among other things, provided for (i) Jersey Merger Sub to be merged with and into the Company being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). In this Report, we sometimes refer to the Transactions as the “business combination.” Following the consummation of the Transactions, the ordinary shares and warrants of the Company began trading on the New York Stock Exchange ("NYSE") and the NYSE American, respectively, under the symbols "CCC" and "CCC.W", respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Report includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this Report and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the benefits and synergies of the Transactions, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which the Company operates. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting the Company. Factors that may impact such forward-looking statements include:

•	the Company’s ability to compete in the highly competitive markets in which it operates, and potential adverse effects of this competition;

•	the Company’s ability to maintain revenues if its products and services do not achieve and maintain broad market acceptance, or if it is unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements;

•	uncertainty, downturns and changes in the markets the Company serves;

•	the Company’s ability to achieve all expected benefits from the items reflected in the adjustments included in Standalone Adjusted EBITDA, a non-GAAP measure;

•	the Company’s ability to achieve operational cost improvements and other benefits expected from the Transactions;

•	the Company’s dependence on third parties, including public sources, for data, information and other services;

•	increased accessibility to free or relatively inexpensive information sources;

•	the Company’s ability to maintain high annual revenue renewal rates as recurring subscription-based arrangements generate a significant percentage of the Company’s revenues;

•	the reputation of the Company’s brands and the Company’s ability to remain a trusted source of high-quality content, analytics services and workflow solutions;

•	the Company’s reliance on its own and third-party telecommunications, data centers and network systems, as well as the Internet;

•	the Company’s recent implementation of a new enterprise resource planning system;

•	the Company’s ability to fully derive anticipated benefits from existing or future acquisitions, joint ventures, investments or dispositions;

•	potential liability for content contained in the Company’s products and services;

•	exchange rate fluctuations and volatility in global currency markets;

•	potential adverse tax consequences resulting from the international scope of the Company’s operations, corporate structure and financing structure;

•	U.S. tax legislation enacted in 2017, which could materially adversely affect the Company’s financial condition, results of operations and cash flows;

•	increased risks resulting from the Company’s international operations;

•	the Company’s ability to comply with various trade restrictions, such as sanctions and export controls, resulting from its international operations;

•	the Company’s ability to comply with the anti-corruption laws of the United States and various international jurisdictions;

•	results of the United Kingdom’s referendum on withdrawal from the EU;

•	fraudulent or unpermitted data access, cyber-security attacks, or other privacy breaches;

•	government and agency demand for the Company’s products and services and the Company’s ability to comply with government contracting regulations;

•	changes in legislation and regulation, which may impact how the Company provides products and services and how it collects and uses information, particularly relating to the use of personal data;

•	actions by governments that restrict access to our platform in their countries;

•	potentially inadequate protection of IP rights;

•	potential IP infringement claims;

•	the Company’s ability to attract, motivate and retain qualified employees, including members of its senior management team;

•	the Company’s ability to operate in a litigious environment;

•	the Company’s ability to transition successfully to being an independent company;

•	the material weakness in the Company’s internal controls as of December 31, 2018;

•	the Company’s potential need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets;

•	consequences of the long selling cycle to secure new contracts for certain of the Company’s products and services;

•	Thomson Reuters’ historical or future actions, or potential failure to comply with its indemnification obligations;

•	the Company’s obligations and restrictions pursuant to the Tax Receivable Agreement;

•	the Company’s high level of indebtedness;

•	the Company’s status as a foreign private issuer, emerging growth company, holding company and controlled company;

•	other factors beyond the Company’s control.

The forward-looking statements contained in this Report are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

There have been no material changes from the risk factors previously disclosed in the proxy statement/prospectus, as filed with the US Securities and Exchange Commission ("SEC") on April 26, 2019 (SEC File No. 333-229899) (“Final Proxy Statement/Prospectus”). Please refer to the “Risk Factors” section of the Final Proxy Statement/Prospectus for a discussion of the risks related to our business, the Transactions and our indebtedness.

LEGAL PROCEEDINGS

From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows. For additional discussion of legal proceedings, see “Financial Statements and Supplementary Data” – “Notes to Financial Statements” – Note 16 – “Commitments and Contingencies”, in this Report.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our unaudited consolidated financial statements, including the notes thereto, included elsewhere in this Report and the section entitled "Company's Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Final Proxy Statement/Prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under sections titled “Cautionary Statement Regarding Forward-Looking Statements” in this Report. “We,” “us,” and “our” as used herein refer to Camelot Holdings (Jersey) Limited and its subsidiaries prior to the consummation of the business combination and to Clarivate Analytics Plc and its subsidiaries (including Camelot Holdings (Jersey) Limited) following the consummation of the business combination. Certain income statement amounts discussed herein are presented on an actual and on a constant currency basis. We calculate constant currency by converting the non-U.S. dollar income statement balances for the most current year to U.S. dollars by applying the average exchange rates of the preceding year. Certain amounts that appear in this section may not sum due to rounding. Capitalized terms used and not otherwise defined herein have the meaning attributed in the Final Proxy Statement/Prospectus.

Overview

We offer a collection of high quality, market leading information and analytic products and solutions through our Science and Intellectual Property ("IP") Product Groups. Our Science Product Group consists of our Web of Science and Life Science Product Lines, and our IP Product Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. Our highly curated Web of Science products are offered primarily to universities, helping them navigate scientific literature, facilitate research and evaluate and measure the quality of researchers, institutions and scientific journals across various academic disciplines. Our Life Sciences product line offerings serve the content and analytical needs of pharmaceutical and biotechnology companies across the drug development lifecycle, including content on discovery and pre-clinical research, competitive intelligence, regulatory information and clinical trials. Our Derwent product line offerings help patent and legal professionals in R&D intensive businesses evaluate the novelty and patentability of new ideas and products to help protect and research trademarks. Our CompuMark products and services allow businesses and legal professionals to access our comprehensive trademark database. Finally, our MarkMonitor offerings include enterprise web domain portfolio management and online brand protection products and services.

Factors Affecting the Comparability of Our Results of Operations

There have been no material changes to the factors affecting the comparability of our results of operations associated with our business previously disclosed in "Company's Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Results of Operations” section in our Final Proxy Statement/Prospectus, except as set forth below. The disclosures set forth below updates, and should be read together with, the disclosures in the "Company's Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting the Comparability of Our Results of Operations” section, in our Final Proxy Statement/Prospectus.

The Transactions

In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, the “Merger Agreement”) by and among Churchill, Clarivate Delaware Merger Sub, Jersey Merger Sub, and the Company, which, among other things, provides for (i) Jersey Merger Sub to be merged with and into the Company with the Company being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). The Transactions closed on May 13, 2019. Upon the consummation of the Transactions, our available cash increased by approximately $682.1 million, of which $650.0 million was applied to pay down our existing debt and the remainder was used to pay costs related to the Transactions and for general corporate purposes.

Following the consummation of the Transactions, our ordinary shares and warrants began trading on the NYSE and NYSE American, respectively. Our filings with the SEC and listing on the NYSE have required us to develop the functions and resources necessary to operate as a public company, including employee-related costs and equity compensation, which may result in increased operating expenses, which we estimate to be approximately $6.6 million per year.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Tax Receivable Agreement

Effective May 10, 2019 the Company entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the shareholders of the Company prior to the Mergers (the "TRA Parties"), including Onex and BPEA. The Tax Receivable Agreement, which is accounted for as a long-term liability for financial reporting purposes, will generally require the Company to pay the TRA Parties 85% of the amount of cash savings, if any, realized (or, in some cases, deemed to be realized) as a result of the utilization of Covered Tax Assets (as defined in the Tax Receivable Agreement). Under the Tax Receivable Agreement, the aggregate reduction in income taxes payable will be computed by comparing the actual tax liability of the Company and its subsidiaries with the estimated tax liability of applicable entities had such entities not been able to utilize the Covered Tax Assets, taking into account several assumptions including, for example, that the relevant entities will pay U.S. state and local taxes at a rate of 7%, the tax assets existing at the time of the Company’s entry into the Tax Receivable Agreement are deemed to be utilized and give rise to a tax savings before certain other tax benefits, and certain asset or equity transfers by certain of the Company’s subsidiaries will be treated under the Tax Receivable Agreement as giving rise to tax benefits associated with the Covered Tax Assets implicated by such asset or equity transfers. Payments under the Tax Receivable Agreement will generally be made annually in cash, and the amounts payable will be subject to interest from the due date (without extensions) of the applicable tax filing that reflects a covered savings until the payment under the Tax Receivable Agreement is made. Tax Receivable Agreement payments are expected to commence in 2021 (with respect to the 2019 tax year) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30 million with respect to the Tax Receivable Agreement payments to be made in 2021 (for taxable periods ending during 2019) and 2022 (for taxable periods ending during 2020), but will not be subject to deferral thereafter. Amounts deferred under the preceding sentence will accrue interest until paid in accordance with the terms of the Tax Receivable Agreement. The Tax Receivable Agreement is subject to certain events that may give rise to an acceleration of the Company’s obligations under the Tax Receivable Agreement. The Tax Receivable Agreement may, subject to certain conditions and deferral rights of the TRA Party Representative, be terminated by the Company at any time. Upon any such termination, the Company’s obligations under the Tax Receivable Agreement would be accelerated. An acceleration of the Company’s obligations under the Tax Receivable Agreement will generally result in the Company being required to make a payment to each applicable TRA Party equal to the present value of future Tax Receivable Agreement payments that we would be obligated to make, calculated using certain assumptions. The Tax Receivable Agreement will remain in effect until all such Covered Tax Assets have been used or expired, unless the agreement is terminated early.

Key Components of Our Results of Operations

Revenues, net

We categorize our revenues into two categories: subscription and transactional.

Subscription. Subscription-based revenues are recurring revenues that are earned under annual, multi-year, or evergreen contracts, pursuant to which we license the right to use our products to our customers. Revenues from the sale of subscription data and analytics solutions are typically invoiced annually in advance and recognized ratably over the year as revenues are earned. Subscription revenues are driven by annual revenue renewal rates, new subscription business, price increases on existing subscription business and subscription upgrades and downgrades from recurring customers. Substantially all of our historical deferred revenues purchase accounting adjustments are related to subscription revenues.

Transactional. Transactional revenues are earned under contracts for specific deliverables that are typically quoted on a product, data set or project basis and often derived from repeat customers, including customers that also generate subscription-based revenues. Transactional products and services are invoiced according to the terms of the contract, typically in arrears. Transactional content sales are usually delivered to the customer instantly or in a short period of time, at which time revenues are recognized. Transactional revenues also include, to a lesser extent, professional services, which are typically performed under contracts that vary in length from several months to years for multi-year projects and are typically invoiced based on the achievement of milestones. The most significant components of our transactional revenues include our “clearance searching” and “backfiles” products.

Cost of Revenues, Excluding Depreciation and Amortization

Cost of revenues consists of costs related to the production, servicing and maintenance of our products and are comprised primarily of related personnel costs, such as salaries, benefits and bonuses for employees, fees for contracted labor, and data center services and licensing costs. Cost of revenues also includes the costs to acquire or produce content, royalties payable and non-capitalized R&D expenses. Cost of revenues does not include production costs related to internally generated software, which are capitalized.

Selling, General and Administrative, Excluding Depreciation and Amortization

Selling, general and administrative costs consist primarily of salaries, benefits, commission and bonuses for the executive, finance and accounting, human resources, administrative, sales and marketing personnel, third-party professional services fees, such as legal and accounting expenses, facilities rent and utilities and technology costs associated with our corporate infrastructure.

Depreciation

Depreciation expense relates to our fixed assets, including mainly computer hardware and leasehold improvements, furniture and fixtures. These assets are depreciated over their expected useful lives, and in the case of leasehold improvements over the shorter of their useful life or the duration of the related lease.

Amortization

Amortization expense relates to our finite-lived intangible assets, including mainly databases and content, customer relationships and internally generated computer software. These assets are amortized over periods of between two and 20 years. Definite-lived intangible assets are tested for impairment when indicators are present, and, if impaired, are written down to fair value based on discounted cash flows. No impairment of intangible assets has been identified during any financial period included in our accompanying audited consolidated financial statements.

Share-based Compensation

Share-based compensation expense includes costs associated with stock options granted to certain members of management and expense related to the issuance of shares in connection with the Transactions.

Transaction Expenses

Transaction expenses are incurred to complete business combination transactions, including acquisitions and disposals, and typically include advisory, legal and other professional and consulting costs.

Transition, Integration and Other Related Expenses

Transition, integration and other related expenses, including transformation expenses, mainly reflect the costs of transitioning certain activities performed under the Transition Services Agreement by Thomson Reuters and certain consulting costs related to standing up our back-office systems to enable our operation on a stand-alone basis. These costs include labor costs of full time employees currently working on migration projects, including primarily employees whose labor costs are capitalized in other circumstances (such as employees working on application development).

Other Operating Income (Expense)

Other operating income (expense) consists of gains or losses related to the disposal of our assets, asset impairments or write-downs and the consolidated impact of re-measurement of the assets and liabilities of our company and our subsidiaries that are denominated in currencies other than each relevant entity's functional currency.

Interest Expense, net

Interest expense, net consists of expense related to interest on our borrowings under the Term Loan Facility and the Notes, the amortization and write off of debt issuance costs and original issue discount, and interest related to certain derivative instruments.

Benefit (Provision) for Income Taxes

A provision for income tax is calculated for each of the jurisdictions in which we operate. The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the book and tax bases of assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Interest accrued related to unrecognized tax benefits and income tax related penalties are included in the provision for income taxes.

Key Performance Indicators

We regularly monitor the following key performance indicators to evaluate our business and trends, measure our performance, prepare financial projections and make strategic decisions.

Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues

We present Adjusted Revenues, which excludes the impact of the deferred revenues purchase accounting adjustment (recorded in connection with the 2016 Transaction) and the revenues from the IPM Product Line prior to its divestiture. We also present Adjusted Subscription and Adjusted Transactional Revenues, which excludes the revenues from the IPM Product Line prior to its divestiture. We present these measures because we believe it is useful to readers to better understand the underlying trends in our operations. See “— Certain Non-GAAP Measures — Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues” below for important information on the limitations of adjusted revenues and its reconciliation to the respective revenues measure under U.S. GAAP.

Adjusted EBITDA

Adjusted EBITDA is presented because it is a basis upon which our management assesses our performance and we believe it is useful for investors to understand the underlying trends of our operations. See “— Certain Non-GAAP Measures — Adjusted EBITDA” for important information on the limitations of Adjusted EBITDA and its reconciliation to our Net income (loss) under U.S. GAAP. Adjusted EBITDA represents net income (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the IPM Product Line which was divested in October 2018), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses), costs associated with the Transition Services Agreement, dated July 10, 2016, between Thomson Reuters US LLC and Camelot UK Bidco Limited, a wholly-owned subsidiary of the Company ("Transition Services Agreement"), which we entered into in connection with the 2016 Transaction, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Annualized Contract Value

Annualized Contract Value (“ACV”), at a given point in time, represents the annualized value for the next 12 months of subscription-based client license agreements, assuming that all license agreements that come up for renewal during that period are renewed. License agreements may cover more than one product and the standard subscription period for each license agreement typically runs for no less than 12 months. The renewal period for our subscriptions starts 90 days before the end of the current subscription period, during which customers must provide notice of whether they intend to renew or cancel the license agreement.

An initial subscription period for new customers may be for a term of less than 12 months, in certain circumstances. Some of our customers, however, opt to enter into a full 12-month initial subscription period, resulting in renewal periods spread throughout the calendar year. Customers that license more than one subscription-based product may, at any point during the renewal period, provide notice of their intent to renew only certain subscriptions within the license agreement and cancel other subscriptions, which we typically refer to as a downgrade. In other instances, customers may upgrade their license agreements by adding additional subscription-based products to the original agreement. Our calculation of ACV includes the impact of downgrades, upgrades, price increases and cancellations that have occurred as of the reporting period. For avoidance of doubt, ACV does not include fees associated with transactional revenues.

We monitor ACV because it represents a leading indicator of the potential subscription revenues that may be generated from our existing customer base over the upcoming 12-month period. Measurement of subscription revenues as a key operating metric is particularly relevant because a majority of our revenues are generated through subscription-based products, which accounted for 82.9% and 81.1% in each of the six month periods ended June 30, 2019 and 2018. We calculate and monitor ACV (excluding the IPM Product Line, which we sold in October 2018, from the first quarter of 2018), as part of our evaluation of our business and trends.

The amount of actual subscription revenues that we earn over any 12-month period are likely to differ from ACV at the beginning of that period, sometimes significantly. This may occur for numerous reasons, including subsequent changes in our revenue renewal rates, license agreement cancellations, upgrades and downgrades, and acquisitions and divestitures.

We calculate the ACV on a constant currency basis to exclude the effect of foreign currency fluctuations.

The following table presents ACV as of the dates indicated:

	June 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Annualized Contract Value	$782.6	$755.1	$27.5	3.6%

Annual Revenue Renewal Rates

Our revenues are primarily subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for the subsequent reporting period.

“Revenue renewal rate” is the metric we use to determine renewal levels by existing customers across our Groups, and is a leading indicator of renewal trends, which impact the evolution of our ACV and results of operations. We calculate the revenue renewal rate for a given year-to-date period by dividing (a) the dollar value of existing subscription product license agreements that are renewed during that period, including the value of any product downgrades, by (b) the dollar value of existing subscription product license agreements that come up for renewal in that period. “Open renewals,” which we define as existing subscription product license agreements that come up for renewal, but are neither renewed nor canceled by customers during the applicable reposting period, are excluded from both the numerator and denominator of the calculation. We calculate the revenue renewal rate to reflect the value of product downgrades but not the value of product upgrades upon renewal, because upgrades reflect the purchase of additional services.

The impact of upgrades, new subscriptions and product price increases is reflected in ACV, but not in revenue renewal rates. Our revenue renewal rates were 91.8% (which for the avoidance of doubt, does not reflect the impact of upgrades, new subscriptions or product price increases) for both six month periods ended June 30, 2019 and 2018.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Results of Operations

The following table presents the results of operations for the three months ended June 30, 2019 and 2018:

	Three Months Ended June 30,		Variance Increase / (Decrease)
	2019	2018	$	%
(in millions, except percentages)	(unaudited)
Revenues, net	$242.3	$243.3	(1.0)	(0.4)%
Cost of revenues, excluding depreciation and amortization	(87.6)	(102.0)	(14.4)	(14.1)%
Selling, general and administrative costs, excluding depreciation and amortization	(92.5)	(92.4)	0.1	0.1%
Share-based compensation expense	(33.9)	(2.8)	31.1	N/M
Depreciation	(2.1)	(3.2)	(1.1)	(34.4)%
Amortization	(40.9)	(57.5)	(16.6)	(28.9)%
Transaction expenses	(23.2)	—	23.2	N/M
Transition, integration and other related expenses	(5.3)	(18.4)	(13.1)	(71.2)%
Other operating income (expense), net	6.6	(1.4)	(8.0)	N/M

Total operating expenses	(278.9)	(277.7)	1.2	0.4%
Loss from operations	(36.6)	(34.4)	2.2	6.4%

Interest expense, net	(37.5)	(32.5)	5.0	15.4%

Loss before income tax	(74.1)	(66.9)	7.2	10.8%
Provision for income taxes	(3.7)	—	3.7	N/M

Net loss	$(77.8)	$(66.9)	10.9	16.3%

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

The following is a summary of our financial performance for the six months ended June 30, 2019 compared to the six months ended June 30, 2018:

	Six Months Ended June 30,		Variance Increase / (Decrease)
	2019	2018	$	%
(in millions, except percentages)	(unaudited)
Revenues, net	$476.3	$480.3	(4.0)	(0.8)%
Cost of revenues, excluding depreciation and amortization	(176.9)	(207.2)	(30.3)	14.6%
Selling, general and administrative costs, excluding depreciation and amortization	(184.7)	(187.7)	(3.0)	1.6%
Share-based compensation expense	(37.1)	(7.0)	30.1	N/M
Depreciation	(4.2)	(4.7)	(0.5)	10.6%
Amortization	(97.0)	(114.7)	(17.7)	15.4%
Transaction expenses	(33.4)	(0.6)	32.8	N/M
Transition, integration and other related expenses	(6.4)	(37.9)	(31.5)	83.1%
Other operating income (expense), net	1.0	(0.8)	(1.8)	N/M

Total operating expenses	(538.7)	(560.6)	(21.9)	3.9%
Loss from operations	(62.4)	(80.3)	(25.9)	32.3%

Interest expense, net	(70.6)	(63.3)	7.3	(11.5)%

Loss before income tax	(133.0)	(143.6)	(18.6)	13.0%
Provision for income taxes	(4.0)	(0.4)	3.6	N/M

Net loss	$(137.0)	$(144.0)	(7.0)	4.9%

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Three and Six Months Ended June 30, 2019 Compared to Three and Six Months Ended June 30, 2018

Revenues, Net

Revenues, net decreased by $1.0 million, or 0.4%, from $243.3 million for the three months ended June 30, 2018 to $242.3 million for the three months ended June 30, 2019. On a constant currency basis, Revenues, net increased $1.0 million, or 0.4% for the three months ended June 30, 2019. Revenues, net decreased by $4.0 million, or 0.8%, from $480.3 million for the six months ended June 30, 2018 to $476.3 million for the six months ended June 30, 2019. On a constant currency basis, Revenues, net increased $0.7 million, or 0.1% for the six months ended June 30, 2019.

Adjusted Revenues, which exclude the impact of the deferred revenues adjustment and revenues from the IPM Product Line prior to its date of divestiture, increased $4.0 million, or 1.7%, to $242.4 million in the second quarter of 2019 from $238.4 million in the second quarter of 2018. On a constant currency basis, Adjusted Revenues increased 6.0 million, or 2.5% in the second quarter of 2019. For the six months ended June 30, 2019, Adjusted Revenues increased $6.4 million, or 1.4%, to $476.6 million for the six months ended June 30, 2019 from $470.2 million for the six months ended June 30, 2018. On a constant currency basis, Adjusted Revenues increased $11.1 million, or 2.4% for the six months ended June 30, 2019. For an explanation of our calculation of Adjusted Revenues and the limitations as to its usefulness, see “— Certain Non-GAAP Measures — Adjusted Revenues.”

The following tables present the amounts of our subscription and transactional revenues for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Divested IPM Product Line	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
Subscription revenues	$202.7	$199.5	$3.2	1.6%	(2.4)%	(0.8)%	4.8%

Transactional revenues	39.7	44.7	(5.0)	(11.2)%	(2.2)%	(0.9)%	(8.0)%

Deferred revenues adjustment (1)	(0.1)	(0.9)	0.8	(88.9)%	0.0%	0.0%	0.0%

Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(2.4)%	(0.8)%	2.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues increased by $3.2 million, or 1.6% for the three months ended June 30, 2019. On a constant currency basis, subscription revenues increased by $4.8 million, or 2.4%. The increase in subscription revenues is primarily due to price increases and new business within the Science Product Group and IP Product Group offset by a decrease due to IPM product line divestiture.

Transactional revenues decreased by $5.0 million, or 11.2% for the three months ended June 30, 2019. On a constant currency basis, transactional revenues decreased by $4.6 million, or 10.3%. The decline in transactional revenues reflect timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group coupled with a decrease due to the IPM product line divestiture.

			Variance Increase/(Decrease)		Percentage of Factors Increase/ (Decrease)
	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
Adjusted subscription revenues	$202.7	$194.7	$8.0	4.1%	(0.8)%	4.9%

Adjusted transactional revenues	39.7	43.7	$(4.0)	(9.2)%	(0.9)%	(8.2)%

Deferred revenues adjustment (1)	(0.1)	(0.9)	0.8	(88.9)%	0.0%	0.0%

IPM Product Line (2)	—	5.8	(5.8)	(100.0)%	0.0%	0.0%

Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(0.8)%	2.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the three month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $8.0 million, or 4.1% for the three months ended June 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $9.6 million, or 4.9%. The increase in adjusted subscription revenues is primarily due to price increases and new business within the Science Product Group and IP Product Group.

Adjusted transactional revenues decreased by $4.0 million, or 9.2% for the three months ended June 30, 2019. On a constant currency basis, adjusted transactional revenues decreased by $3.6 million, or 8.2%. The decline in adjusted transactional revenues reflect timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.

			Variance Increase/(Decrease)		Percentage of Factors Increase/(Decrease)
	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	Divested IPM Product Line	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
Subscription revenues	$395.2	$392.1	$3.1	0.8%	(2.7)%	(0.9)%	4.4%

Transactional revenues	81.4	90.6	(9.2)	(10.2)%	(2.0)%	(1.2)%	(7.0)%

Deferred revenues adjustment (1)	(0.3)	(2.4)	2.1	(87.5)%	0.0%	0.0%	0.0%

Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(2.6)%	(1.0)%	2.3%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

Subscription revenues increased by $3.1 million, or 0.8% for the six months ended June 30, 2019. On a constant currency basis, subscription revenues increased by $6.7 million, or 1.7%. Subscription revenues from ongoing business increased primarily due to price increases and new business within the Science Product Group and IP Product Group offset by a decrease due to IPM product line divestiture.

Transactional revenues decreased by $9.2 million, or 10.2% for the six months ended June 30, 2019. On a constant currency basis, transactional revenues decreased by $8.1 million, or 8.9%. The decline in transactional revenues reflect timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group coupled with a decrease due to the IPM product line divestiture.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

			Variance Increase/(Decrease)		Percentage of Factors Increase/ (Decrease)
	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
Adjusted subscription revenues	$395.2	$381.4	$13.8	3.6%	(0.9)%	4.6%

Adjusted transactional revenues	81.4	88.8	$(7.4)	(8.3)%	(1.2)%	(7.1)%

Deferred revenues adjustment (1)	(0.3)	(2.4)	2.1	(87.5)%	0.0%	0.0%

IPM Product Line (2)	—	12.5	(12.5)	(100.0)%	0.0%	0.0%

Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(1.0)%	2.3%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Adjusted subscription revenues increased by $13.8 million, or 3.6% for the six months ended June 30, 2019. On a constant currency basis, adjusted subscription revenues increased by $17.4 million, or 4.6%. Adjusted subscription revenues from ongoing business increased primarily due to price increases and new business within the Science Product Group and IP Product Group.

Adjusted transactional revenues decreased by $7.4 million, or 8.3% for the six months ended June 30, 2019. On a constant currency basis, adjusted transactional revenues decreased by $6.3 million, or 7.1%. The decline in adjusted transactional revenues reflect timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.

The table below presents our revenue split by geographic region for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/ (Decrease)
Revenues by Geography	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
North America	$111.4	$109.4	$2.0	1.8%	(0.1)%	1.9%

Europe	60.1	60.1	0.0	0.0%	(2.8)%	2.8%

APAC	52.8	51.5	1.3	2.5%	(0.2)%	2.7%

Emerging Markets	18.1	17.4	0.7	4.0%	(0.6)%	4.6%

Deferred revenues adjustment (1)	(0.1)	(0.9)	0.8	(88.9)%	—%	—%

IPM Product Line (2)	—	5.8	(5.8)	(100.0)%	—%	—%

Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(0.8)%	2.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $2.1 million, or 1.9%, due to improved subscription revenues partially offset by a decline in transactional revenues. On a constant currency basis, Europe revenues increased by $1.7 million, or 2.8%, primarily due to improved subscription revenues. On a constant currency basis, APAC revenues increased $1.4 million, or 2.7%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $0.8 million, or 4.6%, due to improved subscription and transactional revenues.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

			Variance Increase/(Decrease)		Percentage of Factors Increase/ (Decrease)
Revenues by Geography	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
North America	$218.5	$213.9	$4.6	2.2%	(0.1)%	2.3%

Europe	119.8	120.2	(0.4)	(0.3)%	(3.0)%	2.7%

APAC	104.7	102.9	1.8	1.7%	(0.5)%	2.2%

Emerging Markets	33.6	33.2	0.4	1.2%	(0.9)%	2.1%

Deferred revenues adjustment (1)	(0.3)	(2.4)	2.1	(87.5)%	—%	—%

IPM Product Line (2)	—	12.5	(12.5)	(100.0)%	—%	—%

Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(1.0)%	2.3%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

On a constant currency basis, North America revenues increased by $4.9 million, or 2.3% , primarily due to improved subscription revenues partially offset by a decline in transactional revenues. On a constant currency basis, Europe revenues increased by $3.2 million, or 2.7%, primarily due to improved subscription revenues. On a constant currency basis, APAC revenues increased $2.3 million, or 2.2%, due to improved subscription revenues. On a constant currency basis, Emerging Markets revenue increased by $0.7 million, or 2.1%, due to improved transactional revenues.

The following tables, and the discussion that follows, present our revenues by Group for the periods indicated, as well the drivers of the variances between periods, including as a percentage of such revenues.

			Variance Increase/(Decrease)		Percentage of Factors Increase/ (Decrease)
Revenues by Product Group	Three Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
Science Product Group	$136.1	$132.5	$3.6	2.7%	(0.6)%	3.3%

IP Product Group	106.3	105.9	0.4	0.4%	(1.1)%	1.5%

Deferred revenues adjustment (1)	(0.1)	(0.9)	0.8	(88.9)%	—%	—%

IPM Product Line (2)	—	5.8	(5.8)	(100.0)%	—%	—%

Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%	(0.8)%	2.5%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the three month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Science Product Group: Revenues increased $3.6 million, or 2.7% from $132.5 million for the three months ended June 30, 2018 to $136.1 million for the three months ended June 30, 2019. On a constant currency basis, revenues increased by $4.4 million, or 3.3%, driven by subscription revenues, which increased mainly due to new subscription business and price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategy to enhance our subscription product offerings. Transactional revenues decreased slightly.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

IP Product Group: Revenues increased $0.4 million, or 0.4% from $105.9 million for the three months ended June 30, 2018 to $106.3 million for the three months ended June 30, 2019. On a constant currency basis, revenue increased $1.6 million, or 1.5%, driven by subscription revenue, which increased mainly due to net price increases on our subscription revenue products and new subscription business across our Product Lines, partially offset by lower transactional revenues reflecting timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.

			Variance Increase/(Decrease)		Percentage of Factors Increase/ (Decrease)
Revenues by Product Group	Six Months Ended June 30,		Total Variance (Dollars)	Total Variance (Percentage)	FX Impact	Ongoing Business
(in millions, except percentages)	2019	2018
Science Product Group	$265.2	$258.4	$6.8	2.6%	(0.7)%	3.3%

IP Product Group	211.4	211.8	(0.4)	(0.2)%	(1.4)%	1.2%

Deferred revenues adjustment (1)	(0.3)	(2.4)	2.1	(87.5)%	—%	—%

IPM Product Line (2)	—	12.5	(12.5)	(100.0)%	—%	—%

Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%	(1.0)%	2.3%

(1) Reflects the deferred revenues adjustment made as a result of purchase accounting related to the 2016 Transaction.

(2) Reflects the revenue generated by the IPM Product Line for the six month period ended June 30, 2018. We sold the IPM Product Line on October 3, 2018. IPM Product Line revenue was concentrated in North America.

Science Product Group: Revenue increased by $6.8 million, or 2.6%, from $258.4 million for the six months ended June 30, 2018 to $265.2 million for the six months ended June 30, 2019. On a constant currency basis, revenue would have increased by $8.5 million, or 3.3%, driven by subscription revenue, which increased mainly due to new subscription business and net price increases on our subscription revenue products across our Product Lines, reflecting our product and sales strategy to enhance our subscription product offerings. Transactional revenues remained unchanged.

IP Product Group: Revenue decreased by $0.4 million, or approximately 0.2%, from $211.8 million for the six months ended June 30, 2018 to $211.4 million for the six months ended June 30, 2019. On a constant currency basis, revenue would have increased $2.6 million, or 1.2%, driven by subscription revenue, which increased mainly due to net price increases on our subscription revenue products and new subscription business across our Product Lines, partially offset by lower transactional revenues reflecting timing and our product and sales strategy to change the mix in favor of subscription product offerings within the IP Product Group.

Cost of Revenues, Excluding Depreciation and Amortization

Cost of revenues decreased by $14.4 million, or 14.1%, from $102.0 million for the three months ended June 30, 2018 to $87.6 million for the three months ended June 30, 2019. Cost of revenues decreased by $30.3 million, or 14.6%, from $207.2 million for the six months ended June 30, 2018 to $176.9 million for the six months ended June 30, 2019. On a constant currency basis, cost of revenues would have decreased by $12.9 million and $26.9 million, or 12.6% and 13.0%, for the three and six months ended June 30, 2019, respectively. On a constant currency basis, costs of revenues decreased due to a decrease in Transition Services Agreement data center costs and a decrease in costs associated with the divestiture of the IPM Product Line.

Selling, General and Administrative, Excluding Depreciation and Amortization

Selling, general and administrative expense increased by $0.1 million, or 0.1%, from $92.4 million for the three months ended June 30, 2018 to $92.5 million for the three months ended June 30, 2019. On a constant currency basis, Selling, general and administrative expenses would have increased by $1.1 million, or 1.2%, for the three months ended June 30, 2019. On a constant currency basis, the increase in selling, general and administrative expenses, reflected an increase in employee related costs substantially offset by a decrease in consulting costs, Transition Services Agreement costs and costs associated with the divestiture of the IPM Product Line.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Selling, general and administrative expense decreased by $3.0 million, or 1.6%, from $187.7 million for the six months ended June 30, 2018 to $184.7 million for the six months ended June 30, 2019. On a constant currency basis, Selling, general and administrative expenses decreased by $0.4 million, 0.2%, for the six months ended June 30, 2019. On a constant currency basis, selling, general and administrative expenses decreased, reflecting a decrease in consulting costs, Transition Services Agreement costs and costs associated with the divestiture of the IPM Product Line substantially offset by an increase in employee related costs.

Share-based Compensation

Share-based compensation expense increased by $31.1 million from $2.8 million for the three months ended June 30, 2018 to $33.9 million for the three months ended June 30, 2019, and increased by $30.1 million from $7.0 million for the six months ended June 30, 2018 to $37.1 million for the six months ended June 30, 2019. The increases in the three and six month periods ended June 30, 2019 were largely due to accelerated vesting, additional awards granted, and expense related to the Transactions.

Depreciation

Depreciation decreased by $1.1 million, or 34.4%, from $3.2 million for the three months ended June 30, 2018 to $2.1 million for the three months ended June 30, 2019 , and decreased by $0.5 million, or 10.6%, from $4.7 million for the six months ended June 30, 2018 to $4.2 million for the six months ended June 30, 2019. The decreases in the three and six month periods ended June 30, 2019 were driven by the run-off of previously purchased capital expenditures and was partially offset by new purchases of fixed assets.

Amortization

Amortization decreased by $16.6 million, or 28.9%, from $57.5 million for the three months ended June 30, 2018 to $40.9 million for the three months ended June 30, 2019, and decreased by $17.7 million, or 15.4%, from $114.7 million for the six months ended June 30, 2018 to $97.0 million for the six months ended June 30, 2019. The decreases in the three and six month periods ended June 30, 2019 were predominately related to intangible assets acquired in connection with the 2016 Transaction that are now fully amortized, coupled with the divestiture of the IPM Product Line and related assets.

Transaction Expenses

There were no transaction expenses for the three months ended June 30, 2018. For the three months ended June 30, 2019, transaction expenses amounted to $23.2 million. Transaction expenses increased by $32.8 million from $0.6 million for the six months ended June 30, 2018 to $33.4 million for the six months ended June 30, 2019. The increases in the three and six month periods ended June 30, 2019 were due to costs incurred for the Transactions.

Transition, Integration, and Other Related Expenses

Transition, integration, and other expenses decreased by $13.1 million, or 71.2%, from $18.4 million for the three months ended June 30, 2018, to $5.3 million for the three months ended June 30, 2019, and decreased by $31.5 million, or 83.1%, from $37.9 million for the six months ended June 30, 2018, to $6.4 million for the six months ended June 30, 2019. The decrease in the three and six month periods ended June 30, 2019 reflect the slowing pace of costs incurred in connection with establishing our standalone company infrastructure following the 2016 Transaction and the Transactions.

Interest Expense

Interest expense increased by $5.0 million, or 15.4%, from $32.5 million for the three months ended June 30, 2018, to $37.5 million for the three months ended June 30, 2019, and increased by $7.3 million, or 11.5%, from $63.3 million for the six months ended June 30, 2018, to $70.6 million for the six months ended June 30, 2019. The increases in the three and six month periods ended June 30, 2019 were mainly due to the write-down of $9.1 million in deferred financing fees and original issues discount in connection with the close of the Transactions, offset by lower interest payments due to paydowns on the Term Loan for the three and six months ended June 30, 2019, respectively.

Benefit (provision) for Income Taxes

There was no benefit (provision) for income taxes for the three months ended June 30, 2018, compared to a provision of $3.7 million for the three months ended June 30, 2019, and $0.4 million for the six months ended June 30, 2018 compared to a provision of $4.0 million for the six months ended June 30, 2019. The tax benefit/expense in each period reflected the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Certain Non-GAAP Measures

We include non-GAAP measures in this Report, including Adjusted Revenues, Adjusted EBITDA and Free Cash Flow, because they are a basis upon which our management assesses our performance and we believe they reflect the underlying trends and indicators of our business. Although we believe these measures are useful for investors for the same reasons, we recommend users of the financial statements to note these measures are not a substitute for U.S. GAAP financial measures or disclosures. We provide reconciliations of these non-GAAP measures to the corresponding most closely related U.S. GAAP measure.

Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues

We present Adjusted Revenues, which excludes the impact of the deferred revenues purchase accounting adjustment (recorded in connection with the 2016 Transaction) and the revenues from the IPM Product Line prior to its divestiture. We also present Adjusted Subscription and Adjusted Transactional Revenues, which excludes the revenues from the IPM Product Line prior to its divestiture. We present these measures because we believe it is useful to readers to better understand the underlying trends in our operations.

Our presentation of Adjusted Revenues, Adjusted Subscription Revenues and Adjusted Transactional Revenues is presented for informational purposes only and is not necessarily indicative of our future results. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only using non-GAAP measures for supplementary analysis.

The following table presents our calculation of Adjusted Revenues for the three and six months ended June 30, 2019 and 2018 and a reconciliation of this measure to our Revenues, net for the same periods:

	Three Months Ended June 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Revenues, net	$242.3	$243.3	$(1.0)	(0.4)%
Deferred revenues purchase accounting adjustment	0.1	0.9	(0.8)	(88.9)%
Revenue attributable to IPM Product Line	—	(5.8)	5.8	(100.0)%
Adjusted revenues	$242.4	$238.4	$4.0	1.7%

	Six Months Ended June 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Revenues, net	$476.3	$480.3	$(4.0)	(0.8)%
Deferred revenues purchase accounting adjustment	0.3	2.4	(2.1)	(87.5)%
Revenue attributable to IPM Product Line	—	(12.5)	12.5	(100.0)%
Adjusted revenues	$476.6	$470.2	$6.4	1.4%

The following table presents our calculation of Adjusted Subscription Revenues and Adjusted Transactional Revenues for the three and six months ended June 30, 2019 and 2018 and a reconciliation of this measure to Note 13 – "Revenue Recognition”, net for the same periods:

	Three Months Ended June 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Subscription revenues	$202.7	$199.5	$3.2	1.6%
Revenue attributable to IPM Product Line	—	(4.8)	4.8	(100.0%)
Adjusted subscription revenues	$202.7	$194.7	$8.0	4.1%

	Six Months Ended June 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Subscription revenues	$395.2	$392.1	$3.1	0.8%
Revenue attributable to IPM Product Line	—	(10.7)	10.7	(100.0%)
Adjusted subscription revenues	$395.2	$381.4	$13.8	3.6%

	Three Months Ended June 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Transactional revenues	$39.7	$44.7	$(5.0)	(11.2%)
Revenue attributable to IPM Product Line	—	(1.0)	1.0	(100.0%)
Adjusted transactional revenues	$39.7	$43.7	$(4.0)	(9.2%)

	Six Months Ended June 30,		Variance
(in millions, except percentages)	2019	2018	$	%
Transactional revenues	$81.4	$90.6	$(9.2)	(10.2%)
Revenue attributable to IPM Product Line	—	(1.8)	1.8	(100.0%)
Adjusted transactional revenues	$81.4	$88.8	$(7.4)	(8.3%)

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Adjusted EBITDA

We believe Adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt. Our definition of and method of calculating Adjusted EBITDA may vary from the definitions and methods used by other companies, which may limit their usefulness as comparative measures. We calculate Adjusted EBITDA by using net income (loss) before provision for income taxes, depreciation and amortization and interest income and expense adjusted to exclude acquisition or disposal-related transaction costs (such costs include net income from continuing operations before provision for income taxes, depreciation and amortization and interest income and expense from the IPM Product Line which was divested in October 2018), losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/(losses), Transition Services Agreement costs, separation and integration costs, transformational and restructuring expenses, acquisition-related adjustments to deferred revenues, non-cash income/(loss) on equity and cost method investments, non-operating income or expense, the impact of certain non-cash and other items that are included in net income for the period that the Company does not consider indicative of its ongoing operating performance, and certain unusual items impacting results in a particular period.

Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that our projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, Adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results and only use Adjusted EBITDA for supplementary analysis.

The following table presents our calculation of Adjusted EBITDA for the three and six months ended June 30, 2019 and 2018 and reconciles these measures to our Net loss for the same periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2019	2018	2019	2018
Net loss	$(77.8)	$(66.9)	$(137.0)	$(144.0)
Provision for income taxes	3.7	—	4.0	0.4
Depreciation and amortization	43.1	60.8	101.2	119.3
Interest, net	37.5	32.5	70.6	63.3
Transition Services Agreement costs(1)	2.5	15.3	7.7	36.6
Transition, transformation and integration expense(2)	11.3	19.1	13.8	41.4
Deferred revenues adjustment(3)	0.1	0.9	0.3	2.4
Transaction related costs(4)	23.2	—	33.4	0.6
Share-based compensation expense	33.9	2.8	37.1	7.0
IPM adjusted operating margin (5)	—	(1.7)	—	(3.0)
Other(6)	(4.3)	4.7	1.3	6.8
Adjusted EBITDA	$73.2	$67.5	$132.4	$130.8

(1) Includes accruals for payments to our Former Parent under the Transition Services Agreement. These costs are expected to decrease substantially in 2019, as we are in the final stages of implementing our standalone company infrastructure.

(2) Includes costs incurred after the 2016 Transaction relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in the Transition, integration, and other line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following the 2016 Transaction, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.

(3) Reflects the deferred revenues fair value accounting adjustment arising from the purchase price allocation in connection with the 2016 Transaction.

(4) Includes consulting and accounting costs associated with the Transactions in 2019, the sale of the IPM Product Line and tuck-in acquisitions.

(5) Reflects the IPM Product Line's operating margin, excluding amortization and depreciation, prior to its divestiture in October 2018.

(6) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other one-time adjustments.

Free Cash Flow

We use free cash flow in our operational and financial decision-making and believe free cash flow is useful to investors because similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt.

Our presentation of free cash flow should not be construed as a measure of liquidity or discretionary cash available to us to fund our cash needs, including investing in the growth of our business and meeting our obligations. You should compensate for these limitations by relying primarily on our U.S. GAAP results.

We define free cash flow as net cash provided by operating activities less capital expenditures. For further discussion on free cash flow, including a reconciliation to cash flows provided by operating activities refer to “— Liquidity and Capital Resources — Cash Flows" below.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions, other commitments and contractual obligations. Our principal sources of liquidity include cash from operating activities, cash and cash equivalents on our consolidated balance sheet and amounts available under our $175 million revolving credit facility (the "Revolving Credit Facility"). We consider liquidity in terms of the sufficiency of these resources to fund our operating, investing and financing activities for a period of 12 months after the financial statement issuance date.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Our cash flows from operations are generated primarily from payments from our subscription customers. As described above, the standard term of a subscription is typically 12 months. When a customer enters into a new subscription agreement, or submits a notice to renew their subscription, we typically invoice for the full amount of the subscription period, record the balance to deferred revenues, and ratably recognize the deferral throughout the subscription period. As a result, we experience cash flow seasonality throughout the year, with a heavier weighting of operating cash inflows occurring during the first half, and particularly first quarter, of the year, when most subscription invoices are sent, as compared to the second half of the year.

We require and will continue to need significant cash resources to, among other things, meet our debt service requirements under the Credit Facilities (as defined below), the Notes (as defined below) and any future indebtedness, fund our working capital requirements, make capital expenditures (including related to product development), and expand our business through acquisitions. Based on our forecasts, we believe that cash flow from operations, available cash on hand and available borrowing capacity under our Revolving Credit Facility will be adequate to service debt, meet liquidity needs and fund necessary capital expenditures for at least the next 12 months. Our future capital requirements will depend on many factors, including the number of future acquisitions, data center infrastructure investments, and the timing and extent of spending to support product development efforts. We could be required, or could elect, to seek additional funding through public or private equity or debt financings; however, additional funds may not be available on terms acceptable to us.

We had cash and cash equivalents of $43.1 million and $25.6 million as of June 30, 2019 and December 31, 2018, respectively. We had approximately $1,346.3 million of debt as of June 30, 2019, consisting primarily of $846.3 million in borrowings under our Term Loan Facility (as defined below), and $500.0 million in outstanding principal of Notes with no borrowings under our Revolving Credit Facility as of the date. As of December 31, 2018, we had approximately $2,029.0 million of debt, consisting primarily of $1,484.0 million in borrowings under our Term Loan Facility, $500.0 million in outstanding principal of Notes and $45.0 million of borrowings under our Revolving Credit Facility. Using the proceeds from the Transaction, we repaid our Revolving Credit Facility in full and repaid $630 million under our Term Loan Facility. See “—Debt Profile” below.

Cash Flows

The following table discloses our consolidated cash flows provided by (used in) operating, investing and financing activities for the periods presented:

	Six Months Ended June 30,
(in millions)	2019	2018
Net cash provided by operating activities	$42.9	$31.0
Net cash used in investing activities	(24.9)	(27.6)
Net cash used in financing activities	(0.4)	(36.3)
Effect of exchange rates	(0.1)	(0.7)
Increase/(decrease) in cash and cash equivalents, and restricted cash	17.5	(33.6)
Cash and cash equivalents, and restricted cash beginning of the year	25.6	77.5
Cash and cash equivalents, and restricted cash end of the period	$43.1	$43.9

Cash Flows Provided by Operating Activities

Net cash provided by operating activities consists of net income (loss) adjusted for non-cash items, such as: depreciation and amortization of property and equipment and intangible assets, deferred income taxes, share-based compensation, deferred finance charges and for changes in net working capital assets and liabilities.

Net cash provided by operating activities was $42.9 million and $31.0 million for the six months ended June 30, 2019 and June 30, 2018, respectively. The improvement in operating cash flows was driven by a slightly lower operating loss causing higher cash inflows. In addition, significant working capital component changes in the six months ended June 30, 2019 relate to: (1) a decrease in the change in cash flows for accounts receivable reflecting the collection of receivables related to the annual renewals and (2) a decrease in the change of accrued expenses due to timing of receipt of vendor bills.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Cash Flows Used in Investing Activities

Net cash used in investing activities was $24.9 million for the six months ended June 30, 2019, reflecting capital expenditures.

Net cash used in investing activities was $27.6 million for the six months ended June 30, 2018, which was comprised of: (1) $24.1 million in capital expenditures and (2) $3.5 million for the acquisition of Kopernio, an artificial technology startup ("Kopernio"). Our capital expenditures in both 2019 and 2018 consisted primarily of capitalized labor, consulting and other costs associated with product development.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $0.4 million for the six months ended June 30, 2019. Key drivers of cash flows used in financing include: (1) Payment of $630.0 million on the Term Loan Facility upon consummation of the Transaction with Churchill, (2) $50.0 million repayment of borrowings under the Revolving Credit Facility and (3) $7.7 million in recurring Term Loan Facility principal repayments. This activity was offset by cash flows provided by financing related to: (1) $682.1 million of proceeds from the Transactions, net of cash acquired, (2) $5.0 million in proceeds from the Revolving Credit Facility and (3) $0.1 million related to the issuance of ordinary shares.

Net cash used in financing activities was $36.3 million for the six months ended June 30, 2018. This was primarily attributable to: (1) $30.0 million repayment of borrowings under the Revolving Credit Facility and (2) $7.7 million of recurring Term Loan Facility principle repayments. These transactions were offset by: $1.4 million of proceeds from issuance of equity.

Free Cash Flow (non-GAAP measure)

The following table reconciles our non-GAAP free cash flow measure to net cash provided by operating activities

	Six Months Ended June 30,
(in millions)	2019	2018
Net cash provided by operating activities	$42.9	$31.0
Capital expenditures	(24.9)	(24.1)
Free cash flow	$18.0	$6.9

Free cash flow was $18.0 million for the six months ended June 30, 2019, compared to $6.9 million for the six months ended June 30, 2018. The increase in free cash flow was primarily due to higher net cash provided by operating activities.

Required Reported Data —Standalone Adjusted EBITDA

We are required to report Standalone Adjusted EBITDA pursuant to the reporting covenants contained in the Company’s credit agreement, dated as of October 3, 2016, governing the Term Loan Facility and the Revolving Credit Facility, as amended and/or supplemented from time to time (the “Credit Agreement”) and the indenture governing the Company’s Notes (the “Indenture”). Standalone Adjusted EBITDA is identical to Consolidated EBITDA and EBITDA as such terms are defined under the Credit Agreement and the Indenture, respectively. In addition, the Credit Agreement and the Indenture contain certain restrictive covenants that govern debt incurrence and the making of restricted payments, among other matters. These restrictive covenants utilize Standalone Adjusted EBITDA as a primary component of the compliance metric governing our ability to undertake certain actions otherwise proscribed by such covenants. Standalone Adjusted EBITDA reflects further adjustments to Adjusted EBITDA for cost savings already implemented and excess standalone costs.

Because Standalone Adjusted EBITDA is required pursuant to the terms of the reporting covenants under the Credit Agreement and the Indenture and because this metric is relevant to lenders and noteholders, management considers Standalone Adjusted EBITDA to be relevant to the operation of its business. It is also utilized by management and the compensation committee of the Board as an input for determining incentive payments to employees.

Excess standalone costs are the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone infrastructure costs. We make an adjustment for the difference because we have had to incur costs under the Transition Services Agreement after we had implemented the infrastructure to replace the services provided pursuant to the Transition Services Agreement, thereby incurring dual running costs. Furthermore, there has been a ramp up period for establishing and optimizing the necessary standalone infrastructure. Since our separation from our Former Parent, we have had to transition quickly to replace services provided under the Transition Services Agreement, with optimization of the relevant standalone functions typically following thereafter. Cost savings reflect the annualized “run rate” expected cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the relevant period.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Standalone Adjusted EBITDA is calculated under the Credit Agreement and the Indenture by using our Consolidated Net Income for the trailing 12-month period (defined in the Credit Agreement and the Indenture as our U.S. GAAP net income adjusted for certain items specified in the Credit Agreement and the Indenture) adjusted for items including: taxes, interest expense, depreciation and amortization, non-cash charges, expenses related to capital markets transactions, acquisitions and dispositions, restructuring and business optimization charges and expenses, consulting and advisory fees, run-rate cost savings to be realized as a result of actions taken or to be taken in connection with an acquisition, disposition, restructuring or cost savings or similar initiatives, “run rate” expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Transition projected by us, costs related to any management or equity stock plan, other adjustments that were presented in the offering memorandum used in connection with the issuance of the Notes and earnout obligations incurred in connection with an acquisition or investment.

The following table reconciles Standalone Adjusted EBITDA to our Net loss for the periods presented:

	Twelve Months Ended June 30,
	2019	2018
(in millions)
Net loss	$(235.2)	$(253.5)
(Benefit) provision for income taxes	9.2	(24.5)
Depreciation and amortization	219.1	234.1
Interest, net	138.1	132.9
Transition Services Agreement costs(1)	26.9	72.3
Transition, transformation and integration expense(2)	41.6	87.3
Deferred revenues adjustment(3)	1.1	13.6
Transaction related costs(4)	35.3	2.4
Gain on sale of IPM Product Line	(36.1)	—
Share-based compensation expense	43.8	16.8
Tax indemnity asset (5)	33.8	—
IPM adjusted operating margin (6)	(2.9)	(6.4)
Other(7)	0.3	11.4
Adjusted EBITDA	275.0	286.4
Cost savings(8)	7.1	10.4
Excess standalone costs(9)	33.8	9.0
Standalone Adjusted EBITDA	315.9	305.8

(1) Includes accruals for payments to Thomson Reuters under the Transition Services Agreement. These costs are expected to decrease substantially in 2019, as we are in the final stages of implementing our standalone company infrastructure.

(2) Includes costs incurred in connection with and after the 2016 Transaction relating to the implementation of our standalone company infrastructure and related cost-savings initiatives. These costs include mainly transition consulting, technology infrastructure, personnel and severance expenses relating to our standalone company infrastructure, which are recorded in Transition, integration, and other line-item of our income statement, as well as expenses related to the restructuring and transformation of our business following the 2016 Transaction, mainly related to the integration of separate business units into one functional organization and enhancements in our technology.

(3) Reflects deferred revenues fair value accounting adjustment arising from purchase price allocation in connection with the 2016 Transaction.

(4) Includes consulting and accounting costs associated with the Transactions in 2019, the sale of the IPM Product Line and tuck-in acquisitions.

(5) Reflects the write down of a tax indemnity asset.

(6) Reflects the IPM Product Line's operating margin, excluding amortization and depreciation, prior to its divestiture in October 2018.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

(7) Includes primarily the net impact of foreign exchange gains and losses related to the re-measurement of balances and other one-time adjustments.

(8) Reflects the estimated annualized run-rate cost savings, net of actual cost savings realized, related to restructuring and other cost savings initiatives undertaken during the period (exclusive of any cost reductions in our estimated standalone operating costs).

(9) Reflects the difference between our actual standalone company infrastructure costs, and our estimated steady state standalone operating costs, which were as follows:

	Twelve Months Ended June 30,
(in millions)	2019	2018
Actual standalone company infrastructure costs	163.9	134.0
Steady state standalone cost estimate	(130.1)	(125.0)
Excess standalone costs	33.8	9.0

The foregoing adjustments (8) and (9) are estimates and are not intended to represent pro forma adjustments presented within the guidance of Article 11 of Regulation S-X. Although we believe these estimates are reasonable, actual results may differ from these estimates, and any difference may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

Debt Profile

There have been no material changes to the debt profile associated with our business previously disclosed in “Debt Profile” section in our Final Proxy Statement/Prospectus, except as discussed above and further set forth below. The disclosures set forth below updates, and should be read together with, the disclosures in the “Debt Profile" section, in our Final Proxy Statement/Prospectus.

The Credit Facilities are secured by substantially all of our assets and the assets of all of our U.S. restricted subsidiaries and certain of our non-U.S. subsidiaries, including those that are or may be borrowers or guarantors under the Credit Facilities, subject to customary exceptions. The Credit Agreement governing the Credit Facilities contains customary events of default and restrictive covenants that limit us from, among other things, incurring certain additional indebtedness, issuing preferred stock, making certain restricted payments and investments, certain transfers or sales of assets, entering into certain affiliate transactions or incurring certain liens. These Credit Agreement limitations are subject to customary baskets, including certain limitations on debt incurrence and issuance of preferred stock, subject to compliance with a consolidated coverage ratio of Consolidated EBITDA (as defined in the Credit Agreement), a measure identical to our Standalone Adjusted EBITDA disclosed above under “— Required Reported Data — Standalone Adjusted EBITDA”, to interest and other fixed charges on certain debt (as defined in the Credit Agreement) of 2.00 to 1.00. In addition, the Credit Agreement requires us to comply with a springing financial covenant pursuant to which, as of the second quarter of 2019, we must not exceed a total first lien net leverage ratio (as defined under the Credit Agreement) of 7.00 to 1.00, to be tested on the last day of any quarter only when more than 30% of the Revolving Credit Facility (excluding (i) non-cash collateralized, issued and undrawn letters of credit in an amount up to $10 million and (ii) any cash collateralized letters of credit) is utilized at such date. As of June 30, 2019, our consolidated coverage ratio was 2.63 to 1.00 and our consolidated leverage ratio was 2.54 to 1.00. As of the date of this Report, we are in compliance with the covenants in the Credit Agreement. Upon the close of the Transactions, the Company made a voluntary prepayment of $630.0 million toward the Company’s Term Loan Facility and $20.0 million toward the Company's Revolving Credit Facility in accordance with the Credit Facility. In addition, the Company wrote down (and recognized related expense of) $7.7 million of deferred financing charges and $1.4 million of Term Loan Facility discount in connection with the repayment of debt. During the six months ended June 30, 2019, the Company paid down an additional $30.0 million drawn on the Revolving Credit Facility prior to the close of the Transactions.

Commitments and Contingencies

Our contingent liabilities consist primarily of letters of credit and performance bonds and other similar obligations in the ordinary course of business. Additionally, we have agreed to pay the former shareholders of acquired companies Publons Limited, which we acquired in June 2017 ("Publons"); TradeMarkVision USA, LLC, which we acquired in October 2018 ("TradeMarkVision"), and Kopernio certain amounts in conjunction with such acquisitions. Regarding the Publons acquisition, we agreed to pay the former shareholders up to an additional $9.5 million through 2020. Regarding the TradeMarkVision acquisition, the Company agreed to pay former shareholders earn-out payments through 2020. Regarding the Kopernio acquisition, we agreed to pay contingent consideration of up to $3.5 million through 2021. Amounts payable are contingent upon Publons’, TrademarkVision’s and Kopernio’s achievement of certain milestones and performance metrics. As of June 30, 2019, we had an outstanding liability for Publons of $3.4 million related to the estimated fair value of this contingent consideration, of which $2.4 million, was included in Accrued expenses and Other current liabilities, and $1.0 million, was included in Other non-current liabilities in the Consolidated Balance Sheets. As of June 30, 2019, we had an outstanding liability for TradeMarkVision of $4.1 million related to the estimated fair value of this contingent consideration, relating to a compensation earn-out which was included in Other current liabilities in the Consolidated Balance Sheets. The Company paid $0.9 million of the contingent purchase price in the six months ended June 30, 2019, as a result of Kopernio achieving the first tier of milestones and performance metrics. As of June 30, 2019, we recognized over the concurrent service period an outstanding liability for Kopernio of $0.5 million related to the estimated fair value of this contingent compensation earn-out. The liability is included in Accrued expenses and other current liabilities in the Consolidated Balance Sheets.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

In 2018, we wrote down our $33.8 million tax indemnity asset, based on a dispute with the indemnitor. However, we believe we are contractually entitled to the tax indemnity and intend to pursue our rights vigorously.

Off Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements and do not have any holdings in variable interest entities.

Contractual Obligations

We have various contractual obligations and commercial commitments that are recorded as liabilities in our financial statements. Other items, such as purchase obligations and other executory contracts, are not recognized as liabilities in our consolidated financial statements, but are required to be disclosed.

There have been no material changes, outside of the ordinary course of business, to our contractual obligations as previously disclosed in the Final Proxy Statement/Prospectus, except as discussed below.

The Company entered into the Tax Receivable Agreement prior to the consummation of the Mergers. The total long-term liability for the Company’s Tax Receivable Agreement is $264.6 million as of June 30, 2019, but may increase up to $507.3 million if all Covered Tax Assets (as defined in the TRA) are utilized. Under the Tax Receivable Agreement, the aggregate reduction in income taxes payable will be computed by comparing the actual tax liability of the Company and its subsidiaries with the estimated tax liability of applicable entities had such entities not been able to utilize the Covered Tax Assets, taking into account several assumptions including, for example, that the relevant entities will pay U.S. state and local taxes at a rate of 7%, the tax assets existing at the time of the Company’s entry into the Tax Receivable Agreement are deemed to be utilized and give rise to a tax savings before certain other tax benefits, and certain asset or equity transfers by certain of the Company’s subsidiaries will be treated under the Tax Receivable Agreement as giving rise to tax benefits associated with the Covered Tax Assets implicated by such asset or equity transfers. Payments under the Tax Receivable Agreement will generally be made annually in cash, and the amounts payable will be subject to interest from the due date (without extensions) of the applicable tax filing that reflects a covered savings until the payment under the Tax Receivable Agreement is made. Tax Receivable Agreement payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30 million for payments to be made in 2021 and 2022, but will not be subject to any similar provision permitting deferral for amounts in excess of a payment threshold thereafter. Amounts deferred under the preceding sentence will accrue interest until paid in accordance with the terms of the Tax Receivable Agreement. The Tax Receivable Agreement is subject to certain events of default that may give rise to an acceleration of the Company’s obligations under the Tax Receivable Agreement. The amount and timing of Tax Receivable Agreement payments, however, may vary based on a number of factors, including the amount, character and timing of our subsidiaries’ taxable income in the future, and any successful challenges to our tax positions. Consequently, we are unable to reliably estimate the timing or amount of payments expected to be made under the Tax Receivable Agreement.

In addition, in connection with the Transactions, Onex Partners Advisors LP, an affiliate of Onex, received a fee of $5.4 million and Baring Private Equity Asia Group Limited, an affiliate of Baring, received a fee of $2.1 million.

CLARIVATE ANALYTICS PLC

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(Amounts in millions, except per share data, option price amounts, ratios or as noted)

Critical Accounting Policies, Estimates and Assumptions

Tax Receivable Agreement

Concurrent with the completion of the Transactions in May 2019, we became a party to a TRA with our pre-business combination equity holders. Under the TRA, we are generally required to pay to certain pre-business combination equity holders approximately 85% of the amount of calculated tax savings, if any, we are deemed to realize (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) any existing tax attributes associated with Covered Tax Assets acquired in the pre-business combination organizational transactions, the benefit of which is allocable to us as a result of such transactions, (2) net operating loss (NOL) carryforwards available as a result of such transactions and (3) tax benefits related to imputed interest. Further, there may be significant changes, to the estimate of the TRA liability due to various reasons including changes in corporate tax law, changes in estimates of the amount or timing of future taxable income, and other items. Changes in those estimates are recognized as adjustments to the related TRA liability, with offsetting impacts recorded in the Interim Condensed Consolidated Statement of Operations as Other operating income (expense), net.

There have been no other material changes from the critical accounting policies, estimates, and assumptions previously disclosed in the Final Proxy Statement/Prospectus.

Recently Issued and Adopted Accounting Pronouncements

For recently issued and adopted accounting pronouncements, see Note 3 – “Summary of Significant Accounting Policies" to our unaudited interim condensed consolidated financial statements included elsewhere in this Report.

Quantitative And Qualitative Disclosures About Market Risk

There have been no material changes to the market risk associated with our business previously disclosed in the “Quantitative And Qualitative Disclosures About Market Risk” section in our Final Proxy Statement/Prospectus, except as set forth below. The disclosures set forth below updates, and should be read together with, the disclosures in the “Quantitative And Qualitative Disclosures About Market Risk” section, in our Final Proxy Statement/Prospectus.

Interest Rate Risk

Our interest rate risk arises from our long-term borrowings at floating interest rates. Borrowings under our Credit Facilities are subject to floating base interest rates, plus a margin. As of June 30, 2019, we had $846.3 million of floating rate debt outstanding under the Credit Facilities, consisting of borrowings under the Revolving Credit Facility and Term Loan Facility for which the base rate was one-month LIBOR (subject, with respect to the Term Loan Facility only, to a floor of 1.00%), which stood at 2.40% as of June 30, 2019. Of this amount, we hedged $350.0 million of our principal amount of our floating rate debt under hedges that we deemed effective as of June 30, 2019. As a result, $496.3 million of our outstanding long-term debt effectively bore interest at floating rates. A 100 basis point increase or decrease in the applicable base interest rate under the Credit Facilities would have had an impact of $2.3 million and $5.5 million on our cash interest expense for the three and six months ended June 30, 2019, respectively. For additional information on our outstanding debt and related hedging, see Notes 8 and 10 to our unaudited consolidated financial statements in this Report.

In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50.0 million of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100.0 million of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company will apply hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share data)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$43,063	$25,575
Restricted cash	9	9
Accounts receivable, less allowance for doubtful accounts of $17,192 and $14,076 at June 30, 2019 and December 31, 2018, respectively	270,584	331,295
Prepaid expenses	39,238	31,021
Other current assets	12,577	20,712
Total current assets	365,471	408,612
Computer hardware and other property, net	18,490	20,641
Other intangible assets, net	1,884,521	1,958,520
Goodwill	1,282,842	1,282,919
Other non-current assets	23,890	26,556
Deferred income taxes	18,072	12,426
Operating lease right-of-use assets	94,950	—
Total Assets	$3,688,236	$3,709,674

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,396	$38,418
Accrued expenses and other current liabilities	126,881	153,849
Current portion of deferred revenues	404,753	391,102
Current portion of operating lease liabilities	24,980	—
Current portion of long-term debt	15,345	60,345
Total current liabilities	602,355	643,714
Long-term debt	1,307,919	1,930,177
Tax receivable agreement	264,600	—
Non-current portion of deferred revenues	22,236	17,112
Other non-current liabilities	19,719	24,838
Deferred income taxes	42,582	43,226
Operating lease liabilities	72,171	—
Total liabilities	2,331,582	2,659,067
Commitments and Contingencies (Note 16)
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at June 30, 2019 and December 31, 2018; 305,268,497 and 217,526,425 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively;	2,128,209	1,677,510
Accumulated other comprehensive income (loss)	(2,273)	5,358
Accumulated deficit	(769,282)	(632,261)
Total shareholders’ equity	1,356,654	1,050,607
Total Liabilities and Shareholders’ Equity	$3,688,236	$3,709,674

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share data)

	Three Months Ended June 30,
	2019	2018
Revenues, net	$242,309	$243,297

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(87,629)	(102,042)
Selling, general and administrative costs, excluding depreciation and amortization	(92,453)	(92,394)
Share-based compensation expense	(33,932)	(2,842)
Depreciation	(2,131)	(3,249)
Amortization	(40,932)	(57,541)
Transaction expenses	(23,158)	—
Transition, integration and other related expenses	(5,262)	(18,431)
Other operating income (expense), net	6,607	(1,228)
Total operating expenses	(278,890)	(277,727)
Loss from operations	(36,581)	(34,430)
Interest expense	(37,468)	(32,503)
Loss before income tax	(74,049)	(66,933)
Provision for income taxes	(3,712)	(11)
Net loss	$(77,761)	$(66,944)

Per Share
Basic	$(0.29)	$(0.31)
Diluted	$(0.29)	$(0.31)

Weighted-average shares outstanding
Basic	264,762,720	217,461,225
Diluted	264,762,720	217,461,225

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share data)

	Six Months Ended June 30,
	2019	2018
Revenues, net	$476,334	$480,324

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(176,896)	(207,212)
Selling, general and administrative costs, excluding depreciation and amortization	(184,749)	(187,721)
Share-based compensation expense	(37,108)	(7,022)
Depreciation	(4,182)	(4,650)
Amortization	(97,038)	(114,672)
Transaction expenses	(33,428)	(593)
Transition, integration and other related expenses	(6,423)	(37,910)
Other operating income (expense), net	990	(866)
Total operating expenses	(538,834)	(560,646)
Loss from operations	(62,500)	(80,322)
Interest expense	(70,569)	(63,302)
Loss before income tax	(133,069)	(143,624)
Provision for income taxes	(3,952)	(357)
Net loss	$(137,021)	$(143,981)

Per Share:
Basic	$(0.57)	$(0.66)
Diluted	$(0.57)	$(0.66)

Weighted-average shares outstanding
Basic	241,275,061	217,411,896
Diluted	241,275,061	217,411,896

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2019	2018
Net loss	$(77,761)	$(66,944)
Other comprehensive loss, net of tax:
Interest rate swaps	(3,845)	1,725
Actuarial loss	(8)	—
Foreign currency translation adjustments	(8)	(7,229)
Total other comprehensive (loss), net of tax	(3,861)	(5,504)
Comprehensive loss	$(81,622)	$(72,448)

	Six Months Ended June 30,
	2019	2018
Net loss	$(137,021)	$(143,981)
Other comprehensive loss, net of tax:
Interest rate swaps	(5,791)	5,223
Actuarial loss	(8)	—
Foreign currency translation adjustments	(1,832)	(4,191)
Total other comprehensive income (loss), net of tax	(7,631)	1,032
Comprehensive loss	$(144,652)	$(142,949)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statement of Changes in Equity (Unaudited)

(In thousands, except share data)

	Ordinary Shares		Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance at December 31, 2017, as originally reported	1,644,720	$1,662,221	$13,984	$(390,099)	$1,286,106
Conversion of units of share capital	215,683,103				—
Balance at December 31, 2017, as recasted	217,327,823	1,662,221	13,984	(390,099)	1,286,106
Issuance of common stock, net	128,172	1,014	—	—	1,014
Share-based compensation	—	4,180	—	—	4,180
Comprehensive income (loss)	—	—	6,536	(77,037)	(70,501)
Balance at March 31, 2018	217,455,995	1,667,415	20,520	(467,136)	1,220,799
Issuance of common stock, net	46,247	355	—	—	355
Share-based compensation	—	2,842	—	—	2,842
Comprehensive loss	—	—	(5,504)	(66,944)	(72,448)
Balance at June 30, 2018	217,502,242	$1,670,612	$15,016	$(534,080)	$1,151,548

Balance at December 31, 2018, as originally reported	1,646,223	$1,677,510	$5,358	$(632,261)	$1,050,607
Conversion of units of share capital	215,880,202		—	—	—
Balance at December 31, 2018, as recasted	217,526,425	1,677,510	5,358	(632,261)	1,050,607
Issuance of common stock, net	2	—	—	—	—
Share-based compensation	—	3,176	—	—	3,176
Comprehensive loss	—	—	(3,770)	(59,260)	(63,030)
Balance at March 31, 2019	217,526,427	1,680,686	1,588	(691,521)	990,753
Tax Receivable Agreement	—	(264,600)	—	—	(264,600)
Issuance of common stock, net	(7,929)	137	—	—	137
Merger recapitalization	87,749,999	678,054	—	—	678,054
Share-based compensation	—	33,932	—	—	33,932
Comprehensive loss	—	—	(3,861)	(77,761)	(81,622)
Balance at June 30, 2019	305,268,497	$2,128,209	$(2,273)	$(769,282)	$1,356,654

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(137,021)	$(143,981)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	101,220	119,322
Bad debt expense	2,478	4,259
Deferred income tax benefit	(4,603)	(3,722)
Share-based compensation	37,108	7,022
Deferred finance charges	13,144	4,306
Other operating activities	(1,492)	(415)
Changes in operating assets and liabilities:
Accounts receivable	57,607	64,130
Prepaid expenses	(7,125)	(9,629)
Other assets	3,919	714
Accounts payable	(8,018)	(7,998)
Accrued expenses and other current liabilities	(28,827)	(32,008)
Deferred revenue	19,404	31,965
Operating lease right of use assets	6,297	—
Operating lease liabilities	(6,434)	—
Other liabilities	(4,770)	(3,014)

Net cash provided by operating activities	42,887	30,951

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(24,871)	(24,143)
Acquisition, net of cash acquired	—	(3,497)

Net cash used in investing activities	(24,871)	(27,640)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of principal on long-term debt	(637,672)	(7,672)
Repayment of revolving credit facility	(50,000)	(30,000)
Proceeds from revolving credit facility	5,000	—
Proceeds from reverse recapitalization	682,087	—
Issuance of ordinary shares, net	137	1,369

Net cash used in financing activities	(448)	(36,303)
Effects of exchange rates	(80)	(734)

Net increase (decrease) in cash and cash equivalents, and restricted cash	17,488	(33,726)
Beginning of period:
Cash and cash equivalents	25,575	53,186
Restricted cash	9	24,362
Total cash and cash equivalents, and restricted cash, beginning of period	25,584	77,548

Cash and cash equivalents, and restricted cash, end of period	43,072	43,822

Cash and cash equivalents	43,063	29,721
Restricted cash	9	14,101

CLARIVATE ANALYTICS PLC

Interim Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2019	2018
Total cash and cash equivalents, and restricted cash, end of period	$43,072	$43,822

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$57,551	$59,480
Cash paid for income tax	$14,573	$6,641
Capital expenditures included in accounts payable	$7,697	$2,473
Tax receivable agreement included in liabilities	$264,600	$—
Assets received as reverse recapitalization capital	$1,877	$—
Liabilities assumed as reduction of reverse recapitalization capital	$5,910	$—

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 1: Background and Nature of Operations

Clarivate Analytics Plc (“Clarivate,” “us,” “we,” “our,” or the “Company”), a public limited company organized under the laws of Jersey, Channel Islands, was incorporated as a Jersey limited company on January 7, 2019. Pursuant to the definitive agreement entered into to effect a merger between Camelot Holdings (Jersey) Limited ("Jersey") and Churchill Capital Corp, a Delaware corporation, ("Churchill") (the “Transactions”), the Company was formed for the purposes of completing the Transactions and related transitions and carrying on the business of Jersey, and its subsidiaries.

In January 2019, we entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 26, 2019, and Amendment No. 2 to the Agreement and Plan of Merger, dated March 29, 2019, collectively, the “Merger Agreement”) by and among Churchill, Jersey, CCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), Camelot Merger Sub (Jersey) Limited, a private limited company organized under the laws of Jersey, Channel Islands and wholly owned subsidiary of Clarivate (“Jersey Merger Sub”), and the Company, which, among other things, provided for (i) Jersey Merger Sub to be merged with and into Jersey with the Jersey being the surviving company in the merger (the “Jersey Merger”) and (ii) Delaware Merger Sub to be merged with and into Churchill with Churchill being the surviving corporation in the merger (the “Delaware Merger”, and together with the Jersey Merger, the “Mergers”.

On May 13, 2019, the Transactions were consummated, and Clarivate became the sole managing member of Jersey, operating and controlling all of the business and affairs of Jersey, through Jersey and its subsidiaries. Following the consummation of the Transactions on May 13, 2019, the Company's ordinary shares and warrants began trading on the New York Stock Exchange. See Note 4 – "The Transactions" for more information.

The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting Churchill was treated as the "acquired" company for financial reporting purposes. This determination was primarily based on post Transactions relative voting rights, composition of the governing board, size of the two entities pre-merger, and intent of the Transactions. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of the Company issuing stock for the net assets of Churchill. The net assets of Churchill, were stated at historical cost, with no goodwill or other intangible assets resulting from the Transactions. Reported amounts from operations included herein prior to the Transactions are those of Jersey.

Jersey and its subsidiaries was formed on August 4, 2016 as a private limited liability company organized under the laws of the Island of Jersey. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR. The Company is a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations.

Our Science Product Group consists of our Web of Science and Life Science Product Lines. Both product lines provide curated, high-value, structured information that is delivered and embedded into the workflows of our customers, which include research intensive corporations, life science organizations and universities world-wide. Our Intellectual Property ("IP") Product Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. These Product lines help manage customer’s end-to-end portfolio of intellectual property from patents to trademarks to corporate website domains.

On July 10, 2016, Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales, and a direct wholly owned subsidiary of Camelot UK Holdco Limited, a direct wholly owned subsidiary (“UK Holdco”), collectively referred to as (“Bidco”), entered into a separation agreement to acquire (i) certain assets and liabilities related to the Intellectual Property & Science business (“IP&S”) business from our Former Parent and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities engaged in the IP&S business together with their subsidiaries (“2016 Transaction”). The 2016 Transaction total consideration was $3,566,599, net of cash acquired. Jersey is owned by affiliates of Onex Corporation and private investment funds managed by Baring Private Equity Asia GP VI, L.P (“Baring”) and certain co-investors and is controlled by Onex Corporation.

Prior Period Expense Reclassifications

In conjunction with the implementation of a new enterprise resource planning system during the quarter ended September 30, 2018, the Company performed an assessment of its Cost of revenues ("COR") and Selling, general & administrative expenses ("SG&A"). As a result of this assessment, certain errors in classification between COR and SG&A were identified, impacting prior periods. In addition, the Company reclassified certain costs between COR and SG&A. Accordingly, the Company has performed a reclassification of certain prior period amounts to conform to the present period presentation. The Company has concluded that the reclassifications were not material individually or in aggregate to previously issued financial statements.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The following table details the impact of the reclassifications on the Interim Condensed Consolidated Statement of Operations for the three and six months ended June 30, 2018.

Consolidated Statement of Operation
	As Previously Reported	Adjustment	As Reclassified
Three Months Ended June 30, 2018
Cost of revenues, excluding depreciation and amortization	$(117,514)	$15,472	$(102,042)
Selling, general and administrative costs, excluding depreciation and amortization	$(76,922)	$(15,472)	$(92,394)

Six Months Ended June 30, 2018
Cost of revenues, excluding depreciation and amortization	$(240,416)	$33,204	$(207,212)
Selling, general and administrative costs, excluding depreciation and amortization	$(154,517)	$(33,204)	$(187,721)

We have also reclassified prior period Accounts payable to Accrued expenses and other current liabilities in our Interim Condensed Consolidated Balance Sheets to conform to the current period presentation. These items had no impact in our Interim Condensed Consolidated Statement of Operations or Interim Condensed Consolidated Statement of Cash Flows.

Note 2: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for the three and six months ended June 30, 2019 and 2018 were prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The condensed consolidated financial statements do not include all of the information or notes necessary for a complete presentation in accordance with U.S. GAAP. Accordingly, these condensed consolidated financial statements should be read in conjunction with the Company’s annual financial statements as of and for the year ended December 31, 2018. The results of operations for the three and six months ended June 30, 2019 and 2018 are not necessarily indicative of the operating results for the full year.

In the opinion of management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The condensed consolidated financial statements of the Company include the accounts of all of its subsidiaries. Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. Intercompany accounts and transactions have been eliminated in consolidation. The U.S. dollar is the Company's reporting currency.

Note 3: Summary of Significant Accounting Policies

Our significant accounting policies are those that we believe are important to the portrayal of our financial condition and results of operations, as well as those that involve significant judgments or estimates about matters that are inherently uncertain. There have been no material changes to the significant accounting policies discussed in Note 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, which was filed with the SEC on May 17, 2019 and amended on June 17, 2019 (the "Annual Report"), except as noted below.

Lease Accounting

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use ("ROU") assets, other current liabilities, and operating lease liabilities on our interim condensed consolidated balance sheets.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

Tax Receivable Agreement ("TRA")

Concurrent with the completion of the Transactions in May 2019, we became a party to a TRA with our pre-business combination equity holders. Under the TRA, we are generally required to pay to certain pre-business combination equity holders approximately 85% of the amount of calculated tax savings, if any, we are deemed to realize (using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) as a result of (1) any existing tax attributes associated with Covered Tax Assets acquired in the pre-business combination organizational transactions, the benefit of which is allocable to us as a result of such transactions, (2) net operating loss (NOL) carryforwards available as a result of such transactions and (3) tax benefits related to imputed interest. Further, there may be significant changes, to the estimate of the TRA liability due to various reasons including changes in corporate tax law, changes in estimates of the amount or timing of future taxable income, and other items. Changes in those estimates are recognized as adjustments to the related TRA liability, with offsetting impacts recorded in the Interim Condensed Consolidated Statement of Operations as Other operating income (expense), net.

Newly Adopted Accounting Standards

In February 2016, the FASB issued new guidance, Accounting Standard Update (“ASU”) 2016-02, related to leases in which lessees are required to recognize assets and liabilities on the balance sheet for leases having a term of more than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous GAAP, which did not require lease assets and lease liabilities to be recognized for operating leases. Qualitative disclosures along with specific quantitative disclosures will be required to provide enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. The Company adopted the standard on January 1, 2019.

The provisions of ASU 2016-02 are effective for the Company’s fiscal year beginning January 1, 2019, including interim periods within that fiscal year. The Company elected the package of practical expedients included in this guidance, which allows it to not reassess whether any expired or existing contracts contain leases, the lease classification for any expired or existing leases, and the initial direct costs for existing leases. The Company does not recognize short-term leases on its Interim Condensed Consolidated Balance Sheet, and recognizes those lease payments in Selling, general and administrative costs, excluding depreciation and amortization on the Interim Condensed Consolidated Statements of Operations on a straight-line basis over the lease term.

In July 2018, the FASB issued ASU 2018-11, Leases - Targeted Improvements, as an update to the previously-issued guidance. This update added a transition option which allows for the recognition of a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption without recasting the financial statements in periods prior to adoption. The Company elected this transition option.

The standard had a material impact on our interim condensed consolidated balance sheet, but did not have an impact on our interim condensed consolidated statement of operations. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases.

In June 2018, the FASB issued guidance, ASU 2018-07, Compensation - Stock Compensation, which simplifies the accounting for nonemployee share-based payment transactions. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.

In July 2018, the FASB issued guidance, ASU 2018-09, Codification Improvements, which clarifies guidance that may have been incorrectly or inconsistently applied by certain entities. The guidance is effective for all entities for fiscal years beginning after December 15, 2018. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

In August 2018, the FASB issued guidance, ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this update. The Company adopted this standard on January 1, 2019. This standard did not have a material impact on the Company’s interim condensed consolidated financial statements.

Recently Issued Accounting Standards

Except as noted below, there have been no material changes from the recently issued accounting standards previously disclosed in the Annual Report. Please refer to Note 3 —"Summary of Significant Accounting Policies" section of the Annual Report for a discussion of the recently issued accounting standards that relate to the Company.

In March 2019, the FASB issued ASU 2019-01, Leases, as an update to the previously-issued guidance. This update added a transition option which clarified the interim disclosure requirements as defined in Accounting Standard Codification 250-10-50-3. The Company elected to provide the ASU 2016-02 transition disclosures as of the beginning of the period of adoption rather than the beginning of the earliest period presented. The guidance is effective for all entities during the same period that ASU 2016-02 is adopted.

In April 2019, the FASB issued ASU 2019-04, Codification Imrovements to Topic 326, which provides targeted improvements or clarification and correction to the ASU 2016-01 Financial Instruments Overall, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates that were previously issued. The guidance is effective upon adoption of the related standards The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In April 2019, the FASB issued ASU 2019-05, Financial Instruments - Credit Losses, which provides targeted transition relief to the accounting standards update previously issued as part of ASU 2016-13 Financial Instruments Credit Losses. The guidance is effective for all entities during the same period that ASU 2016-13 is adopted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

Note 4: The Transactions

On May 13, 2019, the Company completed the Transactions. Jersey began operations in 2016 as a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations. Churchill was a special purpose acquisition company whose business was to effect a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination. The shares and earnings per share available to holders of the Company’s ordinary shares, prior to the Transactions, have been retroactively restated as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey shares to 132.13667 Clarivate share).

Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Company in the Transactions was $3,052,500, consisting of 305,250,000 newly issued ordinary shares of the Company valued at $10.00 per share, subject to certain adjustments described below. Of the $3,052,500, the shareholders of Jersey prior to the closing of the Transactions (the “Company Owners”) received $2,175,000 in the form of 217,500,000 newly issued ordinary shares of the Company. In addition, of the $3,052,500, Churchill public shareholders received $690,000 in the form of 68,999,999 newly issued ordinary shares of the Company. In addition, Churchill Sponsor LLC (the “sponsor”) received $187,500 in the form of 17,250,000 ordinary shares of the Company issued to the sponsor, and 1,500,000 additional ordinary shares of the Company were issued to certain investors. See Note 11 – "Shareholders' Equity" for further information.

Upon consummation of the Transactions, each outstanding share of common stock of Churchill was converted into one ordinary share of the Company. At the closing of the Transactions, the Company Owners held approximately 74% of the issued and outstanding ordinary shares of the Company and stockholders of Churchill held approximately 26% of the issued and outstanding shares of the Company excluding the impact of (i) 52,800,000 warrants, (ii) approximately 24,806,793 compensatory options issued to the Company's management (based on number of options to purchase Jersey ordinary shares outstanding immediately prior to the Transactions, after giving effect to the exchange ratio described above) and (iii) 10,600,000 ordinary shares of Clarivate owned of record by the sponsor and available for distribution to certain individuals following the applicable lock-up and vesting restrictions. After giving effect to the satisfaction of the vesting restrictions, the Company Owners held approximately 71% of the issued and outstanding shares of the Company at the close of the Transactions. See Note 11 – "Shareholders' Equity" for further information on equity instruments.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 5: Leases

As the lessee, we currently lease real estate space, automobiles, and certain equipment under non-cancelable operating lease agreements. Some of the leases include options to extend the leases for up to an additional 10 years. We do not include any of our renewal options in our lease terms for calculating our lease liability as the renewal options allow us to maintain operational flexibility, and we are not reasonably certain we will exercise these renewal options at this time.

We determine if an arrangement is a lease at inception. Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liabilities, and Operating lease liabilities on our interim condensed consolidated balance sheets. The Company assesses its ROU asset and other lease-related assets for impairment consistent with other long-lived assets. As of June 30, 2019, we did not record impairment related to these assets.

Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. As such, the Company used judgment to determine an appropriate incremental borrowing rate. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and initial direct costs incurred. Our variable lease payments consist of non-lease services related to the lease and lease payments that are based on annual changes to an index. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

We have lease agreements with lease and non-lease components, which are accounted as a single lease component. Additionally, for certain equipment leases, we apply a portfolio approach to effectively account for the operating lease ROU assets and liabilities.

As of June 30, 2019, we have additional operating leases, primarily for real estate, that have not yet commenced of $1,713. These operating leases will commence between fiscal year 2019 and fiscal year 2020 with lease terms of one year to six years.

Three Months Ended June 30,
2019
Lease cost
Operating lease cost	$7,080
Short-term lease cost	30
Variable lease cost	504
Total lease cost	$7,614

Six Months Ended June 30,
2019
Lease cost
Operating lease cost	$14,302
Short-term lease cost	30
Variable lease cost	1,161
Total lease cost	$15,493

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Six Months Ended June 30,
2019
Other information
Cash Paid for amounts included in measurement of lease liabilities
Operating cash flows from operating leases	$13,654

Weighted-average remaining lease term - operating leases	6
Weighed-average discount rate - operating leases	5.8%

The future aggregate minimum lease payments as of June 30, 2019 under all non-cancelable operating leases for the years noted are as follows:

Year ending December 31,
2019 (excluding the six months ended June 30, 2019)	$13,789
2020	21,510
2021	17,788
2022	15,198
2023	13,786
Thereafter	36,054
Total operating lease payments	118,125
Less imputed interest	(20,974)
Total	$97,151

In connection with certain leases, the Company guarantees the restoration of the leased property to a specified condition after completion of the lease period. As of June 30, 2019 and December 31, 2018, the liability of $4,155 and $4,100, respectively, associated with these restorations is recorded within Other non-current liabilities.

Disclosures related to periods prior to adoption of Topic 842

As discussed above, the Company adopted Topic 842 effective January 1, 2019 using a modified retrospective approach. For comparability purposes, and as required, the following disclosure is provided for periods prior to adoption. The Company’s total future minimum annual rental payments in effect at December 31, 2018 for noncancelable operating leases, which were accounted for under the previous leasing standard, Accounting Standards Codification 840, were as follows:

Year ending December 31,
2019	$22,140
2020	19,531
2021	17,240
2022	15,333
2023	14,944
Thereafter	40,367
Total operating lease commitments	$129,555

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 6: Computer Hardware and Other Property, net

Computer hardware and other property consisted of the following:

	June 30, 2019	December 31, 2018
Computer hardware	$20,174	$18,130
Leasehold improvements	13,296	13,298
Furniture, fixtures and equipment	6,574	6,816
Total computer hardware and other property	40,044	38,244
Accumulated depreciation	(21,554)	(17,603)
Total computer hardware and other property, net	$18,490	$20,641

Depreciation expense amounted to $2,131 and $3,249 for the three months ended June 30, 2019 and 2018, respectively, and $4,182 and $4,650 for the six months ended June 30, 2019 and 2018, respectively.

Note 7: Other Intangible Assets, net and Goodwill

Other Intangible Assets

The following tables summarize the gross carrying amounts and accumulated amortization of the Company’s identifiable intangible assets by major class:

	June 30, 2019			December 31, 2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Finite-lived intangible assets
Customer relationships	$290,984	$(184,761)	$106,223	$291,503	$(164,611)	$126,892
Databases and content	1,724,802	(285,550)	1,439,252	1,725,878	(233,733)	1,492,145
Computer software	292,422	(121,699)	170,723	268,704	(97,570)	171,134
Finite-lived intangible assets	2,308,208	(592,010)	1,716,198	2,286,085	(495,914)	1,790,171

Indefinite-lived intangible assets
Trade names	168,323	—	168,323	168,349	—	168,349
Total intangible assets	$2,476,531	$(592,010)	$1,884,521	$2,454,434	$(495,914)	$1,958,520

Amortization expense amounted to $40,932 and $57,541 for the three months ended June 30, 2019, and 2018, respectively, and $97,038 and $114,672 for the six months ended June 30, 2019, and 2018, respectively.

Goodwill

The following table summarizes changes in the carrying amount of goodwill for the six months ended June 30, 2019:

Total
Balance as of December 31, 2018	$1,282,919
Changes due to foreign currency fluctuations	(77)
Balance as of June 30, 2019	$1,282,842

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 8: Derivative Instruments

The IPM Product Line and related assets, which was divested on October 1, 2018, had forward contracts with notional values of $0 at June 30, 2019 and December 31, 2018. Gains or (losses) on the forward contracts amounted to $0 and $(993) for the three months ended June 30, 2019 and 2018, respectively. Gains or (losses) on the forward contracts amounted to $0 and $(1,052) for the six months ended June 30, 2019 and 2018, respectively. These amounts were recorded in Revenues, net in the interim condensed consolidated statements of operations. The cash flows from forward contracts are reported as operating activities in the Interim condensed consolidated statements of cash flows. The fair value of the forward contracts recorded in Accrued expenses and other current liabilities was $0 as at June 30, 2019 and December 31, 2018, respectively.

Effective March 31, 2017, the Company entered into interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $300,000 of its outstanding Term Loan arrangements. Additionally, effective February 28, 2018, the Company entered into another interest rate swap relating to interest payments on $50,000 of its outstanding Term Loan arrangements. These hedging instruments mature on March 31, 2021. The Company applies hedge accounting by designating the interest rate swaps as a hedge on applicable future quarterly interest payments.

In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50,000 of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100,000 of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company will apply hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments. Changes in the fair value are recorded in Accumulated other comprehensive income (loss) ("AOCI") and the amounts reclassified out of AOCI are recorded to Interest expense. The fair value of the interest rate swaps is recorded in Other non-current assets or liabilities according to the duration of related cash flows. The total fair value of the interest rate swaps was a liability of $2,147 at June 30, 2019 and an asset of $3,644 at December 31, 2018.

See Note 9 — "Fair Value Measurements" for additional information on derivative instruments.

The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and six months ended June 30, 2018:

AOCI Balance at December 31, 2017	$1,107
Derivative gains (losses) recognized in Other comprehensive income (loss)	3,786
Amount reclassified out of Other comprehensive income (loss) to net loss	(288)
AOCI Balance at March 31, 2018	$4,605
Derivative gains (losses) recognized in Other comprehensive income (loss)	1,797
Amount reclassified out of Other comprehensive income (loss) to net loss	(72)
AOCI Balance at June 30, 2018	$6,330

The following table summarizes the changes in AOCI (net of tax) related to cash flow hedges for the three and six months ended June 30, 2019:

AOCI Balance at December 31, 2018	$3,644
Derivative gains (losses) recognized in Other comprehensive income (loss)	(2,376)
Amount reclassified out of Other comprehensive income (loss) to net loss	430
AOCI Balance at March 31, 2019	$1,698
Derivative gains (losses) recognized in Other comprehensive income (loss)	(4,247)
Amount reclassified out of Other comprehensive income (loss) to net loss	402
AOCI Balance at June 30, 2019	$(2,147)

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 9: Fair Value Measurements

The Company records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is described below. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Quoted prices in active markets for identical assets or liabilities.

•	Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3 - Unobservable inputs that are support by little or no market activity. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Below is a summary of the valuation techniques used in determining fair value:

Derivatives - Derivatives consist of foreign exchange contracts and interest rate swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates or using other observable inputs. The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities or using market inputs with mid-market pricing as a practical expedient for bid-ask spread. See Note 8 — "Derivative Instruments" for additional information.

Contingent consideration - The Company values contingent consideration related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues, net new business and operating forecasts and the probability of achieving the specific targets.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments. Additionally, the Company has a long-term indemnification asset from the Former Parent, the amount of which is equal to certain tax liabilities incurred prior to the Acquisition. The carrying amount approximates fair value because settlement is expected to be based on the underlying tax amount.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The Company has determined that its forward contracts, included in Accrued expenses and other current liabilities, and interest rate swaps, included in Accumulated other comprehensive (loss) income and Other current assets and Other non-current assets according to the duration of related interest payments, reside within Level 2 of the fair value hierarchy.

The earn-out liability is recorded in Accrued expenses and other current liabilities and Other non-current liabilities and is classified as Level 3 in the fair value hierarchy. Additionally, the earn-out relates to the TrademarkVision and the Publons acquisitions that occurred in 2018 and 2017, respectively. The amount payable is contingent upon the achievement of certain company specific milestones and performance metrics over a 1-year and 3-year period, respectively, including number of cumulative users, cumulative reviews and annual revenues. In accordance with ASC 805, we estimated the fair value of the earn-out using a Monte Carlo simulation. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the earn-out. As of June 30, 2019, there were no significant changes in the range of outcomes for the earn out. There were no transfers of assets or liabilities between levels during the periods ended June 30, 2019 and December 31, 2018.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The following table presents the changes in the earn-out, the only Level 3 item, for the three and six months ended June 30, 2019:

December 31, 2018	7,075
Revaluations included in earnings	469
June 30, 2019	7,544

The following table provides a summary of the Company's assets and liabilities that were recognized at fair value on a recurring basis as at June 30, 2019 and December 31, 2018:

	Level 1	Level 2	Level 3	Total Fair Value
June 30, 2019
Liabilities
Interest rate swap liability	—	2,147	—	2,147
Earn-out liability	—	—	7,544	7,544
Total	$—	$2,147	$7,544	$9,691

	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2018
Assets
Interest rate swap asset	—	3,644	—	3,644
	$—	$3,644	$—	$3,644
Liabilities
Earn-out liability	—	—	7,075	7,075
Total	$—	$—	$7,075	$7,075

Non-Financial Assets Valued on a Non-Recurring Basis

The Company’s long-lived assets, including goodwill and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment. There have been no impairments of the Company’s long-lived assets during any of the periods presented.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 10: Debt

The following is a summary of the Company’s debt:

		June 30, 2019		December 31, 2018
Type	Maturity	Interest Rate	Carrying Value	Interest Rate	Carrying Value
Senior Unsecured Notes	2024	7.875%	$500,000	7.875%	$500,000
Term Loan Facility	2023	5.652%	846,320	5.729%	1,483,993
Revolving Credit Facility	2021	—%	—	5.754%	5,000
Revolving Credit Facility	2021	—%	—	5.729%	40,000
Total debt outstanding			1,346,320		2,028,993
Deferred financing charges			(21,201)		(34,838)
Term Loan Facility, discount			(1,855)		(3,633)
Current Portion of Long-Term Debt			(15,345)		(60,345)
Long-term debt, net of current portion and deferred financing charges			$1,307,919		$1,930,177

Upon the close of the Transactions, the Company made a voluntary prepayment of $630,000 toward the Company’s Term Loan Facility and $20,000 toward the Company's Revolving Credit Facility. In addition, the Company wrote down deferred financing charges and original issuance discount on the Term Loan in proportion to the principal paydown. These write-downs of $7,718 in deferred financing fees and $1,406 in original issues discount, were included in Interest expense within the statement of operations. During the six months ended June 30, 2019, the Company paid down an additional $30,000 drawn on the Revolving Credit Facility prior to the close of the Transaction.

With respect to the Credit Agreement, the Company may be subject to certain negative covenants, including compliance with total first lien net leverage ratio, if certain conditions are met.  These conditions were not met and the Company was not required to test compliance with these covenants as of June 30, 2019.

The obligations of the Borrowers under the Credit Agreement are guaranteed by UK Holdco and certain of its restricted subsidiaries and are secured by substantially all of UK Holdco's and certain of its restricted subsidiaries’ assets (with customary exceptions described in the Credit Agreement). UK Holdco and its restricted subsidiaries are subject to certain covenants including restrictions on UK Holdco’s ability to pay dividends, incur indebtedness, grant a lien over its assets, merge or consolidate, make investments, or make payments to affiliates.

As of June 30, 2019, letters of credit totaling $1,985 were collateralized by the Revolving Credit Facility. Notwithstanding the Revolving Credit Facility, as of June 30, 2019, the Company had an unsecured corporate guarantee outstanding for $9,639 and cash collateralized letters of credit totaling $38, all of which were not collateralized by the Revolving Credit Facility. The Company’s cash from operations is expected to meet repayment needs on outstanding borrowings for a period of 12 months after the financial statement issuance date.

The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value due to the short-term nature of the interest rate bench mark rates. The fair value of the fixed rate debt is estimated based on market observable data for debt with similar prepayment features. The fair value of the Company’s debt was $1,373,945 and $1,950,318 at June 30, 2019 and December 31, 2018, respectively. The debt is considered a Level 2 liability under the fair value hierarchy.

Note 11: Shareholders’ Equity

Jersey

In March 2017, the Company formed the Management Incentive Plan under which certain employees of the Company may be eligible to purchase shares of the Company. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. Additionally, along with a subscription, employees receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting. See Note 17 – “Employee Incentive Plans” for additional detail related to the options. The Company received net subscriptions for 46,247 and 174,420 shares, retroactively restated for the effect of the reverse recapitalization, during the three and six months ended June 30, 2018, respectively. There were no share subscriptions received prior to the close of the Transactions in 2019.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Post-Transactions

Immediately prior to the closing of the Transactions, there were 87,749,999 shares of Churchill common stock issued and outstanding, consisting of (i) 68,999,999 public shares (Class A) and (ii) 18,750,000 founder shares (Class B). On May 13, 2019, in connection with the Transactions, all of the Class B common stock converted into Class A common stock of the post-combination company on a one-for-one basis, and effect the reclassification and conversion of all of the Class A common stock and Class B common stock into a single class of common stock of Clarivate Analytics PLC. One stockholder elected to have one share redeemed in connection with the Transactions.

In June 2019, the Company formed the 2019 Incentive Award Plan under which employees of the Company may be eligible to purchase shares of the Company. See Note 17 – “Employee Incentive Plans” for additional detail related to the 2019 Incentive Award Plan. In exchange for each share subscription purchased, the purchaser is entitled to a fully vested right to an ordinary share. At June 30, 2019, there were unlimited shares of common stock authorized, and 305,268,497 shares issued and outstanding, with a par value of $0.00. The Company did not hold any shares as treasury shares as of June 30, 2019 or December 31, 2018. The Company’s common stockholders are entitled to one vote per share.

Warrants

Upon consummation of the Transactions, the Company has warrants outstanding to purchase an aggregate of 52,800,000 ordinary shares. Each outstanding whole warrant of Churchill represents the right to purchase one ordinary share of the Company in lieu of one share of Churchill common stock upon closing of the Transactions at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing upon the later of (i) 30 days after the completion of the Transactions and (ii) September 11, 2019.

Additionally, the Warrants are not exercisable and the Company shall not be obligated to issue shares of common stock upon exercise of the Warrants unless the shares of common stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the applicable securities laws. Lastly, the holder does not have the right to exercise the Warrants to the extent that they would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

Incentive Shares

Upon consummation of the Transactions, there were 7,000,000 ordinary shares of Clarivate that are issuable to persons designated in the Sponsor Agreement if the last sale price of Clarivate's ordinary shares is at least $20.00 for 40 days over a 60 consecutive trading day period on or before the sixth anniversary of the closing of the Transactions.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 12: Pension and Other Post-Retirement Benefits

The components of net periodic benefit cost changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows:

	Three Months Ended June 30,
	2019	2018
Service cost	$220	$222
Interest cost	80	71
Expected return on plan assets	(40)	(37)
Amortization of actuarial gains	(20)	(19)
Net periodic benefit cost	$240	$237

	Six Months Ended June 30,
	2019	2018
Service cost	$441	$444
Interest cost	158	142
Expected return on plan assets	(80)	(75)
Amortization of actuarial gains	(38)	(39)
Net periodic benefit cost	$481	$472

Interest cost and expected return on plan assets are recorded in interest expense on the accompanying Interim condensed consolidated statements of operations.

Note 13: Revenue Recognition

The tables below show the Company's disaggregated revenues for the periods presented:

	Three Months Ended June 30,
	2019	2018
Subscription revenues	$202,747	$199,481
Transactional revenues	39,693	44,729
Total revenues, gross	242,440	244,210
Deferred revenues adjustment (1)	(131)	(913)
Total Revenues, net	$242,309	$243,297

(1) This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

	Six Months Ended June 30,
	2019	2018
Subscription revenues	$395,239	$392,106
Transactional revenues	81,390	90,598
Total revenues, gross	476,629	482,704
Deferred revenues adjustment (1)	(295)	(2,380)
Total Revenues, net	$476,334	$480,324

(1) This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Contract Balances

	Accounts receivable	Current portion of deferred revenues	Non-current portion of deferred revenues
Opening (1/1/2019)	$331,295	$391,102	$17,112
Closing (6/30/2019)	270,584	404,753	22,236
(Increase)/decrease	$60,711	$(13,651)	$(5,124)

Opening (1/1/2018)	$317,808	$361,260	$15,796
Closing (12/31/2018)	331,295	391,102	17,112
Increase	$(13,487)	$(29,842)	$(1,316)

The amount of revenue recognized in the period that were included in the opening deferred revenues current and long-term balances were $163,607. This revenue consists primarily of subscription revenue.

Transaction Price Allocated to the Remaining Performance Obligation

As of June 30, 2019, approximately $66,211 of revenue is expected to be recognized in the future from remaining performance obligations, excluding contracts with durations of one year or less. The Company expects to recognize revenue on approximately 64% of these performance obligations over the next 12 months. Of the remaining 36%, 23% is expected to be recognized within the following year, with the final 13% expected to be recognized within years 3 to 10.

Note 14: Income Taxes

During the three and six months ended June 30, 2019, the Company recognized an income tax provision of $3,712 and $3,952, respectively on a loss before income tax of $74,049 and $133,069. During the three and six months ended June 30, 2018, the Company recognized an income tax provision of $11, and $357, respectively, on a loss before income tax of $66,933 and $143,624, respectively. The tax provision in each period ended June 30, 2019, and June 30, 2018, respectively, reflects the mix of taxing jurisdictions in which pre-tax profits and losses were recognized.

Note 15: Tax Receivable Agreement

At the completion of the Transactions, we recorded an initial liability of $264,600 payable to the pre-business combination equity holders under the TRA, representing approximately 85% of the calculated tax savings based on the portion of the Covered Tax Assets we anticipate being able to utilize in future years. Based on current projections of taxable income, and before deduction of any specially allocated depreciation and amortization, we anticipate having enough taxable income to utilize a significant portion of these specially allocated deductions related to the original Covered Tax Assets (as defined in the TRA). Total payments related to the TRA could be up to a maximum of $507,326 if all Covered Tax Assets are utilized. TRA payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30,000 for payments to be made in 2021 and 2022, but will not be subject to deferral thereafter. As of June 30, 2019, our liability under the TRA was $264,600.

The projection of future taxable income involves significant judgment. Actual taxable income may differ from our estimates, which could significantly impact the liability under the TRA. We have determined it is more-likely-than-not we will be unable to utilize all of our deferred tax assets ("DTAs") subject to the TRA; therefore, we have not recorded a liability under the TRA related to the tax savings we may realize from the utilization of NOL carryforwards and the amortization related to basis adjustments created by the Transaction. If utilization of these DTAs becomes more-likely-than-not in the future, at such time, we will record liabilities under the TRA of up to an additional $134,377 as a result of basis adjustments under the Internal Revenue Code and up to an additional $108,350 related to the utilization of NOL and credit carryforwards, which will be recorded through charges to our statements of operations. However, if the tax attributes are not utilized in future years, it is possible no amounts would be paid under the TRA. In this scenario, the reduction of the liability under the TRA would result in a benefit to our statements of operations.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 16: Commitments and Contingencies

Lawsuits and Legal Claims

The Company is engaged in various legal proceedings, claims, audits and investigations that have arisen in the ordinary course of business. These matters include, but are not limited to, antitrust/competition claims, intellectual property infringement claims, employment matters and commercial matters. The outcome of all of the matters against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the ultimate resolution of any such matters, individually or in the aggregate, will not have a material impact on the Company’s financial condition taken as a whole.

Contingent Liabilities

In conjunction with the acquisition of Publons, the Company agreed to pay former shareholders up to an additional $9,500 through 2020. Amounts payable are contingent upon Publons' achievement of certain milestones and performance metrics. The Company had an outstanding liability for $3,429 and $2,960 related to the estimated fair value of this contingent consideration as of June 30, 2019 and December 31, 2018, respectively. The outstanding balance consisted of $2,385 and $1,600 included in Accrued expenses and other current liabilities, and $1,044 and $1,360 included in Other non-current liabilities in the Interim Condensed Consolidated Balance Sheets as of June 30, 2019 and December 31, 2018, respectively.

In conjunction with the acquisition of TrademarkVision that occurred on October 25, 2018, the Company agreed to pay former shareholders a potential earn-out dependent upon achievement of certain milestones and financial performance metrics through 2020. Amounts payable are contingent upon TrademarkVision’s achievement of certain milestones and performance metrics. As of June 30, 2019 and December 31, 2018, the Company had an outstanding liability for $4,115 related to the estimated fair value of this contingent consideration. The outstanding balance was included in Accrued expenses and other current liabilities as of June 30, 2019, and in Other non-current liabilities as of December 31, 2018, in the condensed consolidated balance sheets.

Tax Indemnity

In connection with the 2016 Transaction, the Company recorded certain tax indemnification assets pursuant to the terms of the separation and indemnified liabilities identified therein. Management continues to interpret the contractual obligation due from our Former Parent and its controlled entities as due in full. The asset write down was recorded within Other operating income (expense), net within the Interim condensed consolidated statement of operations during the year ended December 31, 2018. Although the claim has uncertainty of collectability, the Company will continue to vigorously defend its claim for the full value of the indemnity, including the filing of formal legal claims as necessary.

Note 17: Employee Incentive Plans

Prior to the Transactions, the Company operated under its 2016 Equity Incentive Plan, which provided for certain employees of the Company to be eligible to participate in equity ownership in the Company. On May 8, 2019, in anticipation of the Transactions, the Board adopted the 2019 Incentive Award Plan, which was an amendment, restatement and continuation of the 2016 Equity Incentive Plan. Upon closing of the Transactions, awards under the 2016 Equity Incentive Plan were converted using the exchange ratio established during the Transactions and assumed into the 2019 Incentive Award Plan (see Note 4 – "The Transactions"). A maximum aggregate amount of 60,000,000 ordinary shares are reserved for issuance under the 2019 Incentive Award Plan. Equity awards under the 2019 Incentive Award Plan may be issued in the form of options to purchase shares of the Company which are exercisable upon the occurrence of conditions specified within individual award agreements. The 2019 Incentive Award Plan permits the granting of awards in the form of incentive stock options, non-qualified stock options, share appreciation rights, restricted shares, restricted share units and other stock-based or cash based awards. Equity awards may be issued in the form of restricted shares or restricted share units with dividend rights or dividend equivalent rights subject to vesting terms and conditions specified in individual award agreements. The Company’s Management Incentive Plan provides for employees of the Company to be eligible to purchase shares of the Company. See Note 11 – “Shareholders’ Equity” for additional information.

A summary of the Company’s share-based compensation is as follows:

	Three Months Ended June 30,
	2019	2018
Share-based compensation expense	$33,932	$2,842
Tax benefit recognized	$85	$85

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

	Six Months Ended June 30,
	2019	2018
Share-based compensation expense	$37,108	$7,022
Tax benefit recognized	$163	$192

As of June 30, 2019, 34,747,066 ordinary shares remained available for issuance under the 2019 Incentive Award Plan. As of June 30, 2019, there was $12,971 of total unrecognized compensation cost, related to outstanding stock options, which is expected to be recognized through 2024 with a remaining weighted-average service period of 2.7 years.

The Company’s stock option activity is summarized below:

	Number of Options	Weighted Average Exercise Price per Share	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance at December 31, 2018, as originally reported	185,601	$1,587	8.5	$13,293
Modified options	24,339,097	—	—	—
Balance at December 31, 2018, as modified	24,524,698	12.44	8.5	13,293
Granted	2,321,360	17.72	7.8	—
Expired	(278,011)	11.13	—	—
Forfeited	(1,296,615)	10.95	—	—
Exercised	(18,498)	7.41	—	147
Outstanding as of June 30, 2019	25,252,934	$11.28	8.3	$111,373
Vested and exercisable at June 30, 2019	13,768,097	$10.35	7.6	$63,761

As noted above, options issued and outstanding under the 2016 Equity Incentive Plan prior to the Transactions were converted to options under the 2019 Incentive Award Plan through the Exchange Ratio established in the Transactions see Note 4 – “The Transactions”. The 24,339,097 of options modified in the above table represent this share conversion.

The aggregate intrinsic value in the table above represents the difference between the Company’s most recent valuation and the exercise price of each in-the-money option on the last day of the period presented. There were 18,498 stock options exercised in the six months ended June 30, 2019. The weighted-average fair value of options granted per share was $7.78 as of June 30, 2019.

The Company accounts for awards issued under the 2019 Incentive Award Plan as additional contributions to equity. Share-based compensation includes expense associated with stock option grants which is estimated based on the grant date fair value of the award issued. Share-based compensation expense related to stock options is recognized over the vesting period of the award which is generally five years, on a graded-scale basis.

The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. The Black-Scholes model takes into account the fair value of an ordinary share and the contractual and expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. Prior to becoming a public company, the fair value of the Company’s ordinary shares were determined utilizing an external third-party pricing specialist.

The contractual term of the option ranges from the one year to 10 years. Expected volatility is the average volatility over the expected terms of comparable public entities from the same industry. The risk-free interest rate is based on a treasury rate with a remaining term similar to the contractual term of the option. The Company is recently formed and at this time does not expect to distribute any dividends. The Company recognizes forfeitures as they occur.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:

June 30, 2019
Weighted-average expected dividend yield	—
Weighted-average expected volatility	19.87%
Weighted-average risk-free interest rate	2.43%
Expected life (in years)	5 - 9

Transactions Related Awards

The Sponsor Agreement provided that certain ordinary shares of Clarivate available for distribution to persons designated in the Sponsor Agreement in connection with the Transactions, and certain Clarivate warrants available for distribution to such persons, in each case, are subject to certain time and performance-based vesting provisions described below. In addition, Incentive Shares were granted to persons designated in the Sponsor Agreement. See Note 11 - "Shareholders’ Equity” for details on the respective awards.

The vesting conditions added to certain ordinary shares include the following:

5,309,713 ordinary shares of Clarivate held by persons designated in the Sponsor Agreement, will vest in three equal annual installments on the first, second and third anniversaries of the closing of the Transactions, respectively, and are not contingent on continuing or future service of the respective holders to the Company.

2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate's ordinary shares is at least $15.25 on or before the date that is 42 months after the closing of the Transactions, and are not contingent on continuing or future service of the respective holders to the Company.

2,654,856 ordinary shares of Clarivate held by such persons will vest at such time as the last sale price of Clarivate's ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions, and are not contingent on continuing or future service of the respective holders to the Company.

The vesting conditions added to certain warrants include the following:

17,265,826 of certain warrants held by persons designated in the Sponsor Agreement, will vest at such time as the last sale price of Clarivate's ordinary shares is at least $17.50 on or before the fifth anniversary of the closing of the Transactions; provided that none of such Clarivate warrants will vest prior to the first anniversary of the closing of the Transactions, not more than 1/3 of such Clarivate warrants will vest prior to the second anniversary of the closing of the Transactions, and not more than 2/3 of such Clarivate warrants will vest prior to the third anniversary of the closing of the Transactions. Further, such vesting is not contingent on continuing or future service of the respective holders to the Company

In considering the terms of the transaction related awards, the Company notes that the time based vesting restrictions are not conditioned on any continuing or future service of the holders to the Company, and reflect “lock-up” periods of the issuable shares. Further, the abovementioned performance-based restrictions are considered market conditions pursuant to ASC 718, and are contemplated in the value of the awards. As such vesting restrictions were contemplated in conjunction with the granting of Incentive Shares (Note 11), the Company considered such terms of the total basket of transaction awards in determination of the fair value of the awards. As no continued or future service is required by the holders of such awards, the Company recognized compensation expense based on the fair value of such awards upon closing of the Transactions. The Company recognized $25,013 expense, net in Share-based compensation expense as of the date of the Transactions in accordance with the issuance of incentive shares offset by the addition of vesting terms to certain ordinary shares and warrants, as described above. The expense includes the increases in value of $48,102 for the granting of incentive shares, the increase in value of $1,193 for ordinary shares with only time vesting conditions, and the increase in value of shares purchased by the Founders immediately prior to the transaction of $4,411, all offset by the reduction in value of $9,396 for ordinary shares with performance vesting condition of $15.25, the reduction in value of $13,101 for ordinary shares with performance vesting condition of $17.50 and the reduction in value of $6,297 related to warrants. Pursuant to the Sponsor Agreement, certain founders of Churchill Capital Corp purchased an aggregate of 1,500,000 shares of Class B common stock of Churchill immediately prior to the closing of the Transactions for an aggregate purchase price of  $15,000.

We used a third-party specialist to fair value the awards at the Transactions close date of May 13, 2019 using the Monte Carlo simulation approach. The assumptions included in the model include, but are not limited to, risk-free interest rate, 2.20%; expected volatility of the Company's and the peer group's stock prices, 20.00%; and dividend yield, 0.00%. A discount for lack or marketability (“DLOM”) was applied to shares that are subject to remaining post vesting lock up restrictions. The DLOM was between 3%-7% dependent on the length of the post vesting restriction period.

Incentive Shares granted in connection with the Transactions are available for future assignment by the holders. The Company will evaluate if additional stock compensation expense is required upon any future assignment of such awards.

Note 18: Earnings per Share

Potential common shares of 85,052,934 and 23,000,095 related to Private Placement Warrants, Public Warrants, Incentive Shares and options related to the Employee Incentive Plan were excluded from diluted EPS for the three and six months ended June 30, 2019 and 2018, as the Company had net losses and their inclusion would be anti-dilutive. See Note 11 — "Shareholders' Equity" and Note 17 — "Employee Incentive Plans” for a description.

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. See Note 4 – "The Transactions". Accordingly, weighted-average shares outstanding for purposes of the EPS calculation have been retroactively restated as shares reflecting the exchange ratio established in the Transactions (1.0 Jersey share to 132.13667 Clarivate shares).

The basic and diluted EPS computations for our common stock are calculated as follows (in thousands, except per share amounts):

	Three Months Ended June 30,
	2019	2018
Basic/Diluted EPS
Net loss	$(77,761)	$(66,944)

Weighted-average number of common shares outstanding	264,762,720	217,461,225

Basic EPS	(0.29)	(0.31)
Diluted EPS	(0.29)	(0.31)

	Six Months Ended June 30,
	2019	2018
Basic/Diluted EPS
Net loss	$(137,021)	$(143,981)

Weighted-average number of common shares outstanding	241,275,061	217,411,896

Basic EPS	(0.57)	(0.66)
Diluted EPS	(0.57)	(0.66)

CLARIVATE ANALYTICS PLC

Notes to Interim Condensed Consolidated Financial Statements (Unaudited)

(Amounts in thousands, except per share data, option price amounts, ratios, or as noted)

Note 19: Related Party and Former Parent Transactions

Onex Partners Advisor LP (“Onex”), an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Consulting Services Agreement with Onex, pursuant to which the Company is provided certain ongoing strategic and financing consulting services in exchange for a quarterly management fee. In connection with this agreement, the Company recognized $158 and $208 for the three months ended June 30, 2019, and 2018, respectively, and $389 and $416 for the six months ended June 30, 2019 and 2018, respectively. The Company pays 0.1% interest per annum to Onex for the Credit Agreement. The Company recognized $112 and $226 for the three months ended June 30, 2019 and 2018, respectively, and $327 and $452 for the six months ended June 30, 2019 and 2018, respectively, in interest expense for the Onex related interest. The Company had an outstanding liability of $51 and $450 to Onex as of June 30, 2019, and December 31, 2018, respectively. In addition, the Company paid Onex a management fee of $5,400 in connection with the Transactions. See Note 4 — "The Transactions" for additional information.

BPEA, an affiliate of the Company, is considered a related party. Concurrent with the Acquisition, the Company entered into a Management Services Agreement with BPEA, pursuant to which the Company is provided certain ongoing strategic and financing consulting services. In connection with this agreement, the Company recognized $79 and $167 for the three months ended June 30, 2019, and 2018, respectively, and $246 and $334 for the six months ended June 30, 2019, and 2018, respectively, in operating expenses related to this agreement. The Company had an outstanding liability of $79 and $334 to BPEA as of June 30, 2019, and December 31, 2018, respectively. In addition, the Company paid Baring a management fee of $2,100 in connection with the Transactions. See Note 4 — "The Transactions" for additional information.

At the completion of the Transactions, we recorded an initial liability of $264,600 payable to the TRA Parties under the TRA. To date, there has been no expense recorded under the TRA. See Note 15 — "Tax Receivable Agreement" for further details.

In connection with the 2016 Transaction, Bidco and a subsidiary of the Former Parent entered into the Transition Service Agreement, which became effective on October 3, 2016, pursuant to which such subsidiary of the Former Parent will, or will cause its affiliates and/or third-party service providers to, provide Bidco, its affiliates and/or third-party service providers with certain technology, facilities management, human resources, sourcing, financial, accounting, data management, marketing and other services to support the operation of the IP&S business as an independent company. Such services are provided by such subsidiary of the Former Parent or its affiliates and/or third-party service providers for various time periods and at various costs based upon the terms set forth in the Transition Service Agreement.

A controlled affiliate of Baring is a vendor of ours. Total payments to this vendor were $78 and $59 for the three months ended June 30, 2019 and 2018 respectively, and $318 and $288 for the six months ended June 30, 2019, and 2018, respectively. The Company had an outstanding liability of $145 and $120 as of June 30, 2019 and December 31, 2018, respectively.

One member of our key management is the Co-founder of a vendor of ours. Total payments to this vendor were $200 and $278 for the three and six months ended June 30, 2019, and the Company had no outstanding liability as of June 30, 2019. This vendor was not a related party during the three and six months ended June 30, 2018.

Note 20: Subsequent Events

Management has evaluated the impact of events that have occurred subsequent to June 30, 2019. Based on this evaluation, other than as recorded or disclosed within these interim condensed consolidated combined financial statements and related notes, the Company has determined no other events were required to be recognized or disclosed.

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

Clarivate is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of this Offering and previously completed Transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

On January 14, 2019, Churchill entered into the Merger Agreement with Clarivate, Camelot, Delaware Merger Sub and Jersey Merger Sub. On May 13, 2019, the Transactions were consummated, and Clarivate became the sole managing member of Camelot, operating and controlling all of the business and affairs of Camelot, through Camelot and its subsidiaries. Following the consummation of the Transactions on May 13, 2019, Clarivate’s ordinary shares and warrants began trading on the NYSE. The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting Churchill was treated as the “acquired” company for financial reporting purposes.

The Transactions have been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Churchill was treated as the acquired company for financial reporting purposes. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of Clarivate issuing ordinary shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were recognized at fair value (which was consistent with carrying value), with no goodwill or other intangible assets recorded.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 assumes that the Offering occurred on June 30, 2019. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 give pro forma effect to the Transactions and the Offering as if they had been completed on January 1, 2018.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions and the Offering occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Churchill was derived from the audited financial statements of Churchill for the period from June 20, 2018 (inception) through December 31, 2018, included in this prospectus, and from the unaudited financial statements of Churchill for the period from January 1, 2019 through May 13, 2019, derived from the books and records of Churchill. The historical financial information of Clarivate was derived from the audited consolidated financial statements of Clarivate (formerly known as Camelot Holdings (Jersey) Limited) as of and for the year ended December 31, 2018, included in this prospectus. The historical financial information of Clarivate was derived from the unaudited condensed consolidated financial statements of Clarivate as of and for the six months ended June 30, 2019, included in this prospectus. This information should be read together with Churchill’s and Clarivate’s (formerly known as Camelot Holdings (Jersey) Limited) respective financial statements and related notes.

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Description of the Transactions

Pursuant to the Merger Agreement, the aggregate stock consideration issued by Clarivate in the Transactions was $3,052.5 million, consisting of 305,250,000 newly issued ordinary shares of Clarivate valued at $10.00 per share, subject to certain adjustments described below. Of the $3,052.5 million, the shareholders of Camelot prior to the business combination (the “Camelot Owners”) received $2,175.0 million in the form of 217,500,000 newly issued ordinary shares of Clarivate. In addition, of the $3,052.5 million, Churchill public shareholders received $690.0 million in the form of 68,999,999 newly issued ordinary shares of Clarivate and the sponsor, including shares distributable to the founders and Garden State, received $187.5 million in the form of 17,250,000 ordinary shares of Clarivate issued to the sponsor and 1,500,000 additional ordinary shares of Clarivate issued to Michael Klein and an affiliate of Jerre Stead in respect of 1,500,000 shares of Churchill’s common stock purchased by them prior to the Delaware Merger (as further described in the Sponsor Agreement). The following represents the consideration at closing of the Transactions (the “Closing”):

(in millions)
Ordinary share issuance to Camelot Owners(1)	$2,175.0
Ordinary share issuance to Churchill public shareholders(1)	690.0
Ordinary share issuance to sponsor(1)	172.5
Additional purchase of ordinary shares by certain founders(1)(2)	15.0
Share Consideration – at Closing	$3,052.5

(1)	Value represents the price per the Merger Agreement. The closing share price on the date of the consummation of the Transactions was $13.34. As the business combination was accounted for as a reverse recapitalization, the value per share is disclosed for informational purposes only to indicate the fair value of shares transferred.

(2)	Additional shares of Churchill common stock purchased by certain founders as set forth in Section 5(a) of the letter agreement, dated January 14, 2019, as amended, among Churchill, the Company, Clarivate, sponsor, the founders and Garden State, which amended and restated the letter agreement, dated September 6, 2018, from the sponsor to Churchill and the founders (the “Sponsor Agreement”), issued at a price of $10.00 per share.

The value of the share consideration issuable at the Closing was assumed to be $10.00 per share. The Transactions were accounted for as a reverse recapitalization, therefore any change in Clarivate’s trading price would not impact the pro forma financial statements because Clarivate accounted for the acquisition of Churchill based on the amount of net assets acquired upon consummation. The consideration issued at the Closing as presented above does not include any warrants or management options that are described below in Note 3-“Loss Per Share” to the Unaudited Pro Forma Condensed Combined Financial Information.

The following summarizes the pro forma Clarivate ordinary shares outstanding taking into consideration actual redemptions:

	(Shares)%
Clarivate ordinary shares issued to Camelot Owners(1)	217,500,000
Total Camelot Owners ordinary shares	217,500,000	71%
Shares held by Churchill public shareholders	69,000,000
Less: public shares redeemed(2)	(1)
Total Churchill shares	68,999,999	23%
Sponsor shares	17,250,000
Plus: Shares purchased by certain founders immediately prior to Closing	1,500,000
Net sponsor and founder shares	18,750,000	6%
Pro Forma Shares Outstanding(3)	305,249,999	100%

(1)	Shares are not adjusted for shares issued in connection with excess transaction costs incurred by Churchill.

(2)	On May 9, 2019, one share was redeemed by a Churchill public shareholder for $10.14.

(3)	Pro Forma Shares Outstanding includes the 10.6 million ordinary shares of Clarivate owned by Jerre Stead, Michael Klein and Sheryl von Blucher or their affiliated entities following the expiration of applicable lock-up restrictions but does not give effect to the 52,800,000 warrants, the additional 7,000,000 ordinary shares of Clarivate issuable upon the achievement of a $20.00 Stock Price Level (“Incentive Shares”). As of June 30, 2019, there were 25,252,934 options to purchase ordinary shares of Clarivate pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan, of which 13,768,097 are vested and 11,484,837 are unvested and have a weighted average exercise price of $11.28. The Pro Forma Shares Outstanding do not give effect the amount of options outstanding as of June 30, 2019.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2019 and unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and the six months ended June 30, 2019 are based on the historical financial statements of Churchill and Clarivate (formerly known as Camelot Holdings (Jersey) Limited). The unaudited pro forma adjustments are based on information currently available. Assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Certain amounts that appear in this section may not sum due to rounding.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In thousands)

	As of June 30, 2019 Clarivate (Historical)	Pro Forma Adjustments (Note 2)		As of June 30, 2019 Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$43,063	$(4,250)	(I)	$38,813
Restricted cash	9	—		9
Accounts receivable, net of allowance for doubtful accounts	270,584	—		270,584
Prepaid expenses	39,238	—		39,238
Other current assets	12,577	—		12,577
Total Current Assets	365,471	(4,250)		361,221
Computer hardware and other property, net	18,490	—		18,490
Other intangible assets, net	1,884,521	—		1,884,521
Goodwill	1,282,842	—		1,282,842
Other non-current assets	23,890	—		23,890
Deferred income taxes	18,072	—		18,072
Operating lease right-of-use assets	94,950	—		94,950
Total Assets	$3,688,236	$(4,250)		$3,683,986

Current liabilities
Accounts payable	$30,396	$—		$30,396
Accrued expenses and other current liabilities	126,881	—		126,881
Current portion of deferred revenue	404,753	—		404,753
Current portion of long-term debt	15,345	—		15,345
Current portion of operating lease liabilities	24,980	—		24,980
Total Current Liabilities	602,355	—		602,355
Long-term debt	1,307,919	—		1,307,919
Tax Receivable Agreement	264,600	—		264,600
Non-current portion of deferred revenues	22,236	—		22,236
Other non-current liabilities	19,719	—		19,719
Deferred income taxes	42,582	—		42,582
Operating lease liabilities	72,171	—		72,171
Total Liabilities	2,331,582			2,331,582

Shareholders’ Equity
Ordinary shares of Clarivate	2,128,209	105	(A)	2,128,314
Accumulated other comprehensive income/(loss)	(2,273)			(2,273)
Accumulated deficit	(769,282)	(105)	(A)	(773,637)
		(4,250)	(I)
Total Shareholders’ Equity	1,356,654	(4,250)		1,352,404
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,688,236	$(4,250)		$3,683,986

See accompanying notes to unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Year Ended December 31, 2018 Clarivate (Historical)	For the Period from June 20, 2018 (inception) to December 31, 2018 Churchill (Historical)	Pro Forma Adjustments (Note 2)		Year Ended December 31, 2018 Pro Forma Combined
Revenues, net	$968,468	$—	$—		$968,468
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	396,499	—	—		396,499
Operating costs	—	2,525	(2,525)	(B)	—
Selling, general and administrative costs, excluding depreciation and amortization	369,377	—			369,377
Share-based compensation expense	13,715	—	—		13,715
Depreciation	9,422	—	—		9,422
Amortization	227,803	—	—		227,803
Transaction expenses	2,457	—	(364)	(C)	2,093
Transition, integration and other	61,282	—	—		61,282
Other operating expense (income)	(6,379)	—	—		(6,379)
Total operating expenses	1,074,176	2,525	(2,889)		1,073,812
Loss from operations	(105,708)	(2,525)	2,889		(105,344)

Other income:
Interest income	—	4,513	(4,513)	(B)	—
Interest expense, net	(130,805)	—	36,927	(D)	(93,878)
Unrealized gain on marketable securities held in Trust Account	—	62	(62)	(B)	—
Other income, net	(130,805)	4,575	32,352		(93,878)
Income/(loss) before income tax	(236,513)	2,050	35,241		(199,222)
Benefit (provision) for income tax(1)	(5,649)	(808)	808	(B)	(5,649)
Net income (loss)	$(242,162)	$1,242	$36,049		$(204,871)

Per share:
Basic and diluted net loss per common share(2)	$(1.11)	$(0.13)			$(0.67)
Weighted average shares outstanding, basic and diluted(2)	217,472,870	17,706,822			305,249,999

(1)	The pro forma statement of operations adjustments do not have an income tax effect due to the pro forma net loss position and existing valuation allowance.

(2)	See Note 3 — “Loss per Share” for calculation of pro forma basic and diluted net loss per common share.

See accompanying notes to unaudited pro forma condensed combined financial information.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Six Months Ended June 30, 2019 Clarivate (Historical)	For the Period from January 1, 2019 to May 13, 2019 Churchill (Historical)	Pro Forma Adjustments (Note 2)		Six Months Ended June 30, 2019 Pro Forma Combined
Revenues, net	$476,334	$—	$—		$476,334
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	176,896	—	—		176,896
Operating costs	—	18,261	(18,261)	(E)	—
Selling, general and administrative costs, excluding depreciation and amortization	184,749	—	—		184,749
Share-based compensation expense	37,108	—	(25,103)	(H)	12,095
Depreciation	4,182	—	—		4,182
Amortization	97,038	—	—		97,038
Transaction expenses	33,428	—	(31,071)	(F)	2,357
Transition, integration and other	6,423	—	—		6,423
Other operating expense (income)	(990)	—	—		(990)
Total operating expenses	538,834	18,261	(74,345)		482,750
Loss from operations	(62,500)	(18,261)	74,345		(6,416)

Other income:
Interest expense, net	(70,569)	—	14,544	(G)	(46,901)
			9,124	(J)
Interest income	—	5,461	(5,461)	(E)	—
Other income, net	(70,569)	5,461	18,207		(46,901)
Income/(loss) before income tax	(133,069)	(12,800)	92,552		(53,317)
Benefit (provision) for income tax(1)	(3,952)	(1,047)	1,047	(E)	(3,952)
Net income (loss)	$(137,021)	$(13,847)	$93,599		$(57,269)

Per share:
Basic and diluted net loss per common share(2)	$(0.57)	$(0.89)			$(0.19)
Weighted average shares outstanding, basic and diluted(2)	241,275,061	20,080,634			305,249,999

(1)	The pro forma statement of operations adjustments do not have an income tax effect due to the pro forma net loss position and existing valuation allowance.

(2)	See Note 3 — “Loss per Share” for calculation of pro forma basic and diluted net loss per common share.

See accompanying notes to unaudited pro forma condensed combined financial information.

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation

The Transactions were accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Camelot Owners being the majority shareholders and holding majority voting power in the combined company, Camelot’s senior management comprising the majority of the senior management of the combined company, and the ongoing operations of Camelot comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of Clarivate issuing ordinary shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill were stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination are those of Camelot.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 assumes that the Offering occurred on June 30, 2019. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 present the pro forma effect of the Transactions and the Offering as if they had been completed on January 1, 2018. These periods are presented on the basis of Camelot as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2019 has been prepared using and should be read in conjunction with the following:

•	Clarivate’s unaudited condensed consolidated balance sheet as of June 30, 2019 and the related notes, included in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 has been prepared using and should be read in conjunction with the following:

•	Clarivate’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2019 and the related notes, included in this prospectus.

•	Churchill’s unaudited statement of operations for the period from January 1, 2019 through May 13, 2019, derived from the books and records of Churchill.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 has been prepared using and should be read in conjunction with the following:

•	Churchill’s audited statement of operations for the period from June 20, 2018 (inception) through December 31, 2018 and the related notes, included in this prospectus; and

•	Clarivate’s (formerly known as Camelot Holdings (Jersey) Limited) audited consolidated statement of operations for the year ended December 31, 2018 and the related notes, included in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The pro forma adjustments reflecting the consummation of the Transactions and the Offering are based on certain currently available information and certain assumptions and methodologies that Clarivate believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Churchill believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the consummation of the Transactions and the Offering based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

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The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions or the Offering taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the financial statements and notes thereto of each of Churchill and Clarivate (formerly known as Camelot Holdings (Jersey) Limited) included elsewhere in this prospectus.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and the Offering and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Transactions and the Offering, (2) factually supportable and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. Camelot and Churchill did not have any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Clarivate’s shares outstanding, assuming the Transactions and the Offering occurred on January 1, 2018.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2019

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2019 are as follows:

(A)	As a part of the Offering, there was a removal of share price targets and time-based vesting conditions on the founder shares and private placement warrants, which caused a compensatory event. This adjustment is reflected in ordinary shares and accumulated deficit of Clarivate.

(I)	Reflects adjustment related to the payment of anticipated transaction costs related to the Offering by Clarivate including, but not limited to, advisory services, legal fees and registration fees.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2018

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 are as follows:

(B)	Reflects the elimination of Churchill historical operating costs, interest income and unrealized gain on the trust account and related tax impacts that would not have been incurred had the Transactions been consummated on January 1, 2018.

(C)	Elimination of transaction expenses related to the Transactions incurred in the year ended December 31, 2018.

(D)	Reflects the reduction in interest expense related to the paydown of the Prior Term Loan Facility and the Prior Revolving Credit Facility related to the Transactions.

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Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2019

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 are as follows:

(E)	Reflects the elimination of Churchill historical operating costs, interest income and unrealized gain on the trust account and related tax impacts that would not have been incurred had the Transactions been consummated on January 1, 2018.

(F)	Elimination of transaction expenses related to the Transactions incurred in the six months ended June 30, 2019.

(G)	Reflects the reduction in interest expense related to the paydown of the Prior Term Loan Facility and the Prior Revolving Credit Facility related to the Transactions.

(H)	Elimination of share-based compensation expenses related to the Transactions incurred in the six months ended June 30, 2019.

(J)	Reflects elimination of a write-down of debt issuance costs and debt discount related to the paydown of the Prior Term Loan Facility in the six months ended June 30, 2019.

3.	Loss per Share

Represents the net loss per share calculated using the historical weighted average ordinary shares of Clarivate and the issuance of additional ordinary shares in connection with the Transactions, assuming the ordinary shares were outstanding since January 1, 2018. As the Transactions, including related proposed equity purchases, are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average ordinary shares outstanding for basic and diluted net income (loss) per ordinary share assumes that the ordinary shares issuable in connection with the Transactions have been outstanding for the entire period presented.

Pro Forma Basic and Diluted Loss Per Share	Six Months Ended June 30, 2019
(Net loss presented in thousands of dollars)
Pro Forma net loss attributable to shareholders	$(57,269)
Weighted average ordinary shares outstanding, basic and diluted	305,249,999
Basic and diluted net loss per ordinary share	$(0.19)

Pro Forma Basic and Diluted Loss Per Share	Year Ended December 31, 2018
(Net loss presented in thousands of dollars)
Pro Forma net loss attributable to shareholders	$(204,871)
Weighted average ordinary shares outstanding, basic and diluted	305,249,999
Basic and diluted net loss per ordinary share	$(0.67)

Pro Forma Weighted Average Shares — Basic and Diluted
Clarivate ordinary shares issued to Camelot Owners	217,500,000
Total Clarivate ordinary shares issued to the sponsor and the founders	18,750,000
Clarivate ordinary shares issued to current Churchill public shareholders	68,999,999
Pro Forma Weighted Average Ordinary Shares – Basic and Diluted	305,249,999

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As a result of the pro forma net loss, the loss per share amounts exclude the anti-dilutive impact of the following:

•	The 34,500,000 warrants sold during the Churchill IPO converted in the Mergers into warrants to purchase up to a total of 34,500,000 Clarivate ordinary shares, which are exercisable at $11.50 per share;

•	The 18,300,000 private placement warrants sold concurrently with the Churchill IPO converted in the Mergers into warrants to purchase up to a total of 18,300,000 Clarivate ordinary shares. Approximately 18,087,826 of these private placement warrants are held by the sponsor, and available for distribution to certain founders and Garden State, exercisable at $11.50 per share;

•	The 7,000,000 issued ordinary shares of Clarivate to be allotted and issued to the persons designated by Jerre Stead or Michael Klein (Mr. Stead with the ability to allocate 4,000,000 of these ordinary shares, and Mr. Klein with the ability to allocate 3,000,000 of these ordinary shares, or, in the event of death or incapacity of either, by his respective successor) if a $20.00 Stock Price Level is achieved on or before the sixth anniversary of the Closing;

•	As of June 30, 2019, there were 25,252,934 options to purchase ordinary shares of Clarivate pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan, of which 13,768,097 are vested and 11,484,837 are unvested and have a weighted average exercise price of $11.28, after giving effect to the adjustment to exercise prices of the management options of Camelot in connection with the Tax Receivable Agreement; and

•	As of December 31, 2018, there were 24,524,698 options to purchase ordinary shares of Clarivate pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan, of which 6,655,037 are vested and 17,869,661 are unvested and have weighted average exercise prices of $10.85 and $11.08, respectively, after giving effect to the adjustment to exercise prices of the management options of Camelot in connection with the Tax Receivable Agreement.

F-121

CLARIVATE ANALYTICS PLC
(formerly known as
CAMELOT HOLDINGS (JERSEY) LIMITED)

F-122

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Clarivate Analytics Plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Clarivate Analytics Plc (formerly known as Camelot Holdings (Jersey) Limited) and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2019, except for the effects of the reverse recapitalization as discussed in Note 1 and Note 17 to the consolidated financial statements, as to which the date is August 22, 2019

We have served as the Company’s auditor since 2016.

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CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except share and per share data)

	As of December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$25,575	$53,186
Restricted cash	9	24,362
Accounts receivable, less allowance for doubtful accounts of $14,076 and $8,495 at December 31, 2018 and December 31, 2017, respectively	331,295	317,808
Prepaid expenses	31,021	28,395
Other current assets	20,712	20,157
Total current assets	408,612	443,908
Computer hardware and other property, net	20,641	23,010
Identifiable intangible assets, net	1,958,520	2,160,087
Goodwill	1,282,919	1,311,253
Other non-current assets	26,556	60,029
Deferred income taxes	12,426	6,824
Total Assets	$3,709,674	$4,005,111

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$38,418	$60,758
Accrued expenses and other current liabilities	153,849	193,710
Current portion of deferred revenues	391,102	361,260
Short-term debt, including current portion of long-term debt	60,345	45,345
Total current liabilities	643,714	661,073
Long-term debt	1,930,177	1,967,735
Non-current portion of deferred revenues	17,112	15,796
Other non-current liabilities	24,838	22,609
Deferred income taxes	43,226	51,792
Total liabilities	2,659,067	2,719,005
Commitments and Contingencies (Note 19)
Shareholders’ equity:
Ordinary Shares, no par value; unlimited shares authorized at December 31, 2018 and December 31, 2017; 217,526,425 and 217,327,823 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively (as recast – See Note 1)	1,677,510	1,662,221
Accumulated other comprehensive income	5,358	13,984
Accumulated deficit	(632,261)	(390,099)
Total shareholders’ equity	1,050,607	1,286,106
Total Liabilities and Shareholders’ Equity	$3,709,674	$4,005,111

The accompanying notes are an integral part of these financial statements.

F-124

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Years Ended December 31,
	2018	2017
Revenues, net	$968,468	$917,634
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(396,499)	(394,215)
Selling, general and administrative costs, excluding depreciation and amortization	(369,377)	(343,143)
Share-based compensation expense	(13,715)	(17,663)
Depreciation	(9,422)	(6,997)
Amortization	(227,803)	(221,466)
Transaction expenses	(2,457)	(2,245)
Transition, integration and other	(61,282)	(78,695)
Other operating income (expense), net	6,379	(237)
Total operating expenses	(1,074,176)	(1,064,661)
Loss from operations	(105,708)	(147,027)
Interest expense, net	(130,805)	(138,196)
Loss before income tax	(236,513)	(285,223)
Benefit (provision) for income taxes	(5,649)	21,293
Net loss	$(242,162)	$(263,930)
Per share:
Basic	$(1.11)	$(1.22)
Diluted	$(1.11)	$(1.22)
Weighted-average shares outstanding:
Basic	217,472,870	216,848,866
Diluted	217,472,870	216,848,866

The accompanying notes are an integral part of these financial statements.

F-125

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Years Ended December 31,
	2018	2017
Net loss	$(242,162)	$(263,930)
Other comprehensive income (loss):
Interest rate swaps, net of $0 tax in all periods	2,537	1,107
Defined benefit pension plans, net of tax (benefit) provision of ($91) and $430, respectively	(17)	881
Foreign currency translation adjustments	(11,146)	15,466
Total other comprehensive income (loss)	(8,626)	17,454
Comprehensive loss	$(250,788)	$(246,476)

The accompanying notes are an integral part of these financial statements.

F-126

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(Dollars in thousands except share data)

	Share Capital		Accumulated Other Comprehensive	Accumulated	Total Shareholders’
	Shares	Amount	Income (Loss)	Deficit	Equity
Balance at December 31, 2016, as originally reported	1,635,000	$1,635,000	$(3,470)	$(126,169)	$1,505,361
Conversion of units of share capital	214,408,455	—	—	—	—
Balance at December 31, 2016, as recasted	216,043,455	1,635,000	(3,470)	(126,169)	1,505,361
Issuance of common stock, net.	1,284,368	9,558	—	—	9,558
Share-based compensation	—	17,663	—	—	17,663
Comprehensive Income (loss)	—	—	17,454	(263,930)	(246,476)
Balance at December 31, 2017	217,327,823	$1,662,221	$13,984	$(390,099)	$1,286,106
Balance at December 31, 2017, as originally reported	1,644,720	$1,662,221	$13,984	$(390,099)	$1,286,106
Conversion of units of share capital	215,683,103	—	—	—	—
Balance at December 31, 2017, as recasted	217,327,823	1,662,221	13,984	(390,099)	1,286,106
Issuance of common stock, net.	198,602	1,574	—	—	1,574
Share-based compensation	—	13,715	—	—	13,715
Comprehensive Income (loss)	—	—	(8,626)	(242,162)	(250,788)
Balance at December 31, 2018	217,526,425	$1,677,510	$5,358	$(632,261)	$1,050,607

The accompanying notes are an integral part of these financial statements.

F-127

CLARIVATE ANALYTICS PLC (formerly known as CAMELOT HOLDINGS (JERSEY) LIMITED)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net loss	$(242,162)	$(263,930)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	237,225	228,463
Bad debt expense	6,507	6,505
Deferred income tax benefit	(14,103)	(36,272)
Share-based compensation	13,715	17,663
Gain on sale of IPM Product Line	(39,104)	—
Deferred finance charges	9,182	23,510
Tax indemnity write-off	33,819	—
Other operating activities	(3,979)	2,548
Changes in operating assets and liabilities:
Accounts receivable	(50,906)	43,109
Prepaid expenses	(2,936)	(4,052)
Other assets	578	10,799
Accounts payable	(18,091)	(39,660)
Accrued expenses and other current liabilities	9,842	(6,038)
Deferred revenues	33,539	18,751
Other liabilities	774	5,271
Net cash (used in) provided by operating activities	(26,100)	6,667
Cash Flows From Investing Activities
Capital expenditures	(45,410)	(37,804)
Acquisitions, net of cash acquired	(23,539)	(7,401)
Proceeds from sale of Product Line, net of restricted cash	80,883	—
Proceeds from sale of equity method investment	—	5,000
Net cash (used in) provided by investing activities	11,934	(40,205)
Cash Flows used in Financing Activities
Borrowings of debt	45,000	30,000
Repayment of principal on long-term debt	(46,709)	(15,423)
Repayment of revolving credit facility	(30,000)	—
Payment of debt issuance costs	—	(817)
Contingent purchase price payment	(2,470)	—
Issuance of common stock, net	1,574	9,058
Net cash (used in) provided by financing activities	(32,605)	22,818
Effects of exchange rates	(5,193)	3,248
Net changes in cash and cash equivalents, and restricted cash	(51,964)	(7,472)
Beginning of period:
Cash and cash equivalents	53,186	77,136
Restricted cash	24,362	7,884
Total cash and cash equivalents, and restricted cash, beginning of period	77,548	85,020
Cash and cash equivalents, and restricted cash, end of period	25,584	77,548
Cash and cash equivalents	25,575	53,186
Restricted cash	9	24,362
Total cash and cash equivalents, and restricted cash, end of period	$25,584	$77,548
Supplemental Cash Flow Information
Cash paid for interest	$121,916	$115,236
Cash paid for income tax	$13,210	$14,722
Capital expenditures included in accounts payable	$5,166	$2,473

The accompanying notes are an integral part of these financial statements.

F-128

Note 1: Background and Nature of Operations

Camelot Holdings (Jersey) Limited and its subsidiaries (“Jersey,” “us,” “we,” “our,” or the “Company”) was formed on August 4, 2016 as a private limited liability company organized under the laws of the Island of Jersey. Its registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St Helier, Jersey JE1 4TR.

On July 10, 2016, Camelot UK Bidco Limited, a private limited liability company incorporated under the laws of England and Wales, and a direct wholly owned subsidiary of Camelot UK Holdco Limited, a direct wholly owned subsidiary (“UK Holdco”), collectively referred to as (“Bidco”), entered into a separation agreement to acquire (i) certain assets and liabilities related to the Intellectual Property & Science business (“IP&S”) business from Thomson Reuters Corporation (“Former Parent”) and (ii) all of the equity interests and substantially all of the assets and liabilities of certain entities engaged in the IP&S business together with their subsidiaries (“2016 Transaction”). The 2016 Transaction total consideration was $3,566,599, net of cash acquired. Jersey is owned by affiliates of Onex Corporation and private investment funds managed by Baring Private Equity Asia GP VI, L.P. (“Baring”) and certain co-investors and is controlled by Onex Corporation.

On May 13, 2019, the Company completed a series of transactions to effect the merger between Jersey and Churchill Capital Corp, a Delaware corporation (“Churchill”) (the “Transactions”). As part of completing the Transaction, Clarivate Analytics Plc, a public limited company organized under the laws of Jersey, Channel Islands, was incorporated as a Jersey limited company on January 7, 2019. Clarivate Analytics Plc was formed for the purposes of completing the Transactions and related transitions and carrying on the business of Jersey. The Transactions were accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on post Transactions relative voting rights, composition of the governing board, size of the two entities pre-merger, and intent of the Transactions. Accordingly, for accounting purposes, the Transactions were treated as the equivalent of the Company issuing stock for the net assets of Churchill. The net assets of Churchill were stated at historical cost, with no goodwill or other intangible assets resulting from the Transactions. Accordingly, the entity formerly known as Camelot Holdings (Jersey) Limited has reflected these changes in the historical periods presented herein. Reported amounts from operations included herein prior to the Transactions are those of Jersey.

Due to the reverse capitalization that occurred, the shares and loss per share available to holders of the Company’s shares prior to the Transactions have been recast for all periods presented to reflect the exchange ratio established in the Transactions (1.0 Jersey share to 132.13667 Clarivate Analytics Plc shares). Refer to the Consolidated Statement of Changes in Equity and Note 17 for additional disclosures.

Prior to the Transactions, the Company operated under its 2016 Equity Incentive Plan, which provided for certain employees of the Company to be eligible to participate in equity ownership in the Company. On May 8, 2019, in anticipation of the Transactions, the Board adopted the 2019 Incentive Award Plan, which was an amendment, restatement and continuation of the 2016 Equity Incentive Plan. Upon closing of the Transactions, awards under the 2016 Equity Incentive Plan were converted using the exchange ratio established during the Transactions and assumed into the 2019 Incentive Award Plan.

The Company is a provider of proprietary and comprehensive content, analytics, professional services and workflow solutions that enables users across government and academic institutions, life science companies and research and development (“R&D”) intensive corporations to discover, protect and commercialize their innovations.

Our Science Group consists of our Web of Science and Life Science Product Lines. Both product lines provide curated, high-value, structured information that is delivered and embedded into the workflows of our customers, which include research intensive corporations, life science organizations and universities world-wide. Our Intellectual Property Group consists of our Derwent, CompuMark and MarkMonitor Product Lines. These Product lines help manage customer’s end-to-end portfolio of intellectual property from patents to trademarks to corporate website domains.

F-129

Prior Period Expense Reclassifications

In conjunction with the implementation of a new enterprise resource planning system during the quarter ended September 30, 2018, the Company performed an assessment of its Cost of revenues (COR) and Selling, general & administrative expenses (SG&A). As a result of this assessment, certain errors in classification between COR and SG&A were identified, impacting prior periods. Similarly, the Company reclassified certain costs between COR and SG&A. Accordingly, the Company has performed a reclassification of certain prior period amounts to conform to the present period presentation. The Company has concluded that the reclassifications were not material individually or in aggregate to previously issued financial statements.

The following table details the impact of the reclassifications on the Consolidated Statements of Operations for 2017.

	Year Ended December 31, 2017
	As Previously Reported	Adjustment	As Reclassified*
Consolidated Statements of Operations
Cost of revenues, excluding depreciation and amortization	$(422,213)	$27,949	$(394,264)
Selling, general and administrative costs, excluding depreciation and amortization	$(318,887)	$(27,949)	$(346,836)

*	The “As reclassified” balance is prior to newly adopted accounting standards discussed in Note 3— Summary of Significant Accounting Policies.

We have also reclassified prior period Accounts payable to Accrued expenses and other current liabilities in our Consolidated Balance Sheets to conform to the current period presentation. These items had no impact in our Consolidated Statement of Operations or Consolidated Statement of Cash Flows.

Note 2: Basis of Presentation

The accompanying consolidated financial statements for the years ended December 31, 2018 and 2017, respectively, were prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements of the Company include the accounts of all of its subsidiaries. Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. The U.S. dollar is Jersey’s reporting currency. As such, the financial statements are reported on a U.S. dollar basis.

Note 3: Summary of Significant Accounting Policies

Business combinations

The Company determines whether substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If this threshold is met, the set is not a business. If it is not met, the Company then evaluates whether the set meets the requirement that a business include, at a minimum, an input and as substantive process that together significantly contribute to the ability to create outputs.

Business combinations are accounted for using the acquisition method at the acquisition date, which is when control is obtained. The consideration transferred is generally measured at fair value, as are the identifiable assets acquired and liabilities assumed. During the one-year period following the acquisition date, if an adjustment is identified based on new information about facts and circumstances that existed as of the acquisition date, the Company will record measurement-period adjustments related to the acquisitions in the period in which the adjustment is identified.

F-130

Goodwill is measured at the acquisition date as the fair value of the consideration transferred (including, if applicable, the fair value of any previously held equity interest and any non-controlling interests) less the net recognized amount (which is generally the fair value) of the identifiable assets acquired and liabilities assumed.

Transaction costs, other than those associated with the issuance of debt or equity securities incurred in connection with a business combination, are expensed as incurred and included in Transaction expenses in the Consolidated Statements of Operations.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and operations of the Company, and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The most important of these relate to share-based compensation expenses, revenues recognition, the allowance for doubtful accounts, internally developed computer software, valuation of goodwill and other identifiable intangible assets, determination of the projected benefit obligations of the defined benefit plans, income taxes, fair value of stock options, derivatives and financial instruments, contingent earn-out, and the tax related valuation allowances. On an ongoing basis, management evaluates these estimates, assumptions and judgments, in reference to historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Cash and Cash Equivalents

Cash and cash equivalents is comprised of cash on hand and short-term deposits with an original maturity at the date of purchase of three months or less.

Restricted Cash

As of December 31, 2017, the Company’s restricted cash primarily related to funds the Company has received from customers in advance of paying patent renewals on behalf of those customers. This activity was specific to the IPM Product Line, which was sold on October 1, 2018 (See Note 5: Divested Operations, for further details), and was $0 at December 31, 2018.

Accounts Receivable

Accounts receivable are presented net of the allowance for doubtful accounts and any discounts. Accounts receivable are recorded at the invoiced amount and do not bear interest. Collections of accounts receivable are included in cash provided by operating activities in the Consolidated Statements of Cash Flows. The Company maintains an allowance for doubtful accounts for estimated losses and assesses its adequacy each reporting period by evaluating factors such as the length of time receivables are past due, historical collection experience, and the economic and competitive environment. The expense related to doubtful accounts is included within Selling, general and administrative costs, excluding depreciation and amortization in the Consolidated Statements of Operations. Account balances are written off against the allowance when the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

F-131

Concentration of Credit Risk

Accounts receivable are the primary financial instrument that potentially subjects the Company to significant concentrations of credit risk. Account receivable represents arrangements in which services were transferred to a customer before the customer pays consideration or before payment is due. Contracts with payment in arrears are recognized as receivables after the Company considers whether a significant financing component exists. The Company does not require collateral or other securities to support customer receivables. Management performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed appropriate. Credit losses have been immaterial and reasonable within management’s expectations. No single customer accounted for more than 1% of revenues and our ten largest customers represented only 6% of revenues for the year ended December 31, 2018.

The Company maintains its cash and cash equivalent balances with high-quality financial institutions and consequently, the Company believes that such funds are subject to minimal credit risk.

Prepaid Assets

Prepaid assets represent amounts that the Company has paid in advance of receiving benefits or services. Prepaid assets include amounts for system and service contracts, sales commissions, deposits, prepaid royalties and insurance and are recognized as an expense over the general contractual period that the Company expects to benefit from the underlying asset or service.

Computer Hardware and Other Property

Generally, computer hardware and other property are recorded at cost and are depreciated over the respective estimated useful lives. Upon the 2016 Transaction, computer hardware and other property were revalued and recorded at net book value, which approximated fair value at the 2016 Transaction.

Depreciation is computed using the straight-line method. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included within loss from operations in the Consolidated Statements of Operations.

The estimated useful lives are as follows:

Computer hardware	3 years
Furniture, fixtures and equipment	5 – 7 years
Leasehold improvements	Lesser of lease term or estimated useful life

Computer Software

Development costs related to internally generated software are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of the application development stage. Costs of significant improvements on existing software for internal use, both internally developed and purchased, are also capitalized. Costs related to the preliminary project stage, data conversion and post implementation/operation stage of an internal use software development project are expensed as incurred.

Capitalized costs are amortized over five years, which is the estimated useful life of the related software. Purchased software is amortized over three years, which is the estimated useful life of the related software. The capitalized amounts, net of accumulated amortization, are included in Identifiable intangible assets, net in the Consolidated Balance Sheets. The cost and related accumulated amortization of sold or retired assets are removed from the accounts and any gain or loss is included in operating expense.

F-132

Computer software is evaluated for impairment whenever circumstances indicate the carrying amount may not be recoverable. The test for impairment compares the carrying amounts with the sum of undiscounted cash flows related to the asset. If the carrying value is greater than the undiscounted cash flows of the asset, the asset is written down to its estimated fair value.

Identifiable Intangible Assets, net

Upon acquisition, identifiable intangible assets are recorded at fair value and are carried at cost less accumulated amortization or accumulated impairment for indefinite-lived intangible assets. Useful lives are reviewed at the end of each reporting period and adjusted if appropriate. Fully amortized assets are retained in cost and accumulated amortization accounts until such assets are derecognized.

Customer Relationships—Customer relationships primarily consist of customer contracts and customer relationships arising from such contracts.

Databases and Content—Databases and content primarily consists of repositories of the Company’s specific financial and customer information, and intellectual content.

Trade Names—Trade names consist of purchased brand names that the Company continues to use.

Where applicable, intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	2 – 14 years
Databases and content	13 – 20 years
Trade Names	Indefinite

Impairment of Long-Lived Assets

Residual values and useful lives are reviewed at the end of each reporting period and adjusted if appropriate. The Company evaluates its long-lived assets, including computer hardware and other property, computer software, and finite-lived intangible assets for impairment whenever circumstances indicate that their carrying amounts may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. An asset is assessed for impairment at the lowest level that the asset generates cash inflows that are largely independent of cash inflows from other assets. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Management determined that no impairment existed for any of the periods presented.

Goodwill and Indefinite-Lived Intangible Assets

The Company evaluates its goodwill for impairment at the reporting unit level, defined as an operating segment or one level below an operating segment, annually as of October 1 or more frequently if impairment indicators arise in accordance with ASC Topic 350. The Company identified one reporting unit for the year ended December 31, 2017 and five reporting units due to a change in the Company’s reporting structure for the year ended December 31, 2018.

The Company evaluates the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the Company assesses various qualitative factors to determine whether the fair value of a reporting unit may be less than its carrying amount. If a determination is made that, based on the qualitative factors, an impairment does not exist, the Company is not required to perform further testing. If the aforementioned qualitative assessment results in the Company concluding that it is more likely than not that the fair value of a reporting unit may be less than its carrying amount, the fair value of the reporting unit will be determined and compared to its carrying value including goodwill.

F-133

In determining the fair value of a reporting unit, the Company estimates the fair value of a reporting unit using the fair value derived from the income approach, which is a change from the previous year which used a market approach. The market approach estimates fair value based on market multiples of revenues and earnings derived from comparable publicly-traded companies with similar operating and investment characteristics as the reporting unit; whereas, the income approach uses a discounted cash flow (“DCF”) model. The DCF model determines the fair value of our reporting units based on projected future discounted cash flows, which in turn were based on our views of uncertain variables such as growth rates, anticipated future economic conditions, and the appropriate discount rates relative to risk and estimates of residual values.

If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the fair value of the reporting unit is less than the carrying value, the Company will recognize the difference as an impairment charge. Management concluded that no goodwill impairment existed for any of the periods presented.

The Company also has indefinite-lived intangible assets related to trade names. Indefinite-lived intangible assets are subject to impairment testing annually or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. For purposes of impairment testing, the fair value of trade names is determined using an income approach, specifically the relief from royalties method. Management concluded that no indefinite-lived intangible impairment existed for any of the periods presented.

Other Current and Non-Current Assets and Liabilities

The Company defines current assets and liabilities as those from which it will benefit from or which it has an obligation for within one year that do not otherwise classify as assets or liabilities separately reported on the Consolidated Balance Sheets. Other non-current assets and liabilities are expected to benefit the Company or cause its obligation beyond one year. The Company classifies the current portion of long-term assets and liabilities as current assets or liabilities.

Leases

Leases are classified as either operating or capital, based on the substance of the transaction at inception of the lease. Classification is re-assessed if the terms of the lease are changed.

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments under an operating lease (net of any incentives received from the lessor) are recognized in the Consolidated Statements of Operations on a straight-line basis over the period of the lease. The Company does not currently have any capital leases.

Accounts Payable and Accruals

Accounts payable and accruals are obligations to pay for goods or services that have been acquired in the ordinary course of business. Accounts payable and accruals are recognized initially at their settlement value, and are classified as current liabilities if payment is due within one year or less.

Debt

Debt is recognized initially at par value, net of any applicable discounts or financing costs. Debt is subsequently stated at amortized cost with any difference between the proceeds (net of transactions costs) and the redemption value recognized in the Consolidated Statements of Operations over the term of the debt using the effective interest method. Interest on indebtedness is expensed as incurred.

Debt is classified as a current liability when due within 12 months after the end of the reporting period.

F-134

Derivative Financial Instruments

Foreign Exchange Derivative Contracts

Prior to the sale of IPM, the Company used derivative financial instruments to manage foreign currency exchange rate risk in IPM. The Company’s derivative financial instruments consist of foreign currency forward contracts (“forward contracts”). Derivative financial instruments were neither held nor issued by the Company for trading purposes.

Interest Rate Swaps

The Company has interest rate swaps with counterparties to reduce its exposure to variability in cash flows relating to interest payments on a portion of its outstanding first lien senior secured term loan facility in an aggregate principal amount of  $1,550,000 (“Prior Term Loan Facility”). The Company applies hedge accounting and has designated these instruments as cash flow hedges of the risk associated with floating interest rates on designated future quarterly interest payments. Management assumes the hedge is highly effective and therefore changes in the value of the hedging instrument are recorded in Accumulated other comprehensive income in the Consolidated Balance Sheets. Any ineffectiveness is recorded in earnings. Amounts in Accumulated other comprehensive income (loss) are reclassified into earnings in the same period during which the hedged transactions affect earnings, or upon termination of the hedging relationship.

Fair Value of Financial Instruments

In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The accounting guidance for fair value measurements establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s interest rate swap derivative instruments are classified as Level 2. Earn-out liabilities and defined benefit plan assets are classified as Level 3.

Contingent Considerations

The Company records liabilities for the estimated cost of such contingencies when expenditures are probable and reasonably estimable. A significant amount of judgment is required to estimate and quantify the potential liability in these matters. We engage outside experts as deemed necessary or appropriate to assist in the calculation of the liability, however management is responsible for evaluating the estimate. As information becomes available regarding changes in circumstances for ongoing contingent considerations, our potential liability is reassessed and adjusted as necessary. See Note 19—Commitments and Contingencies for further information on contingencies.

Pension and Other Post-Retirement Benefits

The Company may be required to sponsor pension benefit plans, for certain international markets, which are unfunded and are not significant for the Company. The net periodic pension expense is actuarially determined on an annual basis by independent actuaries using the projected unit credit method. The determination of benefit expense requires assumptions such as the discount rate, which is used to measure service cost, benefit plan obligations and the interest expense on the plan obligations. Other significant assumptions include expected mortality, the expected rate of increase with respect to future compensation and pension. Because the determination of the cost and obligations associated with employee future benefits requires the use of various assumptions, there is measurement uncertainty inherent in the actuarial valuation process. Actual results will differ from results which are estimated based on assumptions.

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The liability recognized in the Consolidated Balance Sheet is the present value of the defined benefit obligation at the end of the reporting period. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating the terms of the related pension liability. The defined benefit obligation is included in Other non-current liabilities in the Consolidated Balance Sheets. All actuarial gains and losses that arise in calculating the present value of the defined benefit obligation are recognized immediately in accumulated deficit and included in the consolidated statement of comprehensive income (loss). See Note 11—Pension and Other Post Retirement Benefits for balances and further details including an estimate of the impact on the consolidated financial statements from changes in the most critical assumptions.

Employer contributions to defined contribution plans are expensed as incurred, which is as the related employee service is rendered.

Certain prior year amounts have been reclassified to conform to current year presentation.

Taxation

The Company recognizes income taxes under the asset and liability method. Our income tax expense, deferred tax assets and liabilities, and reserves for unrecognized tax benefits reflect our best assessment of estimated current and future taxes to be paid. Significant judgments and estimates are required in determining the consolidated income tax expense for financial statement purposes. Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In assessing the realizability of deferred tax assets, we consider future taxable income by tax jurisdiction and tax planning strategies. The Company records a valuation allowance to reduce our deferred tax assets to equal an amount that is more likely than not to be realized.

Changes in tax laws and tax rates could also affect recorded deferred tax assets and liabilities in the future. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. Accounting Standards Codification (ASC) Topic 740, Income Taxes, states that a benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. The Company first records unrecognized tax benefits as liabilities in accordance with ASC 740 and then adjusts these liabilities when our judgment changes as a result of the evaluation of new information not previously available at the time of establishing the liability. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

Interest accrued related to unrecognized tax benefits and income tax related penalties are included in the provision for income taxes.

Deferred tax is provided on taxable temporary differences arising on investments in foreign subsidiaries, except where we intend, and are able, to reinvest such amounts on a permanent basis.

Revenue Recognition

The Company derives revenue by selling information on a subscription and single transaction basis as well as from performing professional services. The Company recognizes revenues when control of these services are transferred to the customer for an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods or services. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenues when, or as, the Company transfers control of the product or service for each performance obligation. Revenues are recognized net of discounts and rebates, as well as value added and other sales taxes. Cash received or receivable in advance of the delivery of the services or publications is included in deferred revenues. The Company disaggregates revenue based on revenue recognition pattern. Subscription based revenues are recognized over time whereas our transactional revenues are recognized at a point in time. The Company believes subscription and transaction is reflective of how the Company manages the business. The revenues recognition policies for the Company’s revenue streams are discussed below.

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Subscription Revenues

Subscription-based revenues are recurring revenues that are earned under annual, evergreen or multi-year contracts pursuant to which we license the right to use our products to our customers. Revenues from the sale of subscription data and analytics solutions are typically invoiced annually in advance and recognized ratably over the year as revenues are earned. Subscription revenues are typically generated either on (i) an enterprise basis, meaning that the organization has a license for the particular product or service offering and then anyone within the organization can use it at no additional cost, (ii) a seat basis, meaning each individual that uses the particular product or service offering has to have his or her own license, or (iii) a unit basis, meaning that incremental revenues are generated on an existing subscription each time the product is used (e.g., a trademark or brand is searched or assessed).

Transactional Revenues

Transactional revenues are revenues that are earned under contracts for specific deliverables that are typically quoted on a product, data set or project basis and often derived from repeat customers, including customers that also generate subscription based revenues. Revenues from the sale of transactional products and services are invoiced according to the terms of the contract, typically in arrears. Transactional content sales are usually delivered to the customer instantly or in a short period of time, at which time revenues are recognized. In the case of professional services, these contracts vary in length from several months to years for multi-year projects and customers and typically invoices based on the achievement of milestones. Transactional revenues are typically generated on a unit basis, although for certain product and service offerings transactional revenues are generated on a seat basis. Transactional revenues may involve sales to the same customer on multiple occasions but with different products or services comprising the order.

Performance Obligations

Content Subscription: Content subscription performance obligations are most prevalent in the Web of Science, Derwent, and Cortellis product lines. Content subscriptions are subscriptions that can only be accessed through the Company’s on-line platform for a specified period of time through downloads or access codes. In addition to the primary content subscription, these types of performance obligations can often include other performance obligations, such as training subscriptions, access to historical content, maintenance and other optional content. While revenues for these performance obligations are primarily recognized over the length of the contract (subscription revenues) there are instances where revenues could be recognized upon delivery (transactional revenue). Historical content and some optional content can be purchased via a perpetual license, which would be recognized upon delivery. Fees are typically paid annually at the beginning of each term.

Domain Registration Services: This performance obligation relates to the MarkMonitor Product Line. This is a service to register domain names with the applicable registries, with the Company being responsible for monitoring the domain name expiration and paying the registry before expiration. In addition, the Company has an ongoing responsibility to ensure the domain name is maintained at the registry. Customers typically sign a 1 – 2 year contract, identifying specific domain names to be registered and tracked. Revenue is recognized over the term of the contract and fees are typically invoiced annually at the beginning of each contract term.

Search Services: This performance obligation relates to the CompuMark Product Line. It is a comprehensive search report across multiple databases for a proposed trademark. The report is compiled by Clarivate’s analysts and sent to customers. Revenues are recognized upon delivery of the report. Fees are typically paid upon delivery.

Trademark Watch: This performance obligation relates to the CompuMark Product Line. Trademark watch service is an annual subscription that allows customers to protect their trademarks from infringement by providing timely notification of newly filed or published trademarks. Revenues are recognized over the term of the contract, with fees paid annually at the beginning of each contract term.

Patent Management: This performance obligation related to the IPM Product Line. The Company paid patent registration fees for customers in multiple countries to ensure their patents do not expire. Transaction fee Revenues were recognized at the time payment is made on the client’s behalf to the applicable patent office. Fees were paid annually at the beginning of each term.

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Variable Consideration

In some cases, contracts provide for variable consideration that is contingent upon the occurrence of uncertain future events, such as retroactive discounts provided to the customers, indexed or volume based discounts, and revenues between contract expiration and renewal. Variable consideration is estimated at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenues recognized will not occur when the uncertainty associated with the variable consideration is resolved. The estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of its anticipated performance and all information (historical, current, and forecasted) that is reasonably available to the Company.

Significant Judgments

Significant judgments and estimates are necessary for the allocation of the proceeds received from an arrangement to the multiple performance obligations and the appropriate timing of revenues recognition. Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. Determining a standalone selling price that may not be directly observable amongst all the products and performance obligations requires judgment. Specifically, many Web of Science Product Line contracts include multiple product offerings, which may have both subscription and transactional revenues. Judgment is also required to determine whether the software license is considered distinct and accounted for separately, or not distinct and accounted for together with the subscription service and recognized over time for other products. The Company allocates value to primary content subscriptions or licenses and accompanying performance obligations, such as training subscriptions, access to historical content, maintenance and other optional content. When multiple performance obligations exist in a single contract, the transaction price is allocated to each performance obligation based on the standalone selling price of each performance obligation. The Company utilizes its standard price lists to determine the standalone selling price based on the product and country.

The Company allocates the transaction price to each performance obligation based on the best estimate of the standalone selling price of each distinct good or service in the contract. The transaction price in the contract is allocated at contract inception to the distinct good or service underlying each performance obligation in proportion to the standalone selling price. The standalone selling prices are based on the Company’s normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location. Discounts applied to the contract will be allocated based on the same proportion of standalone selling prices.

Cost to Obtain a Contract

Commission costs represent costs to obtain a contract and are considered contract assets. The Company pays commissions to the sales managers and support teams for earning new customers and renewing contracts with existing customers. These commission costs are capitalized within Prepaid expenses and other non-current assets on the Consolidated Balance Sheet. The costs are amortized to Selling, general and administrative expenses within the Consolidated Statements of Operations. The amortization period is between one and five years based on the estimated length of the customer relationship.

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Deferred Revenues

The timing of revenue recognition may differ from the timing of invoicing to customers. We record deferred revenues when revenues are recognized subsequent to invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period and recognize revenues over the term of the coverage period.

Cost of Revenues, Excluding Depreciation and Amortization

Cost of revenues consists of costs related to the production and servicing of the Company’s offerings. These costs primarily relate to information technology, production and maintenance of content and personnel costs relating to professional services and customer service.

Selling, General and Administrative, Excluding Depreciation and Amortization

Selling, general and administrative includes compensation for support and administrative functions in addition to rent, office expenses, professional fees and other miscellaneous expenses. In addition, it includes selling and marketing costs associated with acquiring new customers or selling new products or product renewals to existing customers. Such costs primarily relate to wages and commissions for sales and marketing personnel.

Depreciation

Depreciation expense relates to the Company’s fixed assets including furniture & fixtures, hardware, and leasehold improvements. These assets are depreciated over their expected useful lives, and in the case of leasehold improvements over the shorter of their useful life or the life of the related lease.

Amortization

Amortization expense relates to the Company’s finite-lived intangible assets including databases and content, customer relationships, and computer software. These assets are being amortized over periods of 2 to 20 years.

Share-Based Compensation

Share-based compensation expense includes cost associated with stock options granted to certain members of key management. The fair value of stock options is estimated at the date of grant using the Black-Scholes option pricing model, which requires management to make certain assumptions of future expectations based on historical and current data. The assumptions include the expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. The expected term represents the amount of time that options granted are expected to be outstanding, based on forecasted exercise behavior. The risk-free rate is based on the rate at grant date of zero-coupon U.S. treasury notes with a term comparable to the expected term of the option. Expected volatility is estimated based on the historical volatility of comparable public entities’ stock price from the same industry. The Company’s dividend yield is based on forecasted expected payments, which are expected to be zero for current plan. The Company recognizes compensation expense over the vesting period of the award on a straight-line basis. The Company elects to recognize forfeitures as they occur.

Transaction Expenses

Transaction expenses are incurred by the Company to complete business transactions, including acquisitions and disposals, and typically include advisory, legal and other professional and consulting costs.

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Transition, Integration and Other

Transition, integration and other related expenses provide for the costs of transitioning certain activities performed by the Former Parent to the Company to enable operation on a stand-alone basis. Transition full time employee expense represents labor costs of full time employees who are currently working on migration projects and being expensed. Their traditional role is application development, which was capitalized.

Other operating income (expense), net

Other operating income (expense), net includes a tax indemnification write down related to the 2016 Transaction for the year ended December 31, 2018. See Note 19: Commitments and Contingencies (Tax Indemnity) for further details. The gain on sale of the divested IPM Product Line and related assets is also included in the year ended December 31, 2018. See Note 5: Divested Operations for further details.

Interest Expense

Interest expense consists of interest expense related to our borrowings under the Prior Term Loan Facility and the Prior Notes as well as the amortization of debt issuance costs and interest related to certain derivative instruments.

Foreign Currency Translation

The operations of each of the Company’s entities are measured using the currency of the primary economic environment in which the subsidiary operates (“functional currency”). Nonfunctional currency monetary balances are re-measured into the functional currency of the operation with any related gain or loss recorded in Selling, general and administrative costs, excluding depreciation and amortization in the accompanying Consolidated Statements of Operations. Assets and liabilities of operations outside the U.S., for which the functional currency is the local currency, are translated into U.S. dollars using period-end exchange rates. Revenues and expenses are translated at the average exchange rate in effect during each fiscal month during the year. The effects of foreign currency translation adjustments are included as a component of Accumulated other comprehensive income (loss) in the accompanying Consolidated Balance Sheets.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from net income, transactions and other events or circumstances from non-owner sources.

Advertising and Promotion Costs

Advertising and promotion costs are expensed as of the first date that the advertisements take place. Advertising expense was approximately $12,150 and $14,416 for the years ended December 31, 2018 and 2017.

Legal Costs

Legal costs are expensed as incurred.

Debt Issuance Costs

Fees incurred to issue debt are generally deferred and amortized as a component of interest expense over the estimated term of the related debt using the effective interest rate method.

Earnings Per Share

The calculation of earnings per share is based on the weighted average number of common shares or common stock equivalents outstanding during the applicable period. The dilutive effect of common stock equivalents is excluded from basic earnings per share and is included in the calculation of diluted earnings per share. Potentially dilutive securities include outstanding stock options. Employee equity share options and similar equity instruments granted by the Company are treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding are calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of benefits that would be recorded in additional paid-in capital when the award becomes deductible for tax purposes are assumed to be used to repurchase shares.

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Newly Adopted Accounting Standards

In May 2014, the FASB issued new guidance related to revenues from contracts with customers which supersedes previous revenue recognition requirements. This new guidance affects any entity that enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. Areas of revenue recognition that are affected include, but are not limited to, transfer of control, variable consideration, allocation of transfer pricing, licenses, time value of money, contract costs and disclosures. We elected to adopt the standard using the full retrospective method effective January 1, 2018, which required us to revise each prior reporting period presented.

The Company implemented new policies, processes, and systems to enable both the preparation of financial information and internal controls over financial reporting in connection with its adoption of ASC 606. The most significant impact of the standard relates to our accounting for prepaid commissions as part of our cost of subscription contracts. Specifically, commissions paid for new customer sales are now being deferred over a five year life to match the new customer’s expected life and use of the Company’s own capitalized costs for related software technology. This five-year life is considered to cross products and capture the average value a customer benefits from purchasing the Company’s data and products. Additional impacts of the standard related to changes in the method of identifying performance obligations within our EndNote product of the Web of Science Product Line.

Adoption of the standard using the full retrospective method required us to restate certain previously reported results. Adoption of the standard related to revenue recognition impacted our previously reported results as follows:

	Year Ended December 31, 2017
	As Previously Reported*	New Revenue Standard Adjustment	As Adjusted
Statement of Operation
Revenues, net	$919,749	$(2,115)	$917,634
Cost of revenues, excluding depreciation and amortization	(394,264)	49	(394,215)
Selling, general and administrative costs, excluding depreciation and amortization	(346,836)	3,693	(343,143)
Total operating expenses	(1,068,403)	3,742	(1,064,661)
Loss from operations	(148,654)	1,627	(147,027)
Loss before income tax	(286,850)	1,627	(285,223)
Net Loss	$(265,557)	$1,627	$(263,930)

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	December 31, 2017
	As Previously Reported	New Revenues Standard Adjustment	As Adjusted
Balance Sheet
Prepaid expense	$29,465	$(1,070)	$28,395
Total current assets	444,978	(1,070)	443,908
Other non-current assets	54,569	5,460	60,029
Total assets	4,000,721	4,390	4,005,111
Current portion of deferred revenues	356,002	5,258	361,260
Total current liabilities	655,815	5,258	661,073
Total liabilities	2,713,747	5,258	2,719,005
Accumulated deficit	(389,231)	(868)	(390,099)
Total Shareholders’ Equity	1,286,974	(868)	1,286,106
Total Liabilities and Shareholders’ Equity	$4,000,721	$4,390	$4,005,111

*	Reflects additional reclassifications of certain expenses to align the presentation with how the Company currently manages these expenses. Refer to Note 1—Background and Nature of Operations for further details.

In August 2016, the FASB issued new guidance, ASU 2016-15, related to the statement of cash flows which addresses eight specific cash flow classification issues to reduce diversity in practice. This guidance is effective for the Company for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2017. The guidance should be applied on a retrospective basis. The Company adopted the standard beginning on January 1, 2018. The adoption has no material impact on the consolidated financial statements.

In October 2016, the FASB issued new guidance, ASU 2016-16, for intra-entity transfers of assets other than inventory. This standard requires that an entity should recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. Consequently, the amendments in this standard eliminate the exception for an intra-entity transfer of an asset other than inventory. This guidance is effective for annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning after December 15, 2017. The Company adopted the standard effective January 1, 2018. The adoption has no material impact on the consolidated financial statements.

In January 2017, the FASB issued new guidance, ASU 2017-01, which clarifies the requirements needed for assets and activities to meet the definition of a business which affects multiple areas of accounting including acquisitions, disposals, goodwill and consolidations. This guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2017. The Company adopted the standard beginning on January 1, 2018. The adoption has no material impact on the consolidated financial statements.

In February 2017, the FASB issued new guidance, ASU 2017-05, which clarifies the accounting for derecognition (e.g. sales) of nonfinancial assets in contracts with non-customers and defines what is considered an in substance nonfinancial asset. The new standard is effective at the same time of adoption of ASU 2014-09. The Company adopted the standard effective January 1, 2018. The standard did not have a material impact on the consolidated financial statements.

In March 2017, the FASB issued new guidance, ASU 2017-07, which changes how the net periodic benefit cost of defined benefit and other postretirement benefit plans is presented in the statements of operations. Under the new guidance, the service cost would be presented as a component of operating expenses in the same line item or items as employee compensation costs, and the other components of net periodic benefit cost would be presented outside of operating income. Further, the only component that would be eligible for capitalization into assets such as inventory would be service cost. The guidance is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2017. The guidance is required to be applied on a retrospective basis, with the exception that the guidance regarding capitalization of service cost is to be applied on a prospective basis. The Company elected to adopt the standard effective January 1, 2018. The standard did not have a material impact on the consolidated financial statements.

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In August 2017, the FASB issued guidance, ASU 2017-12, which provides targeted improvements to the accounting for hedging activities to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. The guidance is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company early adopted effective January 1, 2018 with a modified retrospective transition method. The standard did not have a material impact on the consolidated financial statements.

In February 2018, the FASB issued guidance, ASU 2018-02, which allows companies to reclassify the tax effects stranded in Accumulated Other Comprehensive Income resulting from The Tax Cuts and Jobs Act to retained earnings. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. Early adoption is permitted, including adoption in any interim period. The Company elected to adopt the standard effective December 31, 2018. The standard did not have a material impact on the consolidated financial statements.

Recently Issued Accounting Standards

In February 2016, the FASB issued new guidance, ASU 2016-02, related to leases in which lessees will be required to recognize assets and liabilities on the balance sheet for leases having a term of more than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous GAAP, which did not require lease assets and lease liabilities to be recognized for operating leases. Qualitative disclosures along with specific quantitative disclosures will be required to provide enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities. The Company has elected to adopt the standard effective January 1, 2019.

The provisions of ASU 2016-02 are effective for the Company’s fiscal year beginning January 1, 2019, including interim periods within that fiscal year. The Company plans to elect the package of practical expedients included in this guidance, which allows it to not reassess whether any expired or existing contracts contain leases, the lease classification for any expired or existing leases, and the initial direct costs for existing leases. The Company does not plan to recognize short-term leases on its Consolidated Balance Sheet, and will recognize those lease payments in the Consolidated Statements of Operations on a straight-line basis over the lease term.

In July 2018, the FASB issued ASU 2018-11, Leases—Targeted Improvements, as an update to the previously-issued guidance. This update added a transition option which allows for the recognition of a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption without recasting the financial statements in periods prior to adoption. The Company plans to elect this transition option.

At adoption, the Company expects to recognize a material increase in total assets and total liabilities resulting from the recognition of right-of-use assets and the related lease liabilities initially measured at the present value of its future operating lease payments. The Company continues to evaluate the impacts of adopting this guidance on its 2019 Consolidated Balance Sheet, Statement of Operations, Statement of Cash Flows, and is updating processes and internal controls to meet the new reporting and disclosure requirements in ASU 2016-02. The Company believes the most significant impact relates to its accounting for real estate leases. We do not anticipate significant impact from leases embedded in service contracts, significant changes to cash flows, or changes to our lease portfolio prior to adoption. The adoption of this standard will have no impact on the Company’s covenant compliance under its current debt agreements.

In June 2016, the FASB issued new guidance, ASU 2016-13, related to measurement of credit losses on financial instruments which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This new guidance replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. The guidance is effective for annual reporting periods beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2019. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

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In January 2017, the FASB issued new guidance, ASU 2017-04, which simplifies testing goodwill for impairment by eliminating Step 2 from the goodwill impairment test as described in previously issued guidance. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In June 2018, the FASB issued guidance, ASU 2018-07, which simplifies the accounting for nonemployee share-based payment transactions. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In July 2018, the FASB issued guidance, ASU 2018-09, Codification Improvements, which clarifies guidance that may have been incorrectly or inconsistently applied by certain entities. The guidance is effective for all entities for fiscal years beginning after December 15, 2018. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In August 2018, the FASB issued guidance, ASU 2018-13, which modifies the disclosure requirements on fair value measurements. The guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In August 2018, the FASB issued guidance, ASU 2018-14, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The guidance is effective for all entities for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In August 2018, the FASB issued guidance, ASU 2018-15, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this Update. The guidance is effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

There were no other new accounting standards that we expect to have a material impact to our financial position or results of operations upon adoption.

Note 4: Business Combinations

On October 25, 2018, Clarivate closed on the acquisition of TrademarkVision USA, LLC (“TrademarkVision”), an artificial intelligence technology start-up organization headquartered in Brisbane, Australia. The total purchase price for the acquisition consisted of $20,042 in closing date net cash consideration, subject to subsequent working capital adjustments, plus potential earn-out cash payments dependent upon achievement of certain milestones and financial performance metrics. The fair market value of the liability associated with the earn-out was $4,115 on the date of acquisition. Subsequent changes in the fair value will be included within the Consolidated Statement of Operations. Additionally, the excess value of the total purchase price over the estimated fair value of our identifiable assets and liabilities upon the closing of the acquisition of $19,205 was allocated to goodwill. The consolidated financial statements include the results of the acquisition subsequent to the closing date. TrademarkVision and its revolutionary image recognition software search tool for trademarks will join the trademark clearance and protection partner CompuMark.

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On March 15, 2018, the Company acquired all of the outstanding stock of Kopernio (“Kopernio”), an artificial-intelligence technology startup, for $3,497. The Kopernio acquisition was accounted for using the acquisition method of accounting. As a result of the Kopernio acquisition and the application of purchase accounting, Kopernio’s identifiable assets and liabilities were adjusted to their estimated fair market values as of the closing date, which included a finite life intangible of $1,258 relating to computer software. Additionally, the excess value of the total purchase price over the estimated fair value of our identifiable assets and liabilities upon the closing of the acquisition of  $2,322 was allocated to goodwill. The consolidated financial statements include the results of the acquisition subsequent to the closing date.

On June 1, 2017, the Company acquired all assets, liabilities and equity interests of Publons Limited and its wholly-owned subsidiary (“Publons”). Total net cash consideration for the acquisition was $7,401, plus potential future cash payments of up to $9,500 contingent upon Publons achieving certain milestones or financial and non-financial performance targets through 2020, including platform users and reviews. The fair market value of the liability associated with the earn-out was $5,900 on the date of acquisition. Subsequent changes in the fair value will be included within the Consolidated Statement of Operations. Publons is a researcher-facing peer-review data and recognition platform. The acquisition of Publons, its platform and data, is believed to increase the value of multiple existing Company products, while supporting researchers in the process. The consolidated financial statements include the results of the acquisitions subsequent to the closing date.

The fair value of identifiable assets acquired and liabilities assumed for all acquisitions at closing during 2018 and 2017, respectively, which were adjusted for qualifying measurement period adjustments, net of cash acquired, and contingent consideration liabilities incurred in relation to the acquisitions are summarized below:

	2018	2017
Other current assets	$706	$51
Finite-lived intangible assets	7,928	3,600
Indefinite-lived intangible assets	—	70
Goodwill	21,527	9,767
Other non-current assets	38	14
Total assets	30,199	13,502
Current liabilities	491	182
Non-current liabilities	2,054	19
Total liabilities	2,545	201
Net assets acquired	$27,654	$13,301

None of the goodwill associated with any of the business combinations above will be deductible for income tax purposes. Pro forma information is not presented for these acquisitions as the aggregate operations of the acquisitions were not significant to the overall operations of the Company.

Note 5: Divested Operations

Effective October 1, 2018, all assets, liabilities and equity interest of the IP Management (IPM) Product Line and related assets were sold to CPA Global for a total purchase price of $100,130. Proceeds received were inclusive of amounts subject to working capital adjustments of $6,135, which are recorded in Accrued expenses and other current liabilities on the Consolidated Balance Sheet. Net proceeds received excluded Cash and cash equivalents and Restricted cash of $25,382. The results of the IPM Product Line and related assets are included in the Consolidated Statement of Operations through September 30, 2018. As a result of the sale, the Company recorded a net gain on sale of $36,072, inclusive of incurred transaction costs of $3,032 in connection with the divestiture. The gain on sale is included in Other operating income (expense), net within the Consolidated Statement of Operations. As a result of the sale, the Company wrote off Goodwill in the amount of $49,349.

F-145

The Company used $31,378 of the proceeds to pay down the Prior Term Loan Facility on October 31, 2018. See Note 12: Debt, for further details.

The divestiture of the IPM Product Line and related assets does not represent a strategic shift that is expected to have a major effect on the Company’s operations or financial results, as defined by ASC 205-20, Discontinued Operations; as a result, the divestiture does not meet the criteria to be classified as discontinued operations.

Note 6: Computer Hardware and Other Property, Net

Computer hardware and other property consisted of the following:

	December 31,
	2018	2017
Computer hardware	$18,130	$11,238
Leasehold improvements	13,298	13,885
Furniture, fixtures and equipment	6,816	6,768
Total computer hardware and other property	38,244	31,891
Accumulated depreciation	(17,603)	(8,881)
Total computer hardware and other property, net	$20,641	$23,010

Depreciation amounted to $9,422 for the year ended December 31, 2018. Depreciation amounted to $6,997 for the year ended December 31, 2017.

Note 7: Identifiable Intangible Assets, net

The Company’s identifiable intangible assets consist of the following:

	December 31, 2018			December 31, 2017
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Finite-lived intangible assets
Customer relationships	$291,503	$(164,611)	$126,892	$299,886	$(95,606)	$204,280
Databases and content	1,725,878	(233,733)	1,492,145	1,733,304	(130,271)	1,603,033
Computer software	268,704	(97,570)	171,134	235,420	(52,696)	182,724
Finite-lived intangible assets	2,286,085	(495,914)	1,790,171	2,268,610	(278,573)	1,990,037
Indefinite-lived intangible assets
Trade names	168,349	—	168,349	170,050	—	170,050
Total intangible assets	$2,454,434	$(495,914)	$1,958,520	$2,438,660	$(278,573)	$2,160,087

The Company performed the indefinite-lived impairment test as of October 1, 2018. As part of this analysis, the Company determined that its trade name, with a carrying value of $168,349, and $170,050 as of December 31, 2018 and 2017, respectively, was not impaired and will continue to be reported as indefinite-lived intangible assets.

F-146

The weighted-average amortization period for each class of finite-lived intangible assets and for total finite-lived intangible assets, which range between two and 20 years, is as follows:

Remaining Weighted-Average Amortization Period (in years)
Customer relationships	10.6
Databases and content	14.9
Computer software	4.9
Total	13.9

Amortization amounted to $227,803 for the year ended December 31, 2018. Amortization amounted to $221,466 for the year ended December 31, 2017.

Estimated amortization for each of the five succeeding years as of December 31, 2018 is as follows:

2019	$176,545
2020	158,807
2021	149,326
2022	117,865
2023	113,545
Thereafter	1,036,411
Subtotal finite-lived intangible assets	1,752,499
Internally developed software projects in process	37,672
Total finite-lived intangible assets	1,790,171
Intangibles with indefinite lives	168,349
Total intangible assets	$1,958,520

Note 8: Goodwill

The change in the carrying amount of goodwill is shown below:

Balance as of December 31, 2016	$1,305,571
Acquisition	9,767
Measurement period adjustments	(4,175)
Impact of foreign currency fluctuations and other	90
Balance as of December 31, 2017	$1,311,253
Acquisition	21,527
Disposals	(49,349)
Impact of foreign currency fluctuations and other	(512)
Balance as of December 31, 2018	$1,282,919

The Company performed the goodwill impairment test as of October 1, 2018 and 2017. Additionally, the Company reviewed goodwill for indicators of impairment at December 31, 2018 and 2017.

Goodwill represents the purchase price in excess of the fair value of the net assets acquired in a business combination. If the carrying value of a reporting unit exceeds the implied fair value of that reporting unit, an impairment charge to goodwill is recognized for the excess. The Company’s reporting units are one level below the operating segment, as determined in accordance with ASC 350. For the years ended December 31, 2017 and 2018, the Company had one reporting unit and five reporting units, respectively. The number of reporting units increased during 2018 due to a change in the Company’s reporting structure resulting in five reporting units.

The Company estimates the fair value of its reporting units using the income approach, which is a change from the previous year, which used a market approach. Under the income approach, the fair value of a reporting unit is calculated based on the present value of estimated cash flows. No indicators of impairment existed as a result of the Company’s assessments. However, based on the results of the 2018 annual impairment analysis performed, the Company has determined that the Derwent Product Line, previously known as the Intellectual Property & Standard (“IP&S”), reporting unit is at risk of a future goodwill impairment. The total goodwill associated with this reporting unit was approximately $130,381 as of December 31, 2018. Based on the latest annual impairment test, the estimated fair value of the Derwent Product Line reporting unit is approximately 2% above its carrying value.

F-147

In connection with the 2016 Transaction, during the third quarter of 2017, the Company recorded measurement period adjustments due to additional analysis of facts and circumstances that existed after closing, which increased computer hardware and other property by $3,925, decreased accounts receivable by $614, decreased other current liabilities by $360, and decreased other non-current liabilities by $504. These adjustments resulted in a decrease to goodwill of $4,175. None of these measurement period adjustments had a material impact on the Company’s results of operations. Effective October 1, 2018, the Company divested the IPM Product Line, which included $49,349 of goodwill. See Note 5: Divested Operations for further details.

Note 9: Derivative Instruments

Prior to the sale of the IPM Product Line and related assets, the Company entered into forward contracts in order to mitigate exposure from changes in foreign currency exchange rates related to certain foreign denominated payables. We utilized derivative instruments to help us manage these risks. The maximum term of the forward contracts was six months with the majority of forward contracts having a term of one month. The Company recorded these forward contracts in either Accounts receivable or Accrued expenses and other current liabilities at fair value in the Consolidated Balance Sheets and recognized changes in the fair value of these forward contracts through earnings, as these instruments had not been designated as hedges.

The IPM Product Line and related assets, which was divested on October 1, 2018, had forward contracts with notional values of $36,639 at December 31, 2017. Losses/(gains) on the forward contracts amounted to $240 and $(1,479) for the years ended December 31, 2018 and 2017, respectively, and were recorded in Revenues, net in the Consolidated Statements of Operations. The cash flows from forward contracts were reported as operating activities in the Consolidated Statements of Cash Flows. The fair value of the forward contracts was $83 at December 31, 2017. The fair value of the forward contracts was recorded in Other current assets in the Consolidated Balance Sheets.

Effective March 31, 2017, the Company entered into interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $300,000 of its outstanding Term Loan arrangements. Additionally, effective February 28, 2018, the Company entered into another interest rate swap relating to interest payments on $50,000 of its outstanding Term Loan arrangements. These hedging instruments mature on March 31, 2021. The Company applies hedge accounting by designating the interest rate swaps as a hedge on applicable future quarterly interest payments. This interest rate swap was effective as of December 31, 2018 and 2017. The fair value of the interest rate swaps is recorded in Other long-term assets according to the duration of related cash flows. The total fair value of interest rate swap asset was $3,644 and $1,107 at December 31, 2018 and 2017, respectively.

Note 10: Fair Value Measurements

The Company records certain assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy that prioritizes the inputs used to measure fair value is described below. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs other than quoted prices include in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are support by little or no market activity. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

F-148

Below is a summary of the valuation techniques used in determining fair value:

Derivatives—Derivatives consist of foreign exchange contracts and interest rate swaps. The fair value of foreign exchange contracts is based on observable market inputs of spot and forward rates or using other observable inputs. The fair value of the interest rate swaps is the estimated amount that the Company would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities or using market inputs with mid-market pricing as a practical expedient for bid-ask spread. See Note 9—Derivative Instruments for additional information.

Contingent consideration—The Company values contingent consideration related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues, net new business and operating forecasts and the probability of achieving the specific targets. See Note 4—Business Combinations for additional information.

The following inputs and assumptions were used to value the foreign exchange contract derivative liabilities outstanding during the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
Discount Rate	N/A	1.26 – 1.5%

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments. Additionally, the Company has a long-term indemnification asset from the Former Parent, the amount of which is equal to certain tax liabilities incurred prior to the 2016 Transaction. The carrying amount approximates fair value because settlement is expected to be based on the underlying tax amount. The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs and original issue discount, approximates fair value due to the short-term nature of the interest rate bench mark rates. The fair value of the fixed rate debt is estimated based on market observable data for debt with similar prepayment features. The fair value of the Company’s debt was $1,950,318 and $2,093,827 at December 31, 2018 and 2017, respectively. The fair value is considered Level 2 under the fair value hierarchy.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The Company has determined that its forward contracts, included in Other current assets, along with the interest rate swaps, included in Accrued expenses and other current liabilities and Other non-current liabilities according to the duration of related cash flows, reside within Level 2 of the fair value hierarchy.

The earn-out liability is recorded in Accrued expenses and other current liabilities and Other non-current liabilities and is classified as Level 3 in the fair value hierarchy. Additionally, the earn-out relates to the TrademarkVision and the Publons acquisitions that occurred in 2018 and 2017, respectively. The amount payable is contingent upon the achievement of certain company specific milestones and performance metrics over a 1-year and 3-year period, respectively, including number of cumulative users, cumulative reviews and annual revenues. In accordance with ASC 805, we estimated the fair value of the earn-out using a Monte Carlo simulation. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the earn-out. As of December 31, 2018, there were no significant changes in the range of outcomes for the earn out.

F-149

There were no transfers of assets or liabilities between levels during the years ended December 31, 2018 and 2017.

The following inputs and assumptions were used to value the earn-out liability as of December 31, 2018:

TrademarkVision
Risk free rate	2.77%
Discount rate	8.09%
Expected life (in years)	1.54

Publons
Risk free rate	2.34 – 2.63%
Discount rate	9.23 – 9.72%
Expected life (in years)	1.04 – 3.04

The following inputs and assumptions were used to value the earn-out liability as of December 31, 2017:

Publons
Risk free rate	1.17 – 1.62%
Discount rate	11.44 – 11.90%
Expected life (in years)	1.12 – 4.12

The following table presents the changes in the earn-out, the only Level 3 item, for the years ended December 31, 2018 and 2017.

Balance as of December 31, 2016	$—
Earn-out liability	5,900
Balance at December 31, 2017	5,900
Business combinations	4,115
Payment of Earn-out liability(1)	(2,470)
Revaluations included in earnings	(470)
Balance as of December 31, 2018	$7,075

(1)	See Note 19: Commitments and Contingencies for further details.

The following table provides a summary of the Company’s assets and liabilities that were recognized at fair value on a recurring basis as at December 31, 2018 and 2017:

	December 31, 2018
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Interest rate swap asset	$—	$3,644	$—	$3,644
	—	3,644	—	3,644
Liabilities
Earn-out	—	—	7,075	7,075
Total	$—	$—	$7,075	$7,075

F-150

	December 31, 2017
	Level 1	Level 2	Level 3	Total Fair Value
Assets
Forward contracts asset	$—	$83	$—	$83
Interest rate swap asset	—	1,107	—	1,107
	—	1,190	—	1,190
Liabilities
Earn-out Liability	—	—	5,900	5,900
Total	$—	$—	$5,900	$5,900

Non-Financial Assets Valued on a Non-Recurring Basis

The Company’s long-lived assets, including goodwill and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment. There have been no impairments of the Company’s long-lived assets during any of the periods presented.

Finite-lived Intangible Assets—If a triggering event occurs, the Company determines the estimated fair value of finite-lived intangible assets by determining the present value of the expected cash flows.

Indefinite-lived Intangible Asset—If a qualitative analysis indicates that it is more likely than not that the estimated fair value is less than the carrying value of an indefinite-lived intangible asset, the Company determines the estimated fair value of the indefinite-lived intangible asset (trade name) by determining the present value of the estimated royalty payments on an after-tax basis that it would be required to pay the owner for the right to use such trade name. If the carrying amount exceeds the estimated fair value, an impairment loss is recognized in an amount equal to the excess.

Note 11: Pension and Other Post-Retirement Benefits

Retirement Benefits

Defined contribution plans

Employees participate in various defined contribution savings plans that provide for Company-matching contributions. Costs for future employee benefits are accrued over the periods in which employees earn the benefits. Total expense related to defined contribution plans was $13,170 for the year ended December 31, 2018 and $12,488 for the year ended December 31, 2017, which approximates the cash outlays related to the plans.

Defined benefit plans

A limited number of employees participate in noncontributory defined benefit pension plans that are maintained in certain international markets. The plans are managed and funded to provide pension benefits to covered employees in accordance with local regulations and practices. The Company’s obligations related to the defined benefit pension plans is in Accrued expenses and other current liabilities and Other non-current liabilities.

F-151

The following table presents the changes in projected benefit obligations, the plan assets, and the funded status of the defined benefit pension plans:

	December 31,
	2018	2017
Obligation and funded status:
Change in benefit obligation
Projected benefit obligation at beginning of year	$14,258	$13,621
Service costs	888	442
Interest cost	283	168
Plan participant contributions	109	—
Actuarial (gain)/losses	29	(640)
Divestiture	(138)	—
Benefit payments	(274)	(123)
Expenses paid from assets	(35)	—
Effect of foreign currency translation	(634)	790
Projected benefit obligation at end of year	$14,486	$14,258
Change in plan assets
Fair value of plan assets at beginning of year	$5,062	$5,062
Actual return on plan assets	95	—
Plan participant contributions	109	—
Employer contributions	460	123
Benefit payments	(274)	(123)
Expenses paid from assets	(35)	—
Effect of foreign currency translation	(233)	—
Fair value of plan assets at end of year	5,184	5,062
Unfunded status	$(9,302)	$(9,196)

The following table summarizes the amounts recognized in the consolidated balance sheets related to the defined benefit pension plans:

	December 31,
	2018	2017
Current liabilities	$(443)	$(342)
Noncurrent liabilities	$(8,859)	$(8,854)
AOCI	$(1,054)	$(1,252)

The following table provides information for those pension plans with an accumulated benefit obligation in excess of plan assets and projected benefit obligations in excess of plan assets:

	December 31,
	2018	2017
Plans with accumulated benefit obligation in excess of plan assets:
Accumulated benefit obligation	$13,605	$13,499
Fair value of plan assets	$5,184	$5,062
Plans with projected benefit obligation in excess of plan assets:
Projected benefit obligation	$14,486	$14,258
Fair value of plan assets	$5,184	$5,062

The components of net periodic benefit cost changes in plan assets and benefit obligations recognized in other comprehensive loss were as follows:

	December 31,
	2018	2017
Service cost	$888	$442
Interest cost	283	168
Expected return on plan assets	(150)	—
Amortization of actuarial gains	(78)	(4)
Net period benefit cost	$943	$606

F-152

The following table presents the weighted-average assumptions used to determine the net periodic benefit cost as of:

	December 31,
	2018	2017
Discount rate	2.31%	2.38%
Expected return on plan assets	3.00%	—%
Rate of compensation increase	3.76%	4.56%
Social Security increase rate	2.50%	2.50%
Pension increase rate	1.80%	2.00%

The following table presents the weighted-average assumptions used to determine the benefit obligations as of:

	December 31,
	2018	2017
Discount rate	2.26%	2.31%
Rate of compensation increase	3.68%	3.76%
Social Security increase rate	2.50%	2.50%
Pension increase rate	1.80%	1.80%

The Company determines the assumptions used to measure plan liabilities as of the December 31 measurement date.

The discount rate represents the interest rate used to determine the present value of the future cash flows currently expected to be required to settle the Company’s defined benefit pension plan obligations. The discount rates are derived using weighted average yield curves on corporate bonds. The cash flows from the Company’s expected benefit obligation payments are then matched to the yield curve to derive the discount rates. At December 31, 2018, the discount rates ranged from 0.40% to 7.10% for the Company’s pension plan and postretirement benefit plan. At December 31, 2017, the discount rates ranged from 0.45% to 7.10% for the Company’s pension plan and postretirement benefit plan.

Plan Assets

The general investment objective for our plan assets is to obtain a rate of investment return consistent with the level of risk being taken and to earn performance rates of return as required by local regulations for our defined benefit plans. For such plans, the strategy is to invest primarily 100% in insurance contracts. Plan assets held in insurance contracts do not have target asset allocation ranges. The expected long-term return on plan assets is estimated based off of historical and expected returns. As of December 31, 2018, the expected weighted-average long-term rate of return on plan assets was 3%.

The fair value of our plan assets and the respective level in the fair value hierarchy by asset category is as follows:

	December 31, 2018				December 31, 2017
	Level 1	Level 2	Level 3	Total Assets	Level 1	Level 2	Level 3	Total Assets
Fair value measurement of pension plan assets:
Insurance contract	$—	—	5,184	$5,184	$—	—	5,062	$5,062

The fair value of the insurance contracts is an estimate of the amount that would be received in an orderly sale to a market participant at the measurement date. The amount the plan would receive from the contract holder if the contracts were terminated is the primary input and is unobservable. The insurance contracts are therefore classified as Level 3 investments.

F-153

The following table provides the estimated pension benefit payments that are payable from the plans to participants as of December 31, 2018 for the following years:

2019	$488
2020	610
2021	489
2022	643
2023	781
2024 to 2027	4,923
Total	$7,934

Based on the current status of our defined benefit obligations, we expect to make payments in the amount of  $274 to fund these plans in 2019. However, this estimate may change based on future regulatory changes.

Note 12: Debt

The following is a summary of the Company’s debt:

		December 31, 2018		December 31, 2017
Type	Maturity	Effective Interest Rate	Carrying Value	Effective Interest Rate	Carrying Value
Senior Unsecured Prior Notes	2024	7.875%	$500,000	7.875%	$500,000
Prior Term Loan Facility	2023	5.729%	1,483,993	4.700%	1,530,700
The Prior Revolving Credit Facility	2021	5.754%	5,000	—%	—
The Prior Revolving Credit Facility	2021	5.729%	40,000	4.751%	30,000
Total debt outstanding			2,028,993		2,060,700
Debt issuance costs			(34,838)		(43,086)
Prior Term Loan Facility, discount			(3,633)		(4,534)
Short-term debt, including current portion of long-term debt			(60,345)		(45,345)
Long-term debt, net of current portion and debt issuance costs			$1,930,177		$1,967,735

The loans were priced at market terms and collectively have a weighted average interest rate and term of 6.259% and 5.473% for the year ended December 31, 2018 and 2017, respectively.

Senior Unsecured Prior Notes

On October 3, 2016, in connection with the 2016 Transaction, Camelot Finance S.A., a wholly-owned subsidiary of the Company, issued senior unsecured notes (“Prior Notes”) in an aggregate principal amount of $500,000. The Prior Notes bear interest at a rate of 7.875% per annum, payable semi-annually to holders of record in April and October and mature in October 2024. The first interest payment was made April 2017. The Prior Notes include customary covenants, including covenants that restrict, subject to certain exceptions, Bidco’s, and certain of its subsidiaries’, ability to incur indebtedness, issue certain types of stock, incur liens, make certain investments, dispose of assets, make certain types of restricted payments, consolidate or merge with certain entities or enter into certain related party transactions.

The Prior Notes are subject to redemption as a result of certain changes in tax laws or treaties of (or their interpretation by) a relevant taxing jurisdiction at 100% of the principal amount, plus accrued and unpaid interest to the date of redemption, and upon certain changes in control at 101% of the principal amount, plus accrued and unpaid interest to the date of purchase. Additionally, at the Company’s election the Prior Notes may be redeemed (i) prior to October 15, 2019 at a redemption price equal to 100% of the aggregate principal amount of Prior Notes being redeemed plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption or (ii) on October 15 of each of the years referenced below based on the call premiums listed below, plus accrued and unpaid interest to the date of redemption.

F-154

Period	Redemption Price (as a percentage of principal)
2019	103.938%
2020	101.969%
2021 and thereafter	100.000%

Senior Secured Credit Facility

The Company’s credit agreement, dated as of October 3, 2016 (“Prior Credit Agreement”), initially consisted of a $1,550,000 Prior Term Loan Facility and a $175,000 first lien senior secured revolving credit facility in an aggregate principal amount of  $175,000, with a letter of credit sub limit of  $25,000 (“Prior Revolving Credit Facility”). The Prior Revolving Credit Facility carries an interest rate at LIBOR plus 3.25% per annum or Prime plus a margin of 2.25% per annum, as applicable depending on the borrowing, and matures on October 3, 2021. The Prior Revolving Credit Facility interest rate margins will decrease upon the achievement of certain first lien net leverage ratios (as the term is used in the Prior Credit Agreement). The Prior Term Loan Facility consisted of a $651,000 borrowing by Camelot Finance LP, a subsidiary of Onex Corporation, and an $899,000 borrowing by Camelot Cayman LP, a subsidiary of Onex Corporation (collectively “Tower Borrowers”). The proceeds of the loans to Tower Borrowers were, in turn, loaned to the Company in loans with identical principal amounts and substantially similar repayment terms. In addition to the interest rates above the Company pays 0.1% interest to the Tower Borrowers. Camelot Finance LP was dissolved on December 31, 2017, at which time Credit Suisse AG, Cayman Islands Branch, acting as the administrative agent for the respective portion of the Prior Term Loan Facility, became the direct lender to the Company. The Prior Term Loan Facility matures on October 3, 2023. Principal repayments under the Prior Term Loan Facility are due quarterly in an amount equal to 0.25% of the aggregate outstanding principal amount borrowed under the Prior Term Loan Facility on October 3, 2016 and on the maturity date, in an amount equal to the aggregate outstanding principal amount on such date, together in each case, with accrued and unpaid interest. In connection with the Prior Term Loan Facility, the Company incurred $64,888 of debt issuance costs.

On April 6, 2017, and November 16, 2017, the Borrowers and the other loan parties entered into Amendments (the “Amendments”) to the Prior Credit Agreement in order to (i) reduce the margins under the existing senior secured U.S. dollar-denominated Prior Term Loan Facility to LIBOR plus 3.50%, and 3.25%, respectively, per annum (with a 1.00% LIBOR floor) or Prime plus 2.25% per annum, as applicable, and (ii) reset the prepayment premium of 101% on certain prepayments and amendments of the Prior Term Loan Facility in connection with re-pricing events (“Amended Prior Term Loan Facility”). In addition, the Company pays 0.1% interest to the Tower Borrowers. Effective December 31, 2017, the Company no longer pays interest to Camelot Finance LP. The Amended Prior Term Loan Facility was $1,534,539. As a result of the Amendments, debt issuance costs and debt discounts of  $13,892, which had been capitalized in connection with the original Prior Term Loan Facility issued on October 3, 2016, were written off to Interest expense, net in the Consolidated Statements of Operations as extinguishment charges for the year ended December 31, 2017. The Amendments also provided for a 0.25% step-down in margin once UK Holdco achieves a B2 corporate family rating from Moody’s. Except as noted above, all other terms of the Amended Prior Term Loan Facility are substantially similar to terms of the Company’s existing Prior Term Loan Facility.

Upon sale of the IPM Product Line and related assets, the Company made an excess cash payment of $31,378 toward the Company’s Prior Term Loan Facility in accordance with the Credit Facility.

The Prior Revolving Credit Facility provides for revolving loans, same-day borrowings and letters of credit pursuant to commitments in an aggregate principal amount of  $175,000 with a letter of credit sublimit of $25,000. Proceeds of loans made under the Prior Revolving Credit Facility may be borrowed, repaid and reborrowed prior to the maturity of the Prior Revolving Credit Facility. Our ability to draw under the Prior Revolving Credit Facility or issue letters of credit thereunder will be conditioned upon, among other things, delivery of required notices, accuracy of the representations and warranties contained in the Prior Credit Agreement and the absence of any default or event of default under the Prior Credit Agreement.

F-155

With respect to the Amendments, the Company may be subject to certain negative covenants, including either a fixed charge coverage ratio, total first lien net leverage ratio, or total net leverage ratio if certain conditions are met. These conditions were not met and the Company was not required to perform these covenants as of December 31, 2018.

The obligations of the borrowers under the Prior Credit Agreement are guaranteed by UK Holdco and certain of its restricted subsidiaries and are collateralized by substantially all of UK Holdco’s and certain of its restricted subsidiaries’ assets (with customary exceptions described in the Prior Credit Agreement). UK Holdco and its restricted subsidiaries are subject to certain covenants including restrictions on UK Holdco’s ability to pay dividends, incur indebtedness, grant a lien over its assets, merge or consolidate, make investments, or make payments to affiliates.

As of December 31, 2018, letters of credit totaling $2,002 were collateralized by the Prior Revolving Credit Facility. Notwithstanding the Prior Revolving Credit Facility, as of December 31, 2018 the Company had an unsecured corporate guarantee outstanding for $9,639 and cash collateralized letters of credit totaling $38, all of which were not collateralized by the Prior Revolving Credit Facility. The Company borrowed $45,000 and $30,000 against the Prior Revolving Credit Facility as of December 31, 2018 and 2017, respectively, to support current operations. The Company’s cash from operations is expected to meet repayment needs for the next twelve months.

Amounts due under all of the outstanding borrowings as of December 31, 2018 for the next five years are as follows:

2019	$60,345
2020	15,345
2021	15,345
2022	15,345
2023	1,422,613
Thereafter	500,000
Total maturities	2,028,993
Less: capitalized debt issuance costs and original issue discount	(38,471)
Total debt outstanding as of December 31, 2018	$1,990,522

Note 13: Revenue

Disaggregated Revenues

The tables below show the Company’s disaggregated revenues for the periods presented:

	Years Ended December 31,
	2018	2017
Subscription revenues	$794,097	$785,717
Transaction revenues	177,523	181,590
Total revenues, gross	971,620	967,307
Deferred revenues adjustment(1)	(3,152)	(49,673)
Total Revenues, net	$968,468	$917,634

(1)	This accounting adjustment relates to the 2016 Transaction, which included a revaluation of deferred revenues to account for the difference in value between the customer advances retained by the Company upon the consummation of the 2016 Transaction and our outstanding performance obligations related to those advances.

Cost to Obtain a Contract

The Company has prepaid sales commissions included in both Prepaid expenses and Other non-current assets on the balance sheets. The amount of prepaid sales commissions included in Prepaid expenses was $10,407 and $8,285 as of December 31, 2018 and 2017, respectively. The amount of prepaid sales commissions included in Other non-current assets was $9,493 and $5,457 as of December 31, 2018 and 2017, respectively. Amortization expense of the commission balances amounted to $9,995 and $4,335 for the years ended December 31, 2018 and 2017, respectively. The Company has not recorded any impairments against these prepaid sales commissions.

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Contract Balances

	Accounts receivables	Current portion of deferred revenues	Non-current portion of deferred revenues
Opening (1/1/2018)	$317,808	$361,260	$15,796
Closing (12/31/2018)	331,295	391,102	17,112
(Increase)/decrease	$(13,487)	$(29,842)	$(1,316)
Opening (1/1/2017)	$361,586	$333,944	$18,602
Closing (12/31/2017)	317,808	361,260	15,796
(Increase)/decrease	$43,778	$(27,316)	$2,806

The amount of revenues recognized in the period that were included in the opening deferred revenues current and long-term balances were $361,260. This revenue consists primarily of subscription revenue.

Transaction Price Allocated to the Remaining Performance Obligation

As of December 31, 2018, approximately $68,394 of revenue is expected to be recognized in the future from remaining performance obligations, excluding contracts with durations of one year or less. The Company expects to recognize revenue on approximately 63% of these performance obligations over the next 12 months. Of the remaining 37%, 21% is expected to be recognized within the following year, with the final 16% expected to be recognized within years 3 to 9.

Note 14: Shareholders’ Equity

Shareholders’ Equity

In March 2017, the Company formed the Management Incentive Plan under which certain employees of the Company may be eligible to purchase shares of the Company. In exchange for each share purchase subscription, the purchaser is entitled to a fully vested right to an ordinary share. Additionally, along with a subscription, employees receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting. See “Note 15—Employment and Compensation Arrangements” for additional detail related to the options. The Company has received net subscriptions for 198,602 and 1,218,300 shares during the years ended December 31, 2018 and 2017, respectively. Additionally, the Company granted 66,068 ordinary shares in exchange for services provided during the year ended December 31, 2017. At December 31, 2018, the number of shares issued and outstanding under the Management Incentive Plan was 1,482,969.

Note 15: Employment and Compensation Arrangements

Employee Incentive Plans

The Company’s 2016 Equity Incentive Plan provides for certain employees of the Company to be eligible to participate in equity ownership in the Company. Equity awards may be issued in the form of options to purchase shares of the Company which are exercisable upon the occurrence of conditions specified within individual award agreements. Equity awards may also be issued in the form of restricted shares with dividend rights subject to vesting terms and conditions specified in individual award agreements. Additionally, the Company may make available share purchase rights under the terms of the 2016 Equity Incentive Plan. Total share-based compensation expense included in the Consolidated Statements of Operations amounted to $13,715 and $17,663 for the years ended December 31, 2018 and 2017, respectively. The total associated tax benefits recognized amounted to $2,740 and $3,192 for the years ended December 31, 2018 and 2017, respectively.

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The Company’s Management Incentive Plan provides for certain employees of the Company to be eligible to purchase shares of the Company. See Note 14—Shareholders’ Equity for additional information. Along with each subscription, employees may receive a corresponding number of options to acquire additional ordinary shares subject to five year vesting.

The Company issues shares for stock options from authorized shares. At December 31, 2018, the Company was authorized to grant up to 33,034,167 stock options under its existing stock incentive plans. As of December 31, 2018 and 2017, 8,509,469 and 10,479,363, respectively, stock options have not been granted.

As of December 31, 2018 and 2017, there was $19,637 and $29,633, respectively, of total unrecognized compensation cost, related to outstanding stock options, which is expected to be recognized through 2023 with a remaining weighted-average service period of 5.0 years.

The Company’s stock option activity is summarized below:

	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at December 31, 2017, as originally reported	170,693	$1,572.00	9.3	$2,262
Modified options	22,384,111	—	—	—
Balance at December 31, 2017, as modified	22,554,804	12.32	9.3	2,262
Granted	4,119,737	11.73	9.7	—
Forfeited and expired	(2,149,843)	11.15	—	—
Outstanding as of December 31, 2018	24,524,698	$11.07	8.5	$13,293
Vested and exercisable at December 31, 2018	6,654,930	$10.92	8.3	$3,880

The aggregate intrinsic value in the table above represents the difference between the Company’s most recent valuation and the exercise price of each in-the-money option on the last day of the period presented.

No stock options were exercised in the years ended December 31, 2018 or 2017. The weighted-average fair value of options granted per share was $1.56 and $1.76 as of December 31, 2018 and 2017, respectively.

The Company accounts for awards issued under the Equity Incentive Plan as additional contributions to equity. Share-based compensation includes expense associated with stock option grants which is estimated based on the grant date fair value of the award issued. Share-based compensation expense related to stock options is recognized over the vesting period of the award, which is generally five years, on a graded-scale basis. The Company uses the Black-Scholes option pricing model to estimate the fair value of options granted. The Black-Scholes model takes into account the fair value of an ordinary share and the contractual and expected term of the stock option, expected volatility, dividend yield, and risk-free interest rate. The fair value of our ordinary shares is determined utilizing an external third party pricing specialist. The contractual term of the option ranges from the 1 year to 10 years. While the Company does not have any history for expected terms, employees do not have any specific benefit to exercise the options before the terms are met as the shares are not freely tradable, and as such an expected term near the high end of the contractual range is deemed most appropriate. Expected volatility is the average volatility over the expected terms of comparable public entities from the same industry historical data. The risk-free interest rate is based on a treasury rate with a remaining term similar to the contractual term of the option. The Company is recently formed and at this time does not expect to distribute any dividends. The Company recognizes forfeitures as they occur and does not expect to have material forfeitures. The assumptions used to value the Company’s options granted during the period presented and their expected lives were as follows:

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	December 31,
	2018	2017
Weighted-average expected dividend yield	—	—
Expected volatility	21.00 – 23.05%	24.84 – 27.90%
Weighted-average expected volatility	21.86%	27.50%
Weighted-average risk-free interest rate	3.02%	2.53%
Expected life (in years)	8.5	9.0

Note 16: Income Taxes

Income tax (benefit)/expense on income/(loss) analyzed by jurisdiction is as follows:

	Years Ended December 31,
	2018	2017
Current
U.K.	$1,014	$(142)
U.S. Federal	6,395	5,202
U.S. State	2,146	833
Other	11,061	8,552
Total current	20,616	14,445
Deferred
U.K.	85	(427)
U.S. Federal	(5,465)	(10,648)
U.S. State	(227)	(142)
Other	(9,360)	(24,521)
Total deferred(1)	(14,967)	(35,738)
Total provision (benefit) for income taxes	$5,649	$(21,293)

(1)	Due to rate reductions in the U.S. and Belgium enacted in the 4th quarter of 2017.

The components of pre-tax loss are as follows:

	Years Ended December 31,
	2018	2017
U.K.	$(222,043)	$(211,944)
U.S.	(11,880)	(58,054)
Other loss	(2,590)	(15,225)
Pre-tax loss	$(236,513)	$(285,223)

A reconciliation of the statutory U.K. income tax rate to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2018	2017
Loss before tax:	$(236,513)	$(285,223)
Income tax, at the statutory rate	(44,937)	(54,905)
Statutory rate(1)	19.0%	19.3%
Effect of different tax rates	(1.2)%	3.3%
Tax rate modifications(2)	—%	5.7%
Valuation Allowances	(18.0)%	(20.8)%
Permanent differences	(0.7)%	0.3%
Withholding tax	(0.2)%	(0.3)%
Tax indemnity	(2.7)%	—%
Sale of Subsidiary	2.2%	—%
Other	(0.8)%	—%
Effective rate	(2.4)%	7.5%

(1)	The Company performs a reconciliation of the income tax provisions based on its domicile and statutory rate. Reconciliations are based on the U.K. statutory corporate tax rate.

(2)	Due to rate reductions in the U.S. and Belgium enacted in the 4th quarter of 2017.

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The tax effects of the significant components of temporary differences giving rise to the Company’s deferred income tax assets and liabilities are as follows:

	December 31,
	2018	2017
Accounts receivable	$916	$1,310
Goodwill	—	1,217
Fixed assets, net	—	1,670
Accrued expenses	3,735	3,417
Deferred revenues	3,570	915
Other assets	9,655	4,700
Unrealized gain/loss	74	528
Debt issuance costs	1,199	—
Operating losses and tax attributes	135,219	94,571
Total deferred tax assets	154,368	108,328
Valuation allowances	(133,856)	(92,812)
Net deferred tax assets	20,512	15,516
Other identifiable intangible assets, net	(43,247)	(57,082)
Other liabilities	(7,785)	(3,286)
Goodwill	(42)	—
Fixed Assets, net	(238)	—
Debt issuance costs	—	(116)
Total deferred tax liabilities	(51,312)	(60,484)
Net deferred tax liabilities	$(30,800)	$(44,968)

In the Consolidated Balance Sheets, deferred tax assets and liabilities are shown net if they are in the same jurisdiction. The components of the net deferred tax liabilities as reported on the Consolidated Balance Sheets are as follows:

	December 31,
	2018	2017
Deferred tax asset	$12,426	$6,824
Deferred tax liability	(43,226)	(51,792)
Net deferred tax liability	$(30,800)	$(44,968)

The Tax Cuts and Jobs Act (the Act) was enacted in the US on December 22, 2017. Of most relevance to the Company, the Act reduced the US federal corporate income tax rate to 21% from 35%, established a Base Erosion Anti-Abuse Tax (“BEAT”) regime and changed the provisions limiting current interest deductions and use of NOL carryforwards. Certain new provisions are effective for the Company beginning December 1, 2018 and did not have a material impact to the 2018 financial statements.

SAB 118 measurement period

We applied the guidance in SAB 118 when accounting for the enactment-date effects of the Act in 2017 and throughout 2018. At December 31, 2017, we had not completed our accounting for all of the enactment-date income tax effects of the Act under ASC 740, Income Taxes, for the remeasurement of deferred tax assets and liabilities and recorded a provisional tax benefit amount of  $2,237 under SAB 118. At December 31, 2018, we have now completed our accounting for all of the enactment-date income tax effects of the Act. As further discussed above, during 2018, we did not recognize any adjustments to the provisional amounts recorded at December 31, 2017.

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Deferred tax assets and liabilities

As of December 31, 2017, we remeasured certain deferred tax assets and liabilities based on the rates at which they were expected to reverse in the future (which was generally 21% for the US and 25% for Belgium), by recording a tax benefit amount of  $2,237 (provisional) related to the US and $14,290 related to Belgium. Upon further analysis and refinement of our calculations during the 12 months ended December 31, 2018, it was determined that no adjustment to these amounts was necessary.

The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance. The assessment requires judgment on the part of management with respect to benefits that could be realized from future taxable income. The valuation allowance is $133,856 and $92,812 at December 31, 2018 and 2017, respectively against certain deferred tax assets, as it more likely than not that such amounts will not be fully realized. During the years ended December 31, 2018 and 2017, the valuation allowance increased by $41,044 and $44,633, respectively, primarily due to operating losses in certain jurisdictions and an increase in deferred tax assets with a full valuation allowance. The increases were partially offset by the release of valuation allowances in jurisdictions with current year operating income.

At December 31, 2018, the Company had U.K. tax loss carryforwards of  $352,632, Japan tax loss carryforwards of  $58,901, U.S. federal tax loss carryforwards of  $104,122, tax loss carryforwards in other foreign jurisdictions of  $18,495, and U.S. state tax loss carryforwards of  $67,823. The majority of the unrecognized deductible tax losses relate to UK, US, and Japan. The carryforward period for the Japan tax losses is nine years, and the expiration period begins 2025. The carryforward period for the UK tax losses is indefinite. The carryforward period for US federal tax losses is twenty years for losses generated in tax years ended prior to December 31, 2017. The expiration period for these losses begins in 2036. For US losses generated in tax years beginning after January 1, 2018, the carryforward period is indefinite. The carryforward period for US state losses varies, and the expiration period is between 2018 and 2036.

The Company has not provided income taxes and withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2018 because the Company intends to permanently reinvest such earnings. As of December 31, 2018, the cumulative amount of earnings upon which income taxes and withholding taxes have not been provided is approximately $7,748. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable.

Uncertain Tax Positions

Unrecognized tax benefits represent the difference between the tax benefits that we are able to recognize for financial reporting purposes and the tax benefits that we have recognized or expect to recognize in filed tax returns. The total amount of net unrecognized tax benefits that, if recognized, would impact the Company’s effective tax rate were $1,450 and $91 as of December 31, 2018 and 2017, respectively.

The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of the tax provision. As of December 31, 2018, the interest and penalties are $449 and as of December 31, 2017, the interest and penalties are $5. It is reasonably possible that the amount of unrecognized tax benefits will change during the next 12 months by a range of  $0 to $252.

The Company files income tax returns in the United States and various non-U.S. jurisdictions. As of December 31, 2018, the Company’s open tax years subject to examination were 2014 through 2018.

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The following table summarizes the Company’s unrecognized tax benefits, excluding interest and penalties:

	December 31,
	2018	2017
Balance at the Beginning of the year	$91	$211
Increases for tax positions taken in prior years	1,339	—
Increases for tax positions taken in the current year	72	—
Decreases due to statute expirations	(52)	(120)
Balance at the End of the year	$1,450	$91

Note 17: Earnings per Share

Potential common shares of 24,524,698 and 22,554,804 related to options under the employee incentive plan were excluded from diluted EPS for the years ended December 31, 2018 and 2017, respectively, as the Company had a net loss for the years ended December 31, 2018 and 2017. See “Note 15—Employment and Compensation Arrangements.”

The basic and diluted EPS computations for our common stock are calculated as follows (in thousands, except per share amounts):

	Years Ended December 31,
	2018	2017
Basic/Diluted EPS
Net loss	$(242,162)	$(263,930)
Preferred stock dividends	—	—
Income available to common stockholders	$(242,162)	$(263,930)
Weighted-average number of common shares outstanding	217,472,870	216,848,866
Basic EPS	$(1.11)	$(1.22)
Diluted EPS	$(1.11)	$(1.22)

Note 18: Product and Geographic Sales Information

The Company’s chief operating decision maker (“CODM”) assesses Company-wide performance and allocates resources based on consolidated financial information. As such, the company has one operating and reportable segment. The CODM evaluates performance based on profitability.

No single customer accounted for more than 1% of revenues and our ten largest customers represented only 6% and 7% of revenues for the years ended December 31, 2018 and 2017, respectively.

Revenues by geography

The following table summarizes revenues from external customers by geography, which is based on the location of the customer:

	Years Ended December 31,
	2018	2017
Revenues:
North America	$450,356	$455,791
Europe	242,415	243,245
APAC	209,118	201,234
Emerging Markets	69,731	67,037
Deferred revenues adjustment	(3,152)	(49,673)
Total	$968,468	$917,634

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Assets by geography

Assets are allocated based on operations and physical location. The following table summarizes non-current assets other than financial instruments and deferred tax assets by geography:

	December 31,
	2018	2017
Assets:
North America	$1,036,192	$1,163,704
Europe	2,145,073	2,294,998
APAC	79,487	68,034
Emerging Markets	24,241	26,533
Total	$3,284,993	$3,553,269

Revenue by product group

The following table summarizes revenue by product group (in thousands):

	Years Ended December 31,
	2018	2017
Web of Science Product Line	$361,957	$352,995
Cortellis Product Line	165,920	165,995
Science Group	527,877	518,990
Derwent Product Line	179,321	176,201
MarkMonitor Product Line	122,947	120,408
CompuMark Product Line	121,025	119,854
Intellectual Property Group	423,293	416,463
IP Management Product Line	20,450	31,854
Deferred revenues adjustment	(3,152)	(49,673)
Total	$968,468	$917,634

Note 19: Commitments and Contingencies

The Company does not have any recorded or unrecorded guarantees of the indebtedness of others.

Contingencies

Lawsuits and Legal Claims

The Company is engaged in various legal proceedings, claims, audits and investigations that have arisen in the ordinary course of business. These matters include, but are not limited to, antitrust/competition claims, intellectual property infringement claims, employment matters and commercial matters. The outcome of all of the matters against the Company is subject to future resolution, including the uncertainties of litigation. Based on information currently known to the Company and after consultation with outside legal counsel, management believes that the ultimate resolution of any such matters, individually or in the aggregate, will not have a material impact on the Company’s financial condition taken as a whole.

Contingent Liabilities

In conjunction with the acquisition of Publons, the Company agreed to pay former shareholders up to an additional $9,500 through 2020. Amounts payable are contingent upon Publons’ achievement of certain milestones and performance metrics. The Company paid $2,470 of the contingent purchase price in the year ended December 31, 2018, as a result of Publons achieving the first tier of milestones and performance metrics. The Company had an outstanding liability for $2,960 and $5,900 related to the estimated fair value of this contingent consideration as of December 31, 2018 and 2017, respectively. The outstanding balance consisted of  $1,600 and $2,250 included in Accrued expenses and other current liabilities, and $1,360 and $3,650 included in Other non-current liabilities in the Consolidated Balance Sheets as of December 31, 2018 and 2017 respectively.

F-163

In conjunction with the acquisition of Kopernio, the Company agreed to pay former shareholders up to an additional $3,500 through 2021. Amounts payable are contingent upon Kopernio’s achievement of certain milestones and performance metrics and will be recognized over the concurrent service period.

In conjunction with the acquisition of TrademarkVision, the Company agreed to pay former shareholders a potential earn-out dependent upon achievement of certain milestones and financial performance metrics through 2020. Amounts payable are contingent upon TrademarkVision’s achievement of certain milestones and performance metrics. As of December 31, 2018, the Company had an outstanding liability for $4,115 related to the estimated fair value of this contingent consideration, of which $4,115 was included in Other non-current liabilities in the Consolidated Balance Sheets.

Tax Indemnity

In connection with the 2016 Transaction, the Company recorded certain tax indemnification assets pursuant to the terms of the separation and indemnified liabilities identified therein. As a result of counterparty dispute related to certain of the indemnification claims, the Company wrote off  $33,819 accumulated foreign currency impacts. Management continues to interpret the contractual obligation due from Former Parent and its controlled entities (“Thomson Reuters”) as due in full. The asset write down was recorded within Other operating income (expense), net within the Consolidated Statement of Operations. Although the claim has uncertainty of collectability, the Company will continue to vigorously defend its claim for the full value of the indemnity, including the filing of formal legal claims as necessary.

Commitments

Leases

The Company enters into operating leases in the ordinary course of business, primarily for real property and equipment. Payments for these leases are contractual obligations as scheduled per each agreement. Total rental expense under operating leases amounted to $25,527 for the year ended December 31, 2018. The total rental expense under operating leases amounted to $17,255 for the year ended December 31, 2017.

The future aggregate minimum lease payments as of December 31, 2018 under all non-cancelable operating leases for the years noted are as follows:

Year ended December 31,
2019	$22,140
2020	19,531
2021	17,240
2022	15,333
2023	14,944
Thereafter	40,367
Total operating lease commitments	$129,555

In connection with certain leases, the Company guarantees the restoration of the leased property to a specified condition after completion of the lease period. As of December 31, 2018 and 2017, the liability of $4,100 and $4,200, respectively, associated with these restorations is recorded within other liabilities.

There were no material future minimum sublease payments to be received under non-cancelable subleases at December 31, 2018. There was no material sublease income as of December 31, 2018 and 2017, respectively.

F-164

Unconditional purchase obligations

Purchase obligations are defined as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable pricing provisions and the approximate timing of the transactions. The Company has various purchase obligations for materials, supplies, outsourcing and other services contracted in the ordinary course of business. These items are not recognized as liabilities in our consolidated financial statements but are required to be disclosed. The contractual terms of these purchase obligations extend through 2021. The Company paid $71,859 towards these purchase obligations during the year ended December 31, 2018.

The future unconditional purchase obligations as of December 31, 2018 are as follows:

Year ended December 31,
2019	$34,321
2020	24,370
2021	8,151
2022	13
Total	$66,855

Note 20: Related Party and Former Parent Transactions

Onex Partners Advisor LP (“Onex”), an affiliate of the Company, is considered a related party. Concurrent with the 2016 Transaction, the Company entered into a Consulting Services Agreement with Onex, pursuant to which the Company is provided certain ongoing strategic and financing consulting services in exchange for a quarterly management fee. In connection with this agreement, the Company recognized $920 and $1,230 in operating expenses related to this agreement for the years ended December 31, 2018 and 2017, respectively. As noted in Note 12—Debt, the Company pays 0.1% interest per annum to Onex for the Prior Credit Agreement. For the years ended December 31, 2018 and 2017, the Company recognized interest expense, for Onex related interest, of  $905 and $1,557, respectively. The Company had an outstanding liability of  $450 and $162 to Onex as of December 31, 2018 and 2017, respectively.

Baring, an affiliate of the Company, is considered a related party. Concurrently with the 2016 Transaction, the Company entered into a Management Services Agreement with Baring, pursuant to which the Company is provided certain ongoing strategic and financing consulting services. In connection with this agreement, the Company recognized $669 and $854 in operating expenses related to this agreement for the years ended December 31, 2018 and 2017, respectively. The Company had an outstanding liability of $334 and $641 to Baring as of December 31, 2018 and 2017, respectively.

The fees to Onex and Baring were negotiated at a rate that management believes is appropriate and reasonable for the value of the services being provided, and is commensurate with the fee that would be charged by independent third parties for similar services.

In connection with the 2016 Transaction, Bidco and a subsidiary of the Former Parent entered into the Transition Service Agreement, which became effective on October 3, 2016, pursuant to which such subsidiary of the Former Parent will, or will cause its affiliates and/or third-party service providers to, provide Bidco, its affiliates and/or third-party service providers with certain technology, facilities management, human resources, sourcing, financial, accounting, data management, marketing and other services to support the operation of the IP&S business as an independent company. Such services are provided by such subsidiary of the Former Parent or its affiliates and/or third-party service providers for various time periods and at various costs based upon the terms set forth in the Transition Service Agreement.

In connection with the acquisition of Publons, the Company paid a $716 consulting fee for the year ended December 31, 2017, which is included in Transaction expenses, to a former member of its Board of Directors.

F-165

A controlled affiliate of Baring is a vendor of ours. Total payments to this vendor were $531 and $388 for the years ended December 31, 2018 and 2017, respectively. The Company had an outstanding liability of $120 and $199 as of December 31, 2018 and 2017, respectively.

One member of our key management is the Co-founder of a vendor of ours. Total payments to this vendor were $865 for the year ended December 31, 2018 and the Company had an outstanding liability of $332 as of December 31, 2018. This vendor was not a related party in 2017.

Note 21: Subsequent Events

On January 14, 2019, the Company entered into a definitive agreement to merge with Churchill Capital Corporation (“Churchill”), a public investment vehicle listed on the New York Stock Exchange (Ticker: CCC). An amendment to this agreement was executed effective February 26, 2019. The Company’s existing shareholders will retain 100% of their equity, which converts to 73.8% ownership of the outstanding shares of the combined company at closing, assuming no redemptions by Churchill’s public stockholders. The remaining outstanding shares of the combined company will be held by the current stockholders and founders of Churchill. The transaction is expected to be completed during the second quarter of 2019, subject to approval by Churchill stockholders and other customary closing conditions. The combined company will be called Clarivate Analytics.

Prior to the consummation of the merger, Clarivate will enter into a tax receivable agreement with its current equity holders, which will provide for the sharing of tax benefits relating to certain pre-business combination tax attributes as those tax benefits are realized by Clarivate. Under the Tax Receivable Agreement, the aggregate reduction in income taxes payable will be computed by comparing the actual tax liability of Camelot Holdings (Jersey) Limited and its subsidiaries with the estimated tax liability of applicable entities had such entities not been able to utilize the Covered Tax Assets, taking into account several assumptions including, for example, that the relevant entities will pay U.S. state and local taxes at a rate of 7%, the tax assets existing at the time of the Company’s entry into the Tax Receivable Agreement are deemed to be utilized and give rise to a tax savings before certain other tax benefits, and certain asset or equity transfers by certain of the Company’s subsidiaries will be treated under the Tax Receivable Agreement as giving rise to tax benefits associated with the Covered Tax Assets implicated by such asset or equity transfers. Payments under the Tax Receivable Agreement will generally be made annually in cash, and the amounts payable will be subject to interest from the due date (without extensions) of the applicable tax filing that reflects a covered savings until the payment under the Tax Receivable Agreement is made. Tax Receivable Agreement payments are expected to commence in 2021 (with respect to taxable periods ending in 2019) and will be subject to deferral, at the Company’s election, for payment amounts in excess of $30 million for payments to be made in 2021 and 2022, but will not be subject to deferral thereafter. Amounts deferred under the preceding sentence will accrue interest until paid in accordance with the terms of the Tax Receivable Agreement. The Tax Receivable Agreement is subject to certain events of default that may give rise to an acceleration of the Company’s obligations under the Tax Receivable Agreement. The amount and timing of Tax Receivable Agreement payments, however, may vary based on a number of factors, including the amount, character and timing of our subsidiaries’ taxable income in the future, and any successful challenges to our tax positions. Consequently, we are unable to reliably estimate the timing or amount of payments expected to be made under the Tax Receivable Agreement.

Through January 31, 2019, management paid down $15,000 of the $45,000 outstanding Prior Revolving Credit Facility balance as of December 31, 2018.

Management has evaluated the impact of events that have occurred subsequent to December 31, 2018 through February 26, 2019, which is the date the financial statements were available for issuance. Based on this evaluation, other than as recorded or disclosed within these consolidated financial statements and related notes, the Company has determined no other events were required to be recognized or disclosed.

F-166

Note 22: Subsequent Events (unaudited)

On May 13, 2019, the Company completed its merger with Churchill creating the newly merged entity, Clarivate Analytics Plc (“Clarivate”). Upon completion of the merger, available cash increased by approximately $682,087 and the ordinary shares and warrants of the newly merged entity began trading on the NYSE and NYSE American, respectively. The Merger was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Churchill was treated as the “acquired” company for financial reporting purposes. Pursuant to the Merger Agreement, the aggregate stock consideration issued by the Company was $3,052,500, consisting of 305,250,000 newly issued ordinary shares of the Company valued at $10.00 per share, subject to certain adjustments described below. At the closing of the Transactions, the Company Owners held approximately 74% of the issued and outstanding ordinary shares of the Company and stockholders of Churchill held approximately 26% of the issued and outstanding shares of the Company excluding the impact of  (i) 52,800,000 warrants, (ii) approximately 24,806,793 compensatory options issued to the Company’s management (based on the number of options to purchase Jersey ordinary shares outstanding immediately prior to the Transactions, after giving effect to the exchange ratio described above) and (iii) 10,600,000 ordinary shares of Clarivate owned of record by the sponsor and available for distribution to certain individuals following the applicable lock-up and vesting restrictions. After giving effect to the satisfaction of the vesting restrictions, the Company Owners held approximately 71% of the issued and outstanding shares of the Company at the closing of the Transactions. A non-recurring stock compensation charge of  $25,013 was recognized in the second quarter of 2019 in connection with vesting and lock-up conditions attached to certain stock owned by former Churchill shareholders.

Upon completion of the Merger, Clarivate Analytics Plc made voluntary prepayments of  $630,000 toward the Company’s Prior Term Loan Facility and $20,000 toward the Company’s Prior Revolving Credit Facility. In addition, there was a write down of deferred financing charges and original issue discount on the Term Loan in proportion to the principal paydown. These write downs of  $7,718 in deferred financing fees and $1,406 in original issue discount were recognized in interest expense in the second quarter of 2019. During the six months ended June 30, 2019, the Company had previously paid down an additional $30,000 drawn on the Prior Revolving Credit Facility.

In April 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $50,000 of its outstanding Term Loan, effective April 30, 2021. Additionally, in May 2019, the Company entered into additional interest rate swap arrangements with counterparties to reduce its exposure to variability in cash flows relating to interest payments on $100,000 of its outstanding Term Loan, effective March 31, 2021. These hedging instruments mature on September 29, 2023. The Company applies hedge accounting by designating the interest rate swaps as a hedge in applicable future quarterly interest payments.

Prior to the consummation of the Merger, Clarivate entered into a tax receivable agreement (the “TRA”) with its current equity holders, which provides for the sharing of tax benefits relating to certain pre-business combination tax attributes as those tax benefits are realized by Clarivate. At the completion of the Transactions, Clarivate recorded an initial liability of  $264,600, representing approximately 85% of the calculated tax savings based on the portion of covered tax assets Clarivate anticipates being able to utilize in future years. Total payments related to the TRA would be up to a maximum of  $507,326 if all covered tax assets are utilized. On August 21, 2019, Clarivate Analytics Plc entered into an agreement with the pre-Merger shareholders (“Buyout Agreement”) whereby Clarivate agreed to use commercially reasonable efforts to finance, on terms satisfactory to the Company and in its sole discretion, the settlement of the TRA for a cash payment of  $200,000 prior to December 31, 2019. In the event the $200,000 cash payment has not been made by December 31, 2019, the Buyout Agreement will terminate unless mutually extended by the parties to the agreement and the terms of the original TRA will remain in full effect.

On August 14, 2019, the Board of Directors of Clarivate Analytics (the “BoD”) approved the waiver of the lock-up period set forth in the Amended and Restated Shareholders Agreement dated January 14, 2019 which generally restricted Onex and Baring from selling their shareholdings in Clarivate Analytics Plc during the period ending on November 9, 2019. In addition, the BoD approved the waiver of various time and market vesting conditions, but not the lock-up provisions, on 17,250,000 ordinary shares and 17,265,826 private placement warrants specific to the Founders as defined in the Amended and Restated Shareholders Agreement.

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